As filed with the Securities and Exchange Commission on August 14, 2009
Registration No. 333-150595

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Post-effective Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
OXiGENE, INC.
(Exact name of registrant as specified in its charter)

Delaware	2836	13-3679168
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

701 Gateway Blvd., Suite 210
South San Francisco, California 94080
(650) 635-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John A. Kollins
Chief Executive Officer
OXiGENE, Inc.
701 Gateway Blvd., Suite 210
South San Francisco, California 94080
(650) 635-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Jonathan L. Kravetz, Esq.
Megan N. Gates, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111
(617) 542-6000

     Approximate date of commencement of proposed sale to the public: From time to time after this Post-effective Amendment No. 1 to the Registration Statement becomes effective.
     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

     The Registrant hereby amends this Post-effective Amendment No. 1 to the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Post-effective Amendment No. 1 to the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.
EXPLANATORY NOTE
     The Post-effective Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-150595) relating to the resale of up to 5,323,435 shares of common stock of OXiGENE, Inc. by Kingsbridge Capital Limited is being filed to incorporate the financial statements of OXiGENE for the year ended December 31, 2008 and for the three and six month period ended June 30, 2009. All filing fees payable in connection with the filing of the Registration Statement were previously paid.

SUBJECT TO COMPLETION, DATED AUGUST 14, 2009
PROSPECTUS
OXiGENE, INC.
5,323,435 Shares
COMMON STOCK
          This prospectus relates to the resale of up to 5,323,435 shares of our common stock that we may issue to Kingsbridge Capital Limited, which we refer to as the selling stockholder or Kingsbridge, as described in the section beginning on page 21 of this prospectus. The shares of common stock offered under this prospectus by Kingsbridge are issuable pursuant to a common stock purchase agreement between Kingsbridge and ourselves dated February 19, 2008 and a warrant to purchase 250,000 shares of our common stock that we issued to Kingsbridge on that date.
          Since May 15, 2008, we have made one draw down pursuant to the common stock purchase agreement. On May 23, 2008, we delivered notice to Kingsbridge to effect a draw down of up to $900,000. The first trading day of the eight-day pricing period for this draw down was May 27, 2008, and, in connection with this draw down, on June 2, 2008 and June 6, 2008, we issued an aggregate of 634,600 shares of our common stock to Kingsbridge at an aggregate purchase price of $900,000.
     We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.
     The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell its shares of common stock in the section titled “Plan of Distribution” on page 22. We will not be paying any underwriting discounts or commissions in this offering. We will pay the expenses incurred in registering the shares, including legal and accounting fees.
     Our common stock is listed on The NASDAQ Global Market under the symbol “OXGN.” On August 13, 2009, the last reported sale price of our common stock was $1.46 per share. The warrant that we issued to Kingsbridge is not and will not be listed for trading on The NASDAQ Global Market.
     Investing in our securities involves risks. See “Risk Factors” beginning on page 13 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 14, 2009.

     You should rely only on the information contained or incorporated by reference into this prospectus. We have not, and the selling stockholder has not, authorized anyone to provide you with additional or different information. These securities are not being offered in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our common stock. Unless the context otherwise requires, references to “we,” “our,” “us,” or the “Company” in this prospectus mean OXiGENE, Inc.

PROSPECTUS SUMMARY
          The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information included herein. Investing in our securities involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors” starting on page 13.
Our Business
          We are a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. Our primary focus is the development and commercialization of product candidates referred to as vascular disrupting agents (VDAs) that selectively disable and destroy abnormal blood vessels that provide solid tumors a means of growth and survival and also are associated with visual impairment in a number of ophthalmological diseases and conditions. To date, more than 400 subjects have been treated with ZYBRESTAT in human clinical trials, and the drug candidate has generally been observed to be well-tolerated. In light of the significant safety dataset collected for ZYBRESTAT to date, we believe the potential for unexpected toxicity is relatively low. In addition, because our VDA product candidates act via a well-characterized mechanism, i.e., inhibition of blood flow to tumors and to neovascular lesions within the eye, we believe there is a relatively high likelihood of observing clinical benefits in our ongoing clinical trials.
ZYBRESTAT for Oncology
          FACT trial — pivotal registration study with ZYBRESTAT in anaplastic thyroid cancer
          ZYBRESTAT is currently being evaluated in a 180-patient, Phase II/III pivotal registration study, which we refer to as the FACT trial, as a potential treatment for anaplastic thyroid cancer (ATC), a highly aggressive and lethal malignancy for which there are currently no approved therapeutics and extremely limited treatment options. In the FACT trial, patients are randomized either to the treatment arm of study, in which they receive ZYBRESTAT in combination with the chemotherapeutic agents carboplatin and paclitaxel, or to the control arm of the study, in which they receive only carboplatin and paclitaxel. In 2007, we completed a Special Protocol Assessment (SPA) process with the U.S. Food and Drug Administration (FDA) for this pivotal registration study.
          The primary endpoint for the FACT trial is overall survival, and the study design incorporates a planned interim analysis, which we currently anticipate will occur in the first half of 2010, upon occurrence of a pre-specified number of events (deaths). Depending upon the results observed at the planned interim analysis, which will be conducted by an independent Data Safety Monitoring Committee, the study may be continued as planned; stopped for overwhelming efficacy; or increased or decreased in size, with respect to the number of patients to be enrolled in the study, in order to appropriately size the study and maintain or increase the probability of observing a statistically significant positive effect on overall survival.
          The FDA has also granted Fast Track designation to ZYBRESTAT for the treatment of regionally advanced and/or metastatic ATC. ZYBRESTAT was awarded orphan drug status by the FDA and the European Commission in the European Union for the treatment of advanced ATC and for the treatment of medullary, Stage IV papillary and Stage IV follicular thyroid cancers. We believe that the ongoing FACT trial in ATC, if successful, will provide a basis for us to seek marketing approval of ZYBRESTAT in ATC.
          FALCON trial — randomized, controlled Phase II study with ZYBRESTAT in non-small cell lung cancer
          We are also currently evaluating ZYBRESTAT in a 60-patient, randomized, controlled Phase II clinical trial, which we refer to as the FALCON trial, as a potential first-line treatment for non-small cell lung cancer (NSCLC). In the FALCON trial, patients are randomized either to the treatment arm of study, in which they receive ZYBRESTAT in combination with the chemotherapeutic agents carboplatin and paclitaxel, and the anti-angiogenic drug, bevacizumab, or to the control arm of the study, in which they receive a standard combination regimen of carboplatin, paclitaxel and bevacizumab. We believe this study, if successful, will provide support for initiating a pivotal registration study with ZYBRESTAT in NSCLC; and more generally, provide clinical validation supporting further evaluation of ZYBRESTAT in combination with commonly used anti-angiogenic therapeutics that act via vascular endothelial growth factor (VEGF) pathway inhibition.
          Recently completed Phase II trial with ZYBRESTAT in platinum-resistant ovarian cancer
          On June 1, 2009, results from a Simon two-stage design Phase II trial with ZYBRESTAT in combination with the chemotherapeutic agents, carboplatin and paclitaxel, in platinum-resistant ovarian cancer, sponsored by investigators at the Mount

Vernon Cancer Research Centre, UK, were presented at the annual meeting of the American Society of Clinical Oncology (ASCO). Of 44 patients enrolled in this study, 11 (25%) had confirmed partial responses as determined by the Gynecological Cancer InterGroup (GCIG) response criteria, i.e., response by tumor imaging (RECIST) and/or ovarian cancer biomarker (CA-125) criteria. An additional four patients had unconfirmed partial responses by RECIST criteria, and stable disease responses were reported in an additional 16 patients. Our analysis of data from this study indicates that 21 of 44 (48%) patients enrolled in the study experienced clinical benefit, as determined by patients with confirmed and unconfirmed partial responses and patients who achieved and maintained stable disease responses throughout the study for six cycles of treatment. The combination regimen of ZYBRESTAT and carboplatin plus paclitaxel chemotherapy was observed to be well-tolerated with approximately half of the patients completing all six cycles of therapy. We believe the results of this study support further development of ZYBRESTAT in ovarian cancer and are considering options for undertaking further randomized, controlled studies in ovarian cancer, including a study or studies which may potentially be undertaken in collaboration with an oncology cooperative study group.
          We believe that, if successful, the ongoing ZYBRESTAT study program will establish a compelling rationale for further development of ZYBRESTAT as a treatment for:
•	forms of recurrent, metastatic thyroid cancer in addition to ATC;

•	aggressive and difficult-to-treat malignancies;

•	use in combination with chemotherapy in a variety of solid tumors, particularly those in which carboplatin and/or paclitaxel chemotherapy are commonly used; and

•	use in combination with commonly used anti-angiogenic drugs, such as bevacizumab, that act via VEGF pathway inhibition, in various solid tumor indications.
          We believe these areas for potential further development collectively represent a large potential commercial market opportunity that includes cancers of the thyroid, ovary, kidney, liver, head and neck, breast, lung, skin, brain, colon and rectum.
          In addition, based upon preclinical results first published by our collaborators in the November 2007 online issue of the journal BLOOD, as well as preclinical data presented in April 2009 at the annual meeting of the American Association of Cancer Research (AACR), we believe that ZYBRESTAT and our other VDA product candidates, particularly OXi4503, may also have utility in the treatment of hematological malignancies or “liquid tumors,” such as acute myeloid leukemia.
ZYBRESTAT for Ophthalmology
          In addition to developing ZYBRESTAT as an intravenously administered therapy for oncology indications, we are undertaking an ophthalmology research and development program with ZYBRESTAT, the objective of which is to develop a topical formulation of ZYBRESTAT for ophthalmological diseases and conditions that are characterized by abnormal blood vessel growth within the eye that results in loss of vision. We believe that a safe, effective and convenient topically-administered anti-vascular therapeutic would have advantages over currently approved anti-vascular, ophthalmological therapeutics, which must be injected directly into patients’ eyes, in some cases on a chronic monthly basis.
          In June 2009, we initiated a randomized, double-masked, placebo-controlled Phase II proof-of-mechanism trial, which we refer to as the FAVOR trial, with intravenously-administered ZYBRESTAT in patients with polypoidal choroidal vasculopathy (PCV), a form of choroidal neovascularization against which current therapies, including approved anti-angiogenic drugs, appear to provide limited benefit. In parallel with the FAVOR trial, we are currently conducting preclinical pilot toxicology and efficacy studies with ZYBRESTAT, administered via topical ophthalmological formulations. We believe the architecture of the abnormal vasculature in the retina and choroid that contributes to PCV patients’ loss of vision may be particularly susceptible to treatment with a VDA such as ZYBRESTAT. We believe that PCV represents an attractive target indication and development pathway for ZYBRESTAT because, unlike wet age-related macular degeneration, an indication for which several anti-angiogenic drugs are approved or prescribed off-label, it is more feasible to conduct clinical studies with ZYBRESTAT in patients with PCV without combining or comparing ZYBRESTAT with anti-angiogenic drugs, thereby potentially reducing development time and expense. The objectives of the FAVOR trial and the ongoing preclinical program are to:

•	determine the therapeutic utility of ZYBRESTAT in PCV;

•	determine blood concentrations of drug required for activity in humans and thereby estimate, with the benefit of preclinical data, an appropriate dose of topically-administered ZYBRESTAT to be evaluated in subsequent human clinical studies; and

•	further evaluate the feasibility of and reduce the risk associated with developing a topical formulation of ZYBRESTAT for ophthalmological indications.
          To date, we have completed preclinical experiments demonstrating that ZYBRESTAT has activity in six different preclinical ophthalmology models, including a model in which ZYBRESTAT was combined with an approved anti-angiogenic drug. We have also completed multiple preclinical studies suggesting that ZYBRESTAT, when applied topically to the surface of the eye at doses anticipated to be well-tolerated, penetrates to the retina and choroid in quantities that we believe should be more than sufficient for therapeutic activity. Finally, we have completed and reported results at the 2007 annual meeting of the Association for Research in Vision and Ophthalmology (ARVO) from a Phase II study in patients with myopic macular degeneration in which all patients in the study met the primary clinical endpoint of vision stabilization at three months after study entry.
          Based on results of our preclinical and clinical trials, we believe that a topically-applied formulation of ZYBRESTAT (e.g., an eye-drop or other topical formulation) is feasible and may have clinical utility in the treatment of patients with a variety of ophthalmological diseases and conditions, such as PCV, age-related macular degeneration, diabetic retinopathy and neovascular glaucoma, all of which are characterized by abnormal blood vessel growth and associated loss of vision. In addition to having potential utility for treating ocular diseases and conditions that affect tissues in the back of the eye, we believe that a topical ophthalmological formulation of ZYBRESTAT could also have utility for the treatment of other ocular diseases and conditions characterized by abnormal neovascularization that affect tissues in the front of the eye, such as the cornea and iris.
          Although several anti-angiogenic therapeutics have been approved and are marketed for ophthalmological indications in which patients are experiencing active disease, the requirement that these therapeutics be injected directly into the eye on a repeated basis is a significant limitation for some patients and may result in serious side-effects. We believe that a topical formulation of ZYBRESTAT may:
•	decrease the requirement for or possibly even replace the use of medications injected into the eye;

•	have utility for treating patients with newly developed and/or less severe forms of neovascular ophthalmological diseases and conditions, which could potentially prevent these patients from developing active and/or severe forms of the disease that result in vision loss; and

•	have utility in patients with neovascular ophthalmological diseases and conditions that do not respond well to treatment with currently available therapeutics.
OXi4503, a unique, second generation VDA for oncology indications
          We are currently pursuing development of OXi4503, a second-generation, dual-mechanism VDA, as a treatment for certain solid tumor types. We believe that OXi4503 is differentiated from other VDAs by its dual-action activity. Our data indicate that in addition to having potent vascular disrupting effects, OXi4503 is unique in that it can be metabolized by oxidative enzymes to an orthoquinone chemical species that has direct cytotoxic effects on tumor cells. We believe this unique property may result in enhanced anti-tumor activity in certain tumor types as compared with other VDA drug candidates. Based on data from preclinical studies, we believe that OXi4503 may have enhanced activity in tumor types with relatively high levels of oxidative enzymes that can facilitate the metabolism of the active OXi4503 VDA to a cytotoxic orthoquinone species. These tumor types include hepatocellular carcinoma, melanoma, and myeloid leukemia. In preclinical studies, OXi4503 has shown potent anti-tumor activity against solid tumors and acute myeloid leukemia models, both as a single agent and in combination with other cancer treatment modalities.

          We are currently evaluating OXi4503 in two ongoing clinical trials: a Phase I clinical trial in patients with advanced solid tumors sponsored by Clinical Research United Kingdom; and a Company-sponsored Phase Ib/IIa trial, initiated in the first quarter in patients with solid tumors with hepatic involvement. To date, OXi4503 has been observed to have a manageable side-effect profile similar to that of other agents in the VDA class, potential single-agent clinical activity, and effects on tumor blood flow and tumor metabolic activity, as determined with several imaging modalities. We currently anticipate filing a U.S. IND for OXi4503 and initiating an additional Phase I study in the second half of 2009.
Our Development Programs and Product Candidates
          The following table outlines the ongoing, recently completed and planned clinical development programs for our current product candidates:
ZYBRESTAT for Oncology

Study Design and
Indication	Number of Subjects (n)	Regimen	Sponsor	Status

Anaplastic Thyroid Cancer (ATC)	FACT Trial — Phase II/III Randomized, Controlled Pivotal Registration Study (n=180)	carboplatin + paclitaxel ± ZYBRESTAT	OXiGENE	Enrolling

1st-line Non-small Cell Lung Cancer (NSCLC)	FALCON Trial — Phase II Randomized, Controlled Study (n=60)	carboplatin + paclitaxel + bevacizumab ± ZYBRESTAT	OXiGENE	Enrolling

Platinum-resistant Ovarian Cancer	Phase II Simon Two- Stage Design Study (n=44)	ZYBRESTAT + carboplatin + paclitaxel	Cancer Research UK	Complete
ZYBRESTAT for Ophthalmology

Study Design and
Indication	Number of Subjects (n)	Regimen	Sponsor	Status

Proof-of-mechanism Study in Polypoidal Choroidal Vasculopathy (PCV)	Phase II Randomized, Double-Masked, Placebo-controlled, Single-dose Study (n=40)	ZYBRESTAT (intravenous-route)	OXiGENE	Enrolling

OXi4503 for Oncology

Indication	Study Design and Number of Subjects (n)	Regimen	Sponsor	Status

Refractory Solid Tumors Hepatic Tumors	Phase I Dose-Escalation Study Phase Ib/IIa Dose-Ranging Study (n=63 total; 18 in Phase Ib portion)	OXi4503 OXi4503	Cancer Research UK OXiGENE	Enrolling Enrolling

Refractory Solid Tumors	Phase I Dose-Escalation Study	OXi4503	OXiGENE	Planned for 2009
Collaborations and Recent Developments
          Symphony Transaction
          In October 2008, we announced a strategic collaboration with Symphony Capital Partners, L.P. (Symphony), a private-equity firm, under which Symphony agreed to provide up to $40 million in funding to support the advancement of ZYBRESTAT for oncology, ZYBRESTAT for ophthalmology and OXi4503. In connection with the collaboration, we granted Symphony ViDA, Inc., a newly-created drug development company, exclusive licenses to ZYBRESTAT for use in ophthalmologic indications and OXi4503. As part of this transaction, we maintained the exclusive purchase option, but not the obligation, to purchase all of the equity of Symphony ViDA (Purchase Option) at any time between October 2, 2009 and March 31, 2012 for an amount equal to two times the amount of capital actually invested by Holdings in Symphony ViDA, less certain amounts.
          Under the collaboration, we entered into a series of related agreements with Symphony Capital LLC, Symphony ViDA, Symphony ViDA Holdings LLC (Holdings) and related entities, including a Purchase Option Agreement, a Research and Development Agreement, a Technology License Agreement and an Additional Funding Agreement. In addition, we entered into a series of related agreements with Holdings, including a Stock and Warrant Purchase Agreement and a Registration Rights Agreement.
          Pursuant to these agreements, Holdings formed and capitalized Symphony ViDA in order (a) to hold certain intellectual property related to the programs which were exclusively licensed to Symphony ViDA under the Technology License Agreement and (b) to fund commitments of up to $25 million. The funding was intended to support preclinical and clinical development by us, on behalf of Symphony ViDA, of the programs.
          We issued to Holdings, pursuant to the Stock and Warrant Purchase Agreement, an aggregate of 13,513,514 shares of our common stock and warrants at a price of $1.11 per share, which was the closing price of our common stock on The NASDAQ Global Market on September 30, 2008, the day before we entered into the Symphony transaction. In addition, pursuant to the Purchase Option Agreement, we issued to Holdings an aggregate of 3,603,604 shares of our common stock with a fair value of $4 million as consideration for the Purchase Option.
          On July 2, 2009, we, Holdings and Symphony ViDA entered into a series of related agreements pursuant to which we exercised the Purchase Option under terms set forth in an amended and restated purchase option agreement (the Amended Purchase Option Agreement), and we and Holdings also entered into an amended and restated registration rights agreement.
          Under the Amended Purchase Option Agreement, in the event that we issue additional securities prior to January 2, 2010 at a price lower than $2.08 per share, Symphony Capital LLC has the right to receive additional securities in an amount reflecting the difference in value of the securities at the time of such subsequent issuance and $2.08 per share. This right is subject to the limitation that no more than 10 million shares of common stock can be issued under the Amended Purchase Option Agreement, provided that if Symphony Capital would otherwise be entitled to receive more than such number of shares, Symphony Capital may request such combination of shares of common stock and any other securities of ours as would, in Symphony’s sole determination, provide value to Symphony Capital not in excess of the purchase price for the Purchase Option, or approximately $12,500,000.
          We closed on the amended Purchase Option on July 20, 2009 and issued 10 million shares of our common stock to Holdings at the closing in exchange for all of the equity of Symphony ViDA, subject to further adjustment under the rights described in the paragraph above. In addition, upon the closing of the Purchase Option, we re-

acquired all of the rights to the programs, and the approximately $12,500,000 in cash held by Symphony ViDA at the time of the closing became available for use for our general corporate purposes.
          The two members of our Board of Directors appointed by Symphony Capital LLC, Mr. Mark Kessel and Dr. Alastair Wood, will remain on the Board, and we expect to maintain our advisory relationships with Symphony and RRD International LLC. The Additional Funding Agreement, dated October 1, 2008, has been terminated.
          Baylor University Collaboration
          Under a sponsored research agreement with Baylor University, we are pursuing discovery and development of novel, small-molecule therapeutics for the treatment of cancer, including small-molecule cathepsin-L inhibitors and hypoxia-activated VDAs. Cathepsin-L is an enzyme involved in protein degradation and has been shown to be closely involved in the processes of angiogenesis and metastasis. Small molecule inhibitors may have the potential to slow tumor growth and metastasis in a manner we believe could be complementary with our VDA therapeutics. We also believe that our hypoxia-activated VDAs could serve as line-extension products to ZYBRESTAT and/or OXi4503.
Company Background
          We are committed to a disciplined financial strategy and as such maintain a limited employee and facilities base, with development, scientific, finance and administrative functions, which include, among other things, product development, regulatory oversight and clinical testing, managed from our South San Francisco, California headquarters. Our research and development team members typically work on a number of development projects concurrently. Accordingly, we do not separately track the costs for each of these research and development projects to enable separate disclosure of these costs on a project-by-project basis. We conduct substantial scientific activities pursuant to collaborative arrangements with universities. Regulatory and clinical testing functions are generally contracted out to third-party, specialty organizations.
          We are a Delaware corporation, incorporated in 1988 in the state of New York and reincorporated in 1992 in the state of Delaware, with our principal corporate office in the United States at 701 Gateway Boulevard, Suite 210, South San Francisco, California 94080 (telephone: (650) 635-7000, fax: (650) 635-7001). We also have an office in the United Kingdom at Magdalen Centre, Robert Robinson Avenue, The Oxford Science Park, Oxford, OX4 4GA, as well as at 300 Bear Hill Road, Waltham, Massachusetts 02451. Our Internet address is www.OXiGENE.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, are available to you free of charge through the “Investors” section of our web site as soon as reasonably practicable after such materials have been electronically filed with, or furnished to, the Securities and Exchange Commission. Information contained on our web site does not form a part of this prospectus.
Equity Financing Facility with Kingsbridge Capital
Summary of the CEFF
     On February 19, 2008, we entered into a Committed Equity Financing Facility, or CEFF, with Kingsbridge, pursuant to which Kingsbridge committed to purchase, subject to certain conditions, up to $40 million of our common stock. As part of the CEFF, we entered into a common stock purchase agreement and a registration rights agreement with Kingsbridge, both dated February 19, 2008, and on that date we also issued a warrant to Kingsbridge to purchase up to 250,000 shares of our common stock at a price of $2.74 per share. This warrant is fully exercisable beginning six months after February 19, 2008 and for a period of five years thereafter, subject to certain conditions.
     The common stock purchase agreement entitles us to sell and obligates Kingsbridge to purchase, from time to time over a period of three years, shares of our common stock for cash consideration up to an aggregate of $40 million, subject to certain conditions and restrictions. The shares of common stock that may be issued to Kingsbridge under the common stock purchase agreement and the warrant will be issued pursuant to an exemption from registration under the Securities Act. Pursuant to the registration rights agreement, we have filed a registration statement, of which this prospectus is a part, covering the possible resale by Kingsbridge of any shares that we may issue to Kingsbridge under the common stock purchase agreement or upon exercise of the warrant. Through this prospectus, the selling stockholder may offer to the public for resale shares of our common stock that we may issue to Kingsbridge pursuant to the common stock purchase agreement or that Kingsbridge may acquire upon exercise of the warrant.

     For a period of 36 months from the first trading day following May 15, 2008, which was the effective date of the registration statement of which this prospectus forms a part, we may, from time to time, at our discretion, and subject to certain conditions that we must satisfy, draw down funds under the CEFF by selling shares of our common stock to Kingsbridge. The purchase price of these shares will be at a discount of up to 12% from the volume weighted average of the price of our common stock for each of the eight trading days following our election to sell shares, or “draw down,” under the CEFF. The discount on each of these eight trading days will be determined as follows:

	Percent of	(Applicable
VWAP*	VWAP	Discount)
Greater than $12.00 per share	95%	(5)%
Less than or equal to $12.00 per share but greater than or equal to $9.01 per share	94%	(6)%
Less than or equal to $9.00 per share but greater than or equal to $5.51 per share	92%	(8)%
Less than or equal to $5.50 per share but greater than or equal to $2.41 per share	90%	(10)%
Less than or equal to $2.40 per share but greater than or equal to $1.25 per share	88%	(12)%

*	As set forth in the common stock purchase agreement, “VWAP” means the volume weighted average price (the aggregate sales price of all trades of common stock during each trading day divided by the total number of shares of common stock traded during such trading day) of the common stock during any trading day as reported by Bloomberg, L.P. using the AQR function.
     During the eight trading day pricing period for a draw down, if the VWAP for any one trading day is less than the greater of (i) 85% of the closing price of the Company’s common stock on the trading day immediately preceding the commencement of such draw down pricing period, or (ii) $1.25, such trading day shall not be used in calculating the number of shares to be issued in connection with such draw down, and the draw down amount in respect of such draw down pricing period shall be reduced by one eighth (1/8th) of the initial draw down amount specified in the draw down notice. If trading in the Company’s common stock is suspended for any reason for more than three (3) consecutive or non-consecutive hours during any trading day during a draw down pricing period, such trading day shall not be used in calculating the number of shares to be issued in connection with such draw down, and the draw down amount in respect of such draw down pricing period shall be reduced by one eighth (1/8th) of the initial draw down amount specified in the draw down notice.
     The maximum number of shares of common stock that we can issue pursuant to the CEFF is the lesser of 5,073,435 shares or $40 million of our common stock. An additional 250,000 shares of common stock are issuable if Kingsbridge exercises the warrant that we issued to it in connection with the CEFF. We intend to exercise our right to draw down amounts under the CEFF, if and to the extent available, at such times as we have a need for additional capital and when we believe that sales of stock under the CEFF provide an appropriate means of raising capital. We may exercise our right to draw down shortly after the effective date of the registration statement of which this prospectus is a part.
     Our ability to require Kingsbridge to purchase our common stock is subject to various limitations. We can make draw downs of up to the lesser of $10 million or either (i) 2.0% of the closing price market value of our outstanding shares of common stock at the time of the draw down or (ii) the lesser of 3.5% of the closing price market value of our outstanding shares of common stock at the time of the draw down and the alternative draw down amount calculated pursuant to the common stock purchase agreement. Unless Kingsbridge agrees otherwise, a minimum of three trading days must elapse between the expiration of any draw down pricing period and the beginning of the next draw down pricing period. Kingsbridge is not obligated to purchase shares when the VWAP is below $1.25 per share.
     During the term of the CEFF, without Kingsbridge’s prior written consent, we may not issue securities that are, or may become, convertible or exchangeable into shares of common stock where the purchase, conversion or exchange price for our common stock is determined using a floating discount or other post-issuance adjustable discount to the market price of the common stock, including pursuant to an equity line or other financing that is substantially similar to the arrangement provided for in the CEFF, with certain exceptions.
     Kingsbridge agreed in the common stock purchase agreement that during the term of the CEFF, neither Kingsbridge nor any of its affiliates, nor any entity managed or controlled by it, will enter into any short sale of any shares of our common stock as defined in Regulation SHO promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.
     Before Kingsbridge is obligated to buy any shares of our common stock pursuant to a draw down, the following conditions, none of which is in Kingsbridge’s control, must be met:

•	Each of our representations and warranties in the common stock purchase agreement shall be true and correct in all material respects as of the date when made and as of the draw down exercise date as though made at that time, except for representations and warranties that are expressly made as of a particular date.

•	We shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the common stock purchase agreement, the registration rights agreement and the warrant to be performed, satisfied or complied with by us.

•	We shall have complied in all material respects with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the common stock purchase agreement and the consummation of the transactions it contemplates.

•	The registration statement, which includes this prospectus, shall have previously become effective and shall remain effective.

•	We shall not have knowledge of any event that could reasonably be expected to have the effect of causing the registration statement applicable to Kingsbridge’s resale of shares of our common stock to be suspended or otherwise ineffective.

•	Trading in our common stock shall not have been suspended by the U.S. Securities and Exchange Commission, or SEC, The NASDAQ Global Market or the Financial Industry Regulatory Authority and trading in securities generally on The NASDAQ Global Market shall not have been suspended or limited.

•	No statute, rule, regulation, executive order, decree, writ, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority which prohibits the consummation of any of the transactions contemplated by the common stock purchase agreement.

•	No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and to our knowledge no investigation by any governmental authority shall have been threatened, against us or any of our officers, directors or affiliates seeking to enjoin, prevent or change the transactions contemplated by the common stock purchase agreement.

•	We shall have sufficient shares of common stock, calculated using the closing trade price of the common stock as of the trading day immediately preceding a draw down, registered under the registration statement to issue and sell such shares in accordance with such draw down.

•	We shall not be in default in any material respect under the warrant issued to Kingsbridge to purchase up to 250,000 shares.

•	Kingsbridge shall have received an opinion in the form previously agreed to.
     There is no guarantee that we will be able to meet the foregoing conditions or any other conditions under the common stock purchase agreement or that we will be able to draw down any portion of the amounts available under the CEFF.
     We also entered into a registration rights agreement with Kingsbridge. Pursuant to the registration rights agreement, we have filed a registration statement, which includes this prospectus, with the SEC relating to Kingsbridge’s resale of any shares of common stock purchased by Kingsbridge under the common stock purchase agreement or issued to Kingsbridge as a result of the exercise of the Kingsbridge warrant. The effectiveness of this registration statement is a condition precedent to our ability to sell common stock to Kingsbridge under the common stock purchase agreement. In the event that we fail to maintain the effectiveness of the registration statement of which this prospectus is a part (other than during a blackout period as discussed below), and such failure was within our reasonable control, we must pay to Kingsbridge certain amounts based on the change in market price of our common stock during the period of ineffectiveness of the registration statement or offer to repurchase our shares from Kingsbridge at a price based on the market price of our common stock on the trading day prior to the first day of ineffectiveness of the registration statement. We are entitled in certain circumstances, including the existence of certain kinds of nonpublic information, to deliver a blackout notice to Kingsbridge to suspend the use of this prospectus and prohibit Kingsbridge from selling shares under this prospectus. If we deliver a blackout notice in the 15 trading days following the settlement of a draw down, then we must pay amounts to Kingsbridge, or issue Kingsbridge additional shares in lieu of payment, calculated by means of a varying percentage of an amount based on the number of shares held by Kingsbridge that were purchased pursuant to the draw down and the change in the market price of our common stock between the date the blackout notice is delivered and the date the prospectus again becomes available.
     The foregoing summary of the CEFF does not purport to be complete and is qualified by reference to the common stock purchase agreement, the registration rights agreement and the warrant, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.
Use of Proceeds from Sales Under the CEFF
     We plan to use the proceeds from sales of our common stock to Kingsbridge under the CEFF, and from any cash exercises of warrants to purchase our common stock by Kingsbridge, to advance the pre-clinical and clinical development of our product candidates, including ZYBRESTAT and OXi4503, and for general corporate purposes.
Effect of Issuances under the CEFF; Dilution
     Issuances of our common stock under the CEFF or upon exercise of the Kingsbridge warrant will have no effect on your rights or privileges as an existing holder of our common stock, except that the economic and voting interests of each stockholder will be diluted as a result of any such issuances. What this means is that, although the number of shares of common stock that current stockholders presently own will not decrease, the shares that are held by our current stockholders will represent a smaller percentage of our total shares that will be outstanding after any issuances of shares of common stock to Kingsbridge. Also, if we elect to draw down amounts under the CEFF when our share price is decreasing, we will need to issue more shares to raise the same amount of money than we would have if our stock price had been higher. This will result in greater dilution and could cause our stock price to decrease further. An example of the effect of issuing shares when our stock price is comparatively low is set forth below.
     Under the CEFF, the purchase price of the shares to be sold to Kingsbridge will be at a discount of up to 12% from the volume weighted average price of our common stock for each of the eight trading days following our election to sell shares to Kingsbridge. The table below illustrates an issuance of shares of common stock to Kingsbridge under the CEFF for a hypothetical draw down amount of $1,000,000 at an assumed volume weighted average price of $1.50, which is equal to the closing price of our common stock on The NASDAQ Global Market on July 31, 2009.

Draw Down			Price to be Paid by	Number of Shares
Amount	VWAP	% Discount	Kingsbridge	to be Issued
$1,000,000	$1.50	12%	$1.32	757,575
     By comparison, if the volume weighted average price of our stock was lower than $1.50, the number of shares that we would be required to issue in order to have the same draw down amount of $1,000,000 would be larger, as shown by the following table:

Draw Down			Price to be Paid by	Number of Shares
Amount	VWAP	% Discount	Kingsbridge	to be Issued
$1,000,000	$1.30	12%	$1.14	877,192
     Accordingly, the effect of the second example outlined above from the first example outlined above, would be additional dilution of approximately 16%, or an additional 119,617 shares issued due to the lower stock price. In effect, a lower price per share of our common stock means a higher number of shares to be issued to Kingsbridge, which equates to greater dilution of existing stockholders. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by Kingsbridge, and because our existing stockholders may disagree with a decision to sell shares to Kingsbridge at a time when our stock price is low, and may in response decide to sell additional numbers of shares, further decreasing our stock price.

RISK FACTORS
          An investment in our common stock involves a high degree of risk. You should carefully read and consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. If any of these risks actually occur, our business, prospects, financial condition, results of operations or cash flows could be materially harmed. In that event, the market price of our common stock could decline and you could lose all or part of your investment.
Risks Related to Our Business
We will be required to raise additional funds to finance our operations and remain a going concern; we may not be able to do so when necessary, and the terms of any financings may not be advantageous to us.
          Our operations to date have consumed substantial amounts of cash. We expect our cash on hand to fund our operations into the third quarter of 2010. In order to remain a going concern beyond that time, we will require significant funding. Additional funds may not be available to us on terms that we deem acceptable, or at all. Negative cash flows from our operations are expected to continue over at least the next several years. We do not currently have any commitments to raise additional capital by selling equity, issuing debt or entering into any collaboration that would provide material funding. Our cash utilization amount is highly dependent on the progress of our product development programs, particularly, the results of our preclinical studies, the cost timing and outcomes of regulatory approval for our product candidates, the terms and conditions of our contracts with service providers for these programs, the rate of recruitment of patients in our human clinical trials, as well as the timing of hiring development staff to support our product development plans. Many of these factors are not within our control.
          Our actual capital requirements will depend on numerous factors, including: the progress of and results of our preclinical testing and clinical trials of our product candidates under development, including ZYBRESTAT and OXi4503; the progress of our research and development programs; the time and costs expended and required to obtain any necessary or desired regulatory approvals; the resources, if any, that we devote to developing manufacturing methods and advanced technologies; our ability to enter into licensing arrangements, including any unanticipated licensing arrangements that may be necessary to enable us to continue our development and clinical trial programs; the costs and expenses of filing, prosecuting and, if necessary, enforcing our patent claims, or defending against possible claims of infringement by us of third party patent or other technology rights; the cost of commercialization activities and arrangements, if any, undertaken by us; and, if and when approved, the demand for our products, which demand depends in turn on circumstances and uncertainties that cannot be fully known, understood or quantified unless and until the time of approval, including the range of indications for which any product is granted approval.
          We will need to raise additional funds to support our operations, and such funding may not be available to us on acceptable terms, or at all. We may be able to access our Kingsbridge Committed Equity Financing Facility (CEFF) during fiscal 2009 to augment our existing capital resources as long as the current market value of our common stock remains above the minimum price required for draw downs under our agreement with Kingsbridge. We intend to aggressively pursue other forms of capital infusion including strategic alliances with organizations that have capabilities and/or products that are complementary to our own or may be able to contribute capital, in order to continue the development of our product candidates. We have also entered into an agreement with the placement agent of our recently completed offering of common stock and warrants to purchase common stock, providing that we may not, until October 13, 2009, sell any shares of our common stock or securities that are convertible into or exchangeable for shares of our common stock, with certain exceptions, without the prior consent of the placement agent.
          If we are unable to raise additional funds when needed, we may not be able to continue development of our product candidates or we could be required to delay, scale back or eliminate some or all of our development programs or cease operations. We may seek to raise additional funds through public or private financing, strategic partnerships or other arrangements. Any additional equity financing may be dilutive to our current stockholders and debt financing, if available, may involve restrictive covenants. If we raise funds through collaborative or licensing arrangements, we may be required to relinquish, on terms that are not favorable to us, rights to some of our technologies or product candidates that we would otherwise seek to develop or commercialize ourselves. Our failure to raise capital when needed may materially harm our business, financial condition and results of operations.

We have a history of losses and we anticipate that we will continue to incur losses in the future.
          We have experienced net losses every year since our inception and, as of June 30, 2009, had an accumulated deficit of approximately $170,025,000. We anticipate continuing to incur substantial additional losses over at least the next several years due to, among other factors, the need to expend substantial amounts on our continuing clinical trials with respect to our VDA drug candidates, technologies, and anticipated research and development activities and the general and administrative expenses associated with those activities. We have not commercially introduced any product and our potential products are in varying early stages of development and testing. Our ability to attain profitability will depend upon our ability to develop products that are effective and commercially viable, to obtain regulatory approval for the manufacture and sale of our products and to license or otherwise market our products successfully. We may never achieve profitability, and even if we do, we may not be able to sustain being profitable.
We recently undertook an internal review of matters pertaining to our quality, vendor oversight and regulatory compliance systems, practices and procedures relating to the conduct of clinical trials sponsored by us. While we believe that the actions recently taken by us have substantially improved our systems, practices and procedures, we cannot assure you that these measures will fully prevent any future quality, vendor management or regulatory compliance issues.
          Because we operate with a relatively small clinical operations team while sponsoring clinical trials in numerous foreign jurisdictions, we are heavily reliant on outside vendors, including clinical research organizations, or CROs, for the training of personnel at the various sites where we are sponsoring clinical trials, periodic monitoring of clinical trial sites, and ongoing management of clinical trial operations at trial sites. Under our oversight, outside vendors are also responsible for hosting and managing our clinical trial databases, including safety databases, and for reporting safety information to the FDA and foreign regulatory authorities. In April 2009, we initiated an internal review of our systems, practices and procedures governing the areas of vendor oversight, quality, and regulatory compliance as a result of concerns raised by internal personnel that our existing systems, practices and procedures in these areas were not sufficiently robust.
          Our Board of Directors established a committee of its members to manage the review process. The review primarily focused on matters relating to our ongoing FACT trial in anaplastic thyroid cancer, and included an evaluation of our systems, practices and procedures involving, among other things, the following matters:
•	selection and oversight of vendors to us of clinical trial-related services;

•	maintenance and management of databases containing safety and other data from clinical trials, the timely reporting of any issues raised from the review of safety and other data to applicable regulatory authorities, institutional review boards and ethics committees, and data safety monitoring committees;

•	oversight of the monitoring of clinical trial sites by outside vendors and the review of and response to periodic monitoring reports;

•	training of clinical trial investigators and site personnel;

•	establishing adequate standard operating procedures, or SOPs, and internal staff training in such procedures to ensure appropriate adherence to applicable quality and compliance standards; and

•	allocation of resources to our Quality/Compliance Department.
          With the assistance of an outside consulting firm, we have prepared and adopted a corrective actions/preventive actions plan, or CAPA, which is designed to remedy and avoid the recurrence of matters noted during the internal review. Pursuant to the CAPA, we are implementing a number of operational changes, particularly as they relate to vendor qualification and oversight, management of clinical trial and safety databases, review and reporting of safety data, and personnel training. In parallel with these operational changes, we have recently recruited a new Chief Development Officer to oversee our drug development programs, and we are recruiting additional personnel in our Quality Assurance function.

          While we believe that the actions we have taken in response to the internal review have collectively resulted in substantially improved quality, vendor oversight, and regulatory compliance systems, practices and procedures, we cannot assure you that matters similar or related to those that prompted the review will not recur, or that applicable regulatory authorities, institutional review boards or ethics committees would find the actions taken by us in response to the internal review to have been sufficient. If applicable regulatory authorities were to find our quality controls or other regulatory compliance systems to be insufficient, they could take a range of actions, including but not limited to placing one or more of our clinical trials on clinical hold, requiring us to redo one or more of our clinical trials, or requiring additional clinical trials prior to approval of any of our product candidates. Similarly, if institutional review boards or ethics committees associated with our clinical trial sites were to find our quality systems, practices, and procedures to be insufficient, they could take a range of actions, including suspending participation in our clinical trials at their sites. In addition, we could decide on our own to take any of these actions, if either our management or a data safety monitoring committee concluded that such steps were necessary in order to protect the safety of subjects in trials involving our product candidates, the integrity of the data generated by those trials, or otherwise.
We may fail to select or capitalize on the most scientifically, clinically or commercially promising or profitable indications or therapeutic areas for our product candidates or those that we in-license.
          We have limited technical, managerial and financial resources to determine the indications on which we should focus the development efforts related to our product candidates. We may make incorrect determinations. Our decisions to allocate our research, management and financial resources toward particular indications or therapeutic areas for our product candidates may not lead to the development of viable commercial products and may divert resources from better opportunities. Similarly, our decisions to delay or terminate drug development programs may also be incorrect and could cause us to miss valuable opportunities. In addition, from time to time we may in-license or otherwise acquire product candidates to supplement our internal development activities. Those activities may use resources that otherwise would be devoted to our internal programs. We cannot assure you that any resources that we devote to acquired or in-licensed programs will result in any products that are superior to our internally developed products.
Our product candidates have not completed clinical trials, and may never demonstrate sufficient safety and efficacy in order to do so.
          Our product candidates are in an early stage of development. In order to achieve profitable operations, we, alone or in collaboration with others, must successfully develop, manufacture, introduce and market our products. The time frame necessary to achieve market success for any individual product is long and uncertain. The products currently under development by us will require significant additional research and development and extensive preclinical and clinical testing prior to application for commercial use. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in early or later-stage studies or clinical trials. Although we have obtained some favorable results to date in preclinical studies and clinical trials of certain of our potential products, such results may not be indicative of results that will ultimately be obtained in or throughout such clinical trials, and clinical trials may not show any of our products to be safe or capable of producing a desired result. Additionally, we may encounter problems in our clinical trials that will cause us to delay, suspend or terminate those clinical trials. Further, our research or product development efforts or those of our collaborative partners may not be successfully completed, any compounds currently under development by us may not be successfully developed into drugs, any potential products may not receive regulatory approval on a timely basis, if at all, and competitors may develop and bring to market products or technologies that render our potential products obsolete. If any of these problems occur, our business would be materially and adversely affected.
We depend heavily on our executive officers, directors, and principal consultants and the loss of their services would materially harm our business.
          We believe that our success depends, and will likely continue to depend, upon our ability to retain the services of our current executive officers, directors, principal consultants and others. The loss of the services of any of these individuals could have a material adverse effect on us. In addition, we have established relationships with universities, hospitals and research institutions, which have historically provided, and continue to provide, us with access to research laboratories, clinical trials, facilities and patients. Additionally, we believe that we may, at any time and from time to time, materially depend on the services of consultants and other unaffiliated third parties.

Our industry is highly competitive, and our products may become technologically obsolete.
          We are engaged in a rapidly evolving field. Competition from other pharmaceutical companies, biotechnology companies and research and academic institutions is intense and expected to increase. Many of those companies and institutions have substantially greater financial, technical and human resources than we do. Those companies and institutions also have substantially greater experience in developing products, in conducting clinical trials, in obtaining regulatory approval and in manufacturing and marketing pharmaceutical products. Our competitors may succeed in obtaining regulatory approval for their products more rapidly than we do. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. We are aware of at least one other company that currently has a clinical-stage VDA for use in an oncology indication. Some of these competitive products may have an entirely different approach or means of accomplishing the desired therapeutic effect than products being developed by us. Our competitors may succeed in developing technologies and products that are more effective and/or cost competitive than those being developed by us, or that would render our technology and products less competitive or even obsolete. In addition, one or more of our competitors may achieve product commercialization or patent protection earlier than we do, which could materially adversely affect us.
We have licensed in rights to ZYBRESTAT, OXi4503 and other programs from third parties. If our license agreements terminate, we may lose the licensed rights to our product candidates, including ZYBRESTAT and OXi4503, and we may not be able to continue to develop them or, if they are approved, market or commercialize them.
          We depend on license agreements with third parties for certain intellectual property rights relating to our product candidates, including patent rights. Currently, we have licensed in patent rights from Arizona State University, or ASU, and the Bristol-Myers Squibb Company for ZYBRESTAT and OXi4503 and from Baylor University for other programs. In general, our license agreements require us to make payments and satisfy performance obligations in order to keep these agreements in effect and retain our rights under them. These payment obligations can include upfront fees, maintenance fees, milestones, royalties, patent prosecution expenses, and other fees. These performance obligations typically include diligence obligations. If we fail to pay, be diligent or otherwise perform as required under our license agreements, we could lose our rights under the patents and other intellectual property rights covered by the agreements. While we are not currently aware of any dispute with any licensors under our material agreements with them, if disputes arise under any of our in-licenses, including our in-licenses from ASU and the Bristol-Myers Squibb Company, and Baylor University, we could lose our rights under these agreements. Any such disputes may or may not be resolvable on favorable terms, or at all. Whether or not any disputes of this kind are favorably resolved, our management’s time and attention and our other resources could be consumed by the need to attend to and seek to resolve these disputes and our business could be harmed by the emergence of such a dispute.
          If we lose our rights under these agreements, we may not be able to conduct any further activities with the product candidate or program that the license covered. If this were to happen, we might not be able to develop our product candidates further, or following regulatory approval, if any, we might be prohibited from marketing or commercializing them. In particular, patents previously licensed to us might after termination be used to stop us from conducting these activities.
We depend extensively on our patents and proprietary technology, and we must protect those assets in order to preserve our business.
          To date, our principal product candidates have been based on certain previously known compounds. We anticipate that the products we develop in the future may include or be based on the same or other compounds owned or produced by unaffiliated parties, as well as synthetic compounds we may discover. Although we expect to seek patent protection for any compounds we discover and/or for any specific uses we discover for new or previously known compounds, any or all of them may not be subject to effective patent protection. Further, the development of regimens for the administration of pharmaceuticals, which generally involve specifications for the frequency, timing and amount of dosages, has been, and we believe, may continue to be, important to our efforts, although those processes, as such, may not be patentable. In addition, the issued patents may be declared invalid or our competitors may find ways to avoid the claims in the patents.
          Our success will depend, in part, on our ability to obtain patents, protect our trade secrets and operate without infringing on the proprietary rights of others. As of July 1, 2009, we were the exclusive licensee, sole assignee or co-assignee of twenty-nine (29) granted United States patents, twenty-eight (28) pending United States patent applications, and granted patents and/or pending applications in several other major markets, including the European Union, Canada and Japan. The patent position of pharmaceutical and biotechnology firms like us generally is highly uncertain and involves complex legal and factual questions, resulting in both an apparent inconsistency regarding the breadth of claims allowed in United States patents and general uncertainty as to their legal interpretation and enforceability. Accordingly, patent applications assigned or exclusively licensed to us may not result in patents being issued, any issued patents assigned or exclusively licensed to us may not provide us with competitive protection or may be challenged by others, and the current or future granted patents of others may have an adverse effect on our ability to do business and achieve profitability. Moreover, since some of the basic research relating to one or more of our patent applications and/or patents was performed at various universities and/or funded by grants, one or more universities, employees of such universities and/or grantors could assert that they have certain rights in such research and any resulting products. Further, others may independently develop similar products, may duplicate our products, or may design around our patent rights. In addition, as a result of the assertion of rights by a third party or otherwise, we may be required to obtain licenses to patents or other proprietary rights of others in or outside of the United States. Any licenses required under any such patents or proprietary rights may not be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we could encounter delays in product market introductions while we attempt to design around such patents or could find that the development, manufacture or sale of products requiring such licenses is foreclosed. In addition, we could incur substantial costs in defending ourselves in suits brought against us or in connection with patents to which we hold licenses or in bringing suit to protect our own patents against infringement.
          We require employees, Scientific Advisory Board members, Clinical Trial Advisory Board members, and the institutions that perform our preclinical and clinical trials to enter into confidentiality agreements with us. Those agreements provide that all confidential information developed or made known to the individual during the course of the relationship with us is to be kept confidential and not to be disclosed to third parties, except in specific circumstances. Any such agreement may not provide meaningful protection for our trade secrets or other confidential information in the event of unauthorized use or disclosure of such information.
If third parties on which we rely for clinical trials do not perform as contractually required or as we expect, we may not be able to obtain regulatory approval for or commercialize our product candidates.
          We do not have the ability to independently conduct the clinical trials required to obtain regulatory approval for our product candidates. We depend on independent clinical investigators and, in some cases, contract research organizations and other third-party service providers to conduct the clinical trials of our product candidates and expect to continue to do so. We rely heavily on these parties for successful execution of our clinical trials and we do not control many aspects of their activities. Nonetheless, we are responsible for confirming that each of our clinical trials is conducted in accordance with its general investigational plan and protocol. Moreover, the FDA and corresponding foreign regulatory authorities require us and our clinical investigators to comply with regulations and standards, commonly referred to as good clinical practices, for conducting and recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Third parties may not complete activities on schedule or may not conduct our clinical trials in accordance with regulatory requirements or the respective trial plans and protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates or result in enforcement action against us.
Our products may result in product liability exposure, and it is uncertain whether our insurance coverage will be sufficient to cover any claims.
          The use of our product candidates in clinical trials and for commercial applications, if any, may expose us to liability claims, in the event such product candidates cause injury or disease, or result in adverse effects. These claims could be made directly by health care institutions, contract laboratories, patients or others using such products. Although we have obtained liability insurance coverage for our ongoing clinical trials, this coverage may not be in amounts sufficient to protect us from any product liability claims or product recalls which could have a material adverse effect on our financial condition and prospects. Further, adverse product and similar liability claims could negatively impact our ability to obtain or maintain regulatory approvals for our technology and product candidates under development.
Our products are subject to extensive government regulation, which results in uncertainties and delays in the progress of our products through the clinical trial process.
          Our research and development activities, preclinical testing and clinical trials, and the manufacturing and marketing of our products are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Preclinical testing and clinical trials and manufacturing and marketing of our products are and will continue to be subject to the rigorous testing and approval requirements and standards of the FDA and other corresponding foreign regulatory authorities. Clinical testing and the regulatory review process generally take many years and require the expenditure of substantial resources. In addition, delays or rejections may be encountered during the period of product development, clinical testing and FDA regulatory review of each submitted application. Similar delays may also be encountered in foreign countries. Even after such time and expenditures, regulatory approval may not be obtained for any potential products developed by us, and a potential product, if approved in one country, may not be approved in other countries. Moreover, even if regulatory approval of a potential product is granted, such approval may impose significant limitations on the indicated uses for which that product may be marketed. Further, even if such regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems, such as undiscovered side effects, or manufacturing problems, may result in restrictions on such product, manufacturer or facility, including a possible withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions, injunctions and criminal prosecution. Moreover, continued cost control initiatives by third party health care payers, including government programs such as Medicare may affect the financial ability and willingness of patients and their health care providers to utilize certain therapies which, in turn, could have a material adverse effect on us.
We have no manufacturing capacity, and we have relied and expect to continue to rely on third-party manufacturers to produce our product candidates.
          We do not own or operate manufacturing facilities for the production of clinical or commercial quantities of our product candidates or any of the compounds that we are testing in our preclinical programs, and we lack the resources and the capabilities to do so. As a result, we currently rely, and we expect to rely in the future, on third-party manufacturers to supply our product candidates. Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured product candidates or products ourselves, including:
•	reliance on the third party for manufacturing process development, regulatory compliance and quality assurance;

•	limitations on supply availability resulting from capacity and scheduling constraints of the third party;

•	The possible breach of the manufacturing agreement by the third party because of factors beyond our control; and

•	The possible termination or non-renewal of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for us.
          If we do not maintain or develop important manufacturing relationships, we may fail to find replacement manufacturers or develop our own manufacturing capabilities which could delay or impair our ability to obtain regulatory approval for our products and substantially increase our costs or deplete profit margins, if any. If we do find replacement manufacturers, we may not be able to enter into agreements with them on terms and conditions favorable to us, and there could be a substantial delay before new facilities could be qualified and registered with the FDA and foreign regulatory authorities.
          The FDA and foreign regulatory authorities require manufacturers to register manufacturing facilities. The FDA and corresponding foreign regulators also inspect these facilities to confirm compliance with current good manufacturing practices, or cGMPs. Contract manufacturers may face manufacturing or quality control problems causing drug substance production and shipment delays or a situation where the contractor may not be able to maintain compliance with the applicable cGMP requirements. Any failure to comply with cGMP requirements or other FDA and comparable foreign regulatory requirements could adversely affect our clinical research activities and our ability to develop our product candidates and market our products after approval.
          Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to develop our product candidates and commercialize any products that receive regulatory approval on a timely basis.

Our restated certificate of incorporation, our amended and restated by-laws, our stockholder rights agreement and Delaware law could defer a change of our management which could discourage or delay offers to acquire us.
          Certain provisions of Delaware law and of our restated certificate of incorporation, as amended, and amended and restated by-laws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of OXiGENE. Further, the rights issued under the stockholder rights agreement would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our Board of Directors.
The uncertainty associated with pharmaceutical reimbursement and related matters may adversely affect our business.
          Upon the marketing approval of any one or more of our products, if at all, sales of our products will depend significantly on the extent to which reimbursement for our products and related treatments will be available from government health programs, private health insurers and other third-party payers. Third-party payers and governmental health programs are increasingly attempting to limit and/or regulate the price of medical products and services. The MMA, as well as other changes in governmental or in private third-party payers’ reimbursement policies, may reduce or eliminate any currently expected reimbursement. Decreases in third-party reimbursement for our products could reduce physician usage of the product and have a material adverse effect on our product sales, results of operations and financial condition.
          On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009. This law provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate any policies for public or private payers, it is not clear what, if any, effect the research will have on the sales of our products if any such product or the condition that it is intended to treat is the subject of a study. Decreases in third-party reimbursement for our products or a decision by a third-party payer to not cover our products could reduce physician usage of the product and have a material adverse effect on our product sales, results of operations and financial condition.
Risks Related to Our Common Stock
The price of our common stock is volatile, and is likely to continue to fluctuate due to reasons beyond our control.
          The market price of our common stock has been, and likely will continue to be highly volatile. Factors, including our or our competitors’ financial results, clinical trial and research development announcements and government regulatory action affecting our potential products in both the United States and foreign countries, have had, and may continue to have, a significant effect on our results of operations and on the market price of our common stock. We cannot assure you that your investment in our common stock will not fluctuate significantly. One or more of these factors could significantly harm our business and cause a decline in the price of our common stock in the public market. Substantially all of the shares of our common stock issuable upon exercise of outstanding options have been registered for sale and may be sold from time to time hereafter. Such sales, as well as future sales of our common stock by existing stockholders, or the perception that sales could occur, could adversely affect the market price of our common stock. The price and liquidity of our common stock may also be significantly affected by trading activity and market factors related to the NASDAQ and Stockholm Stock Exchange markets, which factors and the resulting effects may differ between those markets. In order to remain in good standing with both The NASDAQ Global Market and NASDAQ OMX, we must meet the continued listing requirements of these exchanges, which include minimum stockholders’ equity, market value of listed securities or total assets and revenue and minimum bid price of our common stock, among others. There can be no assurance that we will continue to meet the ongoing listing requirements and that our commons stock will remain eligible to be traded on these exchanges.
Risks Related to the CEFF
Our committed equity financing facility with Kingsbridge may not be available to us if we elect to make a draw down, may require us to make additional “blackout” or other payments to Kingsbridge, and may result in dilution to our stockholders.

          On February 19, 2008, we entered into the CEFF with Kingsbridge. The CEFF entitles us to sell and obligates Kingsbridge to purchase, from time to time over a period of three years from May 2008, shares of our common stock for cash consideration up to an aggregate of $40 million, subject to certain conditions and restrictions. Kingsbridge will not be obligated to purchase shares under the CEFF unless certain conditions are met, which include a minimum price for our common stock; the accuracy of representations and warranties made to Kingsbridge; compliance with laws; effectiveness of the registration statement of which this prospectus is a part; and the continued listing of our stock on The NASDAQ Global Market. In addition, Kingsbridge is permitted to terminate the CEFF if it determines that a material and adverse event has occurred affecting our business, operations, properties or financial condition and if such condition continues for a period of 10 days from the date Kingsbridge provides us notice of such material and adverse event. If we are unable to access funds through the CEFF, or if the CEFF is terminated by Kingsbridge, we may be unable to access capital on favorable terms or at all.
          We are entitled, in certain circumstances, to deliver a blackout notice to Kingsbridge to suspend the use of the registration statement of which this prospectus is a part and prohibit Kingsbridge from selling shares under this prospectus. If we deliver a blackout notice in the 15 trading days following the settlement of a draw down, or if the registration statement is not effective in circumstances not permitted by the agreement, then we must make a payment to Kingsbridge, or issue Kingsbridge additional shares in lieu of this payment, calculated on the basis of the number of shares held by Kingsbridge (exclusive of shares that Kingsbridge may hold pursuant to exercise of the Kingsbridge warrant) and the change in the market price of our common stock during the period in which the use of the registration statement is suspended. If the trading price of our common stock declines during a suspension of the registration statement, the blackout or other payment could be significant.
          Should we sell shares to Kingsbridge under the CEFF, or issue shares in lieu of a blackout payment, it will have a dilutive effect on the holdings of our current stockholders, and may result in downward pressure on the price of our common stock. If we draw down under the CEFF, we will issue shares to Kingsbridge at a discount of up to 12% from the volume weighted average price of our common stock. If we draw down amounts under the CEFF when our share price is decreasing, we will need to issue more shares to raise the same amount than if our stock price was higher. Issuances in the face of a declining share price will have an even greater dilutive effect than if our share price were stable or increasing, and may further decrease our share price.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the SEC, which is known as “incorporation by reference.”
          Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements might include one or more of the following:
•	the initiation, timing, progress and results of our preclinical and clinical trials, research and development programs;

•	the further preclinical or clinical development and commercialization of our product candidates;

•	the potential benefits of our product candidates over other therapies;

•	the timing, costs and other limitations involved in obtaining regulatory approval for any product;

•	our ability to enter into any collaboration with respect to product candidates;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	our ability to retain the services of our current executive officers, directors and principal consultants;

•	our estimates of future performance; and

•	our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing.

          These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” beginning on page 13, that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ from those expressed or implied by such forward-looking statements. Before deciding to purchase our securities, you should carefully consider the risks described in the “Risk Factors” section of this prospectus supplement, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein.
          Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as may be required by law, we do not intend to update any of the forward-looking statements for any reason after the date of this prospectus supplement to conform such statement to actual results or if new information becomes available.
          All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
USE OF PROCEEDS
     We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder pursuant to this prospectus. Any issuance of shares by us to Kingsbridge under the common stock purchase agreement or in connection with the exercise of the Kingsbridge warrant will be made pursuant to an exemption from the registration requirements of the Securities Act. We will use the proceeds from these sales for general corporate purposes, including capital expenditures, the advancement of our product candidates in clinical and preclinical trials, and to meet working capital needs. The amounts and timing of the expenditures will depend on numerous factors, such as the timing and progress of our clinical trials and research and development efforts, technological advances and the competitive environment for our product candidates. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used, although we currently have no definitive agreements in place with respect to any such transactions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the sale of shares to Kingsbridge. Accordingly, we will retain broad discretion over the use of these proceeds, if any.
SELLING STOCKHOLDER
     This prospectus relates to the possible resale by the selling stockholder, Kingsbridge, of shares of common stock that we may issue pursuant to the common stock purchase agreement we entered into with Kingsbridge on February 19, 2008, or upon exercise of the warrant we issued to Kingsbridge. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the registration rights agreement we entered into with Kingsbridge on February 19, 2008, in which we agreed to provide certain registration rights with respect to the sale to Kingsbridge under the common stock purchase agreement of up to the lesser of 5,708,035 shares of common stock or $40 million of common stock, and in connection with which we issued a warrant to Kingsbridge to purchase up to 250,000 shares of common stock.
     The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the shares that it acquires under the common stock purchase agreement or upon exercise of the warrant.
     The following table presents information regarding Kingsbridge and the shares that it may offer and sell from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of July 31, 2009. As used in this prospectus, the term “selling stockholder” includes Kingsbridge and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

     Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based both on 62,451,743 shares of our common stock actually outstanding as of July 31, 2009 and on the assumption that all shares of common stock issuable under the common stock purchase agreement we entered into with Kingsbridge on February 19, 2008 and all shares of common stock issuable upon exercise of the warrant held by Kingsbridge are outstanding as of that date.

	Shares of Common				Shares of Common
	Stock Beneficially				Stock Beneficially
	Owned Prior to			Number of	Owned After
	Offering			Shares	Offering
Security Holder	Number		Percent	Being Offered	Number	Percent
Kingsbridge Capital Limited(1)	5,323,435	(2)	8.5%	5,323,435 (2)	0	0%

(1)	The address of Kingsbridge is Kingsbridge Capital Limited, Attention: Mr. Tony Hillman, P.O. Box 1075, Elizabeth House, 9 Castle Street, St Helier, Jersey, JE42QP, Channel Islands.

(2)	Consists of (a) 5,073,435 shares of common stock issuable under the common stock purchase agreement we entered into with Kingsbridge on February 19, 2008, and (b) 250,000 shares of common stock issuable upon exercise of a warrant, issued to Kingsbridge on February 19, 2008, which warrant is not exercisable before August 19, 2008. For the purposes hereof, we assume the issuance of all 5,323,435 shares under (a) and (b). Anthony Gardner-Hillman, Adam Gurney and Maria O’Donoghue have voting and investment control of the securities held by Kingsbridge. Kingsbridge does not accept third-party investments.

We have made the following draw down pursuant to the common stock purchase agreement. On May 23, 2008, we delivered notice to Kingsbridge to effect a draw down of up to $900,000. The first trading day of the eight-day pricing period for this draw down was May 27, 2008, and, in connection with this draw down, on June 2, 2008 and June 6, 2008, we issued an aggregate of 634,600 shares of our common stock to Kingsbridge at an aggregate purchase price of $900,000.
PLAN OF DISTRIBUTION
     We are registering 5,323,435 shares of common stock under this prospectus on behalf of Kingsbridge. Except as described below, to our knowledge, the selling stockholder has not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares of common stock offered hereby, nor, except as described below, do we know the identity of the brokers or market makers that will participate in the sale of the shares.
     The selling stockholder may decide not to sell any shares. The selling stockholder may from time to time offer some or all of the shares of common stock through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholder may arrange for other broker-dealers to participate. Kingsbridge is an “underwriter” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of common stock may also be deemed to be “underwriters,” and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Kingsbridge has advised us that it may effect resales of our common stock through any one or more registered broker-dealers. To the extent the selling stockholder may be deemed to be an underwriter, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
     The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made over The NASDAQ Global Market, on the over-the-counter market, otherwise or in a combination of such methods of sale, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares of common stock may be sold according to one or more of the following methods:
•	a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	an over-the-counter distribution in accordance with NASDAQ Stock Market LLC or Financial Industry Regulatory Authority rules;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	a combination of such methods of sale; and

•	any other method permitted pursuant to applicable law.
     Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, the selling stockholder may transfer the shares by other means not described in this prospectus.
     Any broker-dealer participating in such transactions as agent may receive commissions from Kingsbridge (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with Kingsbridge to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for Kingsbridge, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to Kingsbridge. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on The NASDAQ Global Market, on the over-the-counter market, in privately-negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus or a supplemental prospectus will be filed, disclosing:
•	the name of any such broker-dealers;

•	the number of shares involved;

•	the price at which such shares are to be sold;

•	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.
     Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Kingsbridge and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of, purchases by the selling stockholder or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making and certain other activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the shares and the ability of any person to engage in market-making activities with respect to the securities.
     We have agreed to pay the expenses of registering the shares of common stock under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees, as well as certain fees of counsel for the selling stockholder incurred in the preparation of the CEFF agreements and the registration statement of which this prospectus forms a part. The selling stockholder will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents, as well as transfer taxes and certain other expenses associated with the sale of securities.
     Under the terms of the Kingsbridge common stock purchase agreement and the registration rights agreement, we have agreed to indemnify the selling stockholder and certain other persons against certain liabilities in connection with the offering of the shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.
     At any time a particular offer of the shares of common stock is made, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the SEC, to reflect the disclosure of required additional information with respect to the distribution of the shares of common stock. We may suspend the sale of shares by the selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.
MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND
ISSUER PURCHASES OF EQUITY SECURITIES
     Our common stock is traded on The NASDAQ Global Market under the symbol “OXGN.” Our shares of common stock are also traded on the NASDAQ OMX Nordic in Sweden under the symbol “OXGN.” The following table sets forth the high and low sales price per share for our common stock on The NASDAQ Global Market for each quarterly period during the two most recent fiscal years.

	Fiscal Year 2009		Fiscal Year 2008		Fiscal Year 2007
	High	Low	High	Low	High	Low
First Quarter	$0.89	$0.52	$2.55	$1.71	$4.99	$3.68
Second Quarter	$2.78	$0.71	$1.98	$1.14	$5.12	$3.77
Third Quarter			$1.58	$1.05	$4.25	$3.04
Fourth Quarter			$1.63	$0.60	$3.93	$2.10
     On July 31, 2009, the closing price of our common stock on The NASDAQ Global Market was $1.50 per share. As of July 31, 2009, there were approximately 87 stockholders of record of the approximately 62,451,743 outstanding shares of our common stock. We believe, based on the number of proxy statements and related materials distributed in connection with our 2009 Annual Meeting of Stockholders, that there are approximately 12,000 beneficial owners of our common stock.
Dividend Policy
     We have not declared or paid any cash dividends on our common stock since our inception in 1988, and do not intend to pay cash dividends in the foreseeable future. We presently intend to retain future earnings, if any, to finance the growth and development of our business.
SELECTED FINANCIAL DATA
     The following selected financial data for the five years ended December 31, 2008 are derived from the audited consolidated financial statements of the Company. The financial data for the six month periods ended June 30, 2009 and 2008 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 2009 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2009. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein.

			Years Ended December 31,
	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008	2008	2007	2006	2005	2004
		(Amounts in thousands, except per share amounts)

STATEMENT OF OPERATIONS DATA:
License revenue	$—	$—	$12	$12	$—	$1	$7
Operating costs and expenses:
Research and development	10,481	8,865	18,434	14,130	10,816	7,098	5,947
General and administrative	4,327	4,070	7,518	8,155	7,100	5,951	4,540

Total operating costs and expenses	14,808	12,935	25,952	22,285	17,916	13,049	10,487

Operating loss	(14,808)	(12,935)	(25,940)	(22,273)	(17,916)	(13,048)	(10,480)
Change in fair value of warrants	241	—	3,335	—	—	—	—
Investment income	70	445	618	1,955	2,502	1,135	470
Other income (expense), net	(44)	(2)	66	(71)	(43)	4	(14)

Consolidated net loss	$(14,541)	$(12,492)	$(21,921)	$(20,389)	$(15,457)	$(11,909)	$(10,024)

Net loss attributed to non controlling interest in Symphony ViDA, Inc.	$(3,717)	$—	$(520)	$—	$—	$—	$—

Net loss attributed to OXiGENE, Inc.	$(10,824)	$(12,492)	$(21,401)	$(20,389)	$(15,457)	$(11,909)	$(10,024)

Basic and diluted net loss per share attributed to OXiGENE, Inc. common shares	$(0.24)	$(0.44)	$(0.70)	$(0.73)	$(0.56)	$(0.61)	$(0.61)
Weighted average number of common shares outstanding	46,011	28,164	30,653	27,931	27,626	19,664	16,560

		Years Ended December 31,
	Six Months Ended June 30, 2009	2008	2007	2006	2005	2004

BALANCE SHEET DATA:
Cash, cash equivalents and available-for-sale securities	$8,185	$18,918	$28,438	$45,839	$58,855	$30,502
Marketable securities held by Symphony ViDA, Inc., restricted	12,626	14,663	—	—	—	—
Working capital	13,957	28,320	23,880	42,083	52,667	21,765
Total assets	22,444	35,031	30,064	47,642	60,268	31,757
Total liabilities	7,813	6,292	5,207	4,222	3,734	2,622
Accumulated deficit	(170,025)	(159,202)	(137,801)	(117,412)	(101,955)	(90,046)
Total equity	$14,631	$28,739	$24,857	$43,420	$56,534	$29,135
     The amount related to loss attributed to non controlling interest in Symphony ViDA, Inc. represents the loss for the Symphony ViDA, Inc. entity from its inception in October 2008 through December 31, 2008 in connection with the strategic collaboration we executed with Symphony Capital LLC (“Symphony”) in October 2008. The investments reported as held by Symphony ViDA, Inc. represent the fair value of amounts held by Symphony ViDA, Inc. which were dedicated to fund ZYBRESTAT for ophthalmology and OXi4503 licensed to Holdings related to the same strategic collaboration.
Quarterly Financial Data for 2009, 2008, and 2007
     The following is a summary of the quarterly results of operations for the six months ended June 30, 2009 and years ended December 31, 2008 and 2007:
(Amounts in thousands)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2008	2008	2008	2008

License revenue	$—	$—	$13	$—
Net loss attributed to OXiGENE, Inc.	(5,445)	(7,048)	(7,108)	(1,800)
Basic and diluted net loss per share attributed to OXiGENE, Inc. common shares	$(0.19)	$(0.25)	$(0.25)	$(0.05)

	March 31,	June 30,	September 30,	December 31,
	2007	2007	2007	2007

License revenue	$—	$7	$—	$5
Net loss attributed to OXiGENE, Inc.	(3,948)	(5,369)	(5,275)	(5,797)
Basic and diluted net loss per share attributed to OXiGENE, Inc. common shares	$(0.14)	$(0.19)	$(0.19)	$(0.21)

	March 31,	June 30,
	2009	2009
Liscense revenue	$—	$—
Net loss attributed to OXiGENE, Inc	(5,552)	(5,273)
Basic and Diluted net loss per share attributed to OXiGENE, Inc. common shares	$(0.12)	$(0.11)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
          The following discussion and analysis of financial condition and results of operations should be read together with our financial statements and accompanying notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements, based on current expectations and related to future events and our future financial performance, that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many important factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.
OVERVIEW
          We are a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. Our primary focus is the development and commercialization of product candidates referred to as vascular disrupting agents (VDAs) that selectively disable and destroy abnormal blood vessels that provide solid tumors a means of growth and survival and also are associated with visual impairment in a number of ophthalmological diseases and conditions. To date, more than 400 subjects have been treated with ZYBRESTAT in human clinical trials, and the drug candidate has generally been observed to be well-tolerated. In light of the significant safety dataset collected for ZYBRESTAT to date, we believe the potential for unexpected toxicity is relatively low. In addition, because our VDA product candidates act via a well-characterized mechanism, i.e., inhibition of blood flow to tumors and to neovascular lesions within the eye, we believe there is a relatively high likelihood of observing clinical benefits in our ongoing clinical trials.
ZYBRESTAT for Oncology
          FACT trial — pivotal registration study with ZYBRESTAT in anaplastic thyroid cancer
          ZYBRESTAT is currently being evaluated in a 180-patient, Phase II/III pivotal registration study, which we refer to as the FACT trial, as a potential treatment for anaplastic thyroid cancer (ATC), a highly aggressive and lethal malignancy for which there are currently no approved therapeutics and extremely limited treatment options. In the FACT trial, patients are randomized either to the treatment arm of study, in which they receive ZYBRESTAT in combination with the chemotherapeutic agents carboplatin and paclitaxel, or to the control arm of the study, in which they receive only carboplatin and paclitaxel. In 2007, we completed a Special Protocol Assessment (SPA) process with the U.S. Food and Drug Administration (FDA) for this pivotal registration study.
          The primary endpoint for the FACT trial is overall survival, and the study design incorporates a planned interim analysis, which we currently anticipate will occur in the first half of 2010, upon occurrence of a pre-specified number of events (deaths). Depending upon the results observed at the planned interim analysis, which will be conducted by an independent Data Safety Monitoring Committee, the study may be continued as planned; stopped for overwhelming efficacy; or increased or decreased in size, with respect to the number of patients to be enrolled in the study, in order to appropriately size the study and maintain or increase the probability of observing a statistically significant positive effect on overall survival.
          The FDA has also granted Fast Track designation to ZYBRESTAT for the treatment of regionally advanced and/or metastatic ATC. ZYBRESTAT was awarded orphan drug status by the FDA and the European Commission in the European Union for the treatment of advanced ATC and for the treatment of medullary, Stage IV papillary and Stage IV follicular thyroid cancers. We believe that the ongoing FACT trial in ATC, if successful, will provide a basis for us to seek marketing approval of ZYBRESTAT in ATC.
          FALCON trial — randomized, controlled Phase II study with ZYBRESTAT in non-small cell lung cancer
          We are also currently evaluating ZYBRESTAT in a 60-patient, randomized, controlled Phase II clinical trial, which we refer to as the FALCON trial, as a potential first-line treatment for non-small cell lung cancer (NSCLC). In the FALCON trial, patients are randomized either to the treatment arm of study, in which they receive ZYBRESTAT in combination with the chemotherapeutic agents carboplatin and paclitaxel, and the anti-angiogenic drug, bevacizumab, or to the control arm of the study, in which they receive a standard combination regimen of carboplatin, paclitaxel and bevacizumab. We believe this study, if successful, will provide support for initiating a pivotal registration study with ZYBRESTAT in NSCLC; and more generally, provide clinical validation supporting further evaluation of ZYBRESTAT in combination with commonly used anti-angiogenic therapeutics that act via vascular endothelial growth factor (VEGF) pathway inhibition.

          Recently completed Phase II trial with ZYBRESTAT in platinum-resistant ovarian cancer
          On June 1, 2009, results from a Simon two-stage design Phase II trial with ZYBRESTAT in combination with the chemotherapeutic agents, carboplatin and paclitaxel, in platinum-resistant ovarian cancer, sponsored by investigators at the Mount Vernon Cancer Research Centre, UK, were presented at the annual meeting of the American Society of Clinical Oncology (ASCO). Of 44 patients enrolled in this study, 11 (25%) had confirmed partial responses as determined by the Gynecological Cancer InterGroup (GCIG) response criteria, i.e., response by tumor imaging (RECIST) and/or ovarian cancer biomarker (CA-125) criteria. An additional four patients had unconfirmed partial responses by RECIST criteria, and stable disease responses were reported in an additional 16 patients. Our analysis of data from this study indicates that 21 of 44 (48%) patients enrolled in the study experienced clinical benefit, as determined by patients with confirmed and unconfirmed partial responses and patients who achieved and maintained stable disease responses throughout the study for six cycles of treatment. The combination regimen of ZYBRESTAT and carboplatin plus paclitaxel chemotherapy was observed to be well-tolerated with approximately half of the patients completing all six cycles of therapy. We believe the results of this study support further development of ZYBRESTAT in ovarian cancer and are considering options for undertaking further randomized, controlled studies in ovarian cancer, including a study or studies which may potentially be undertaken in collaboration with an oncology cooperative study group.
          We believe that, if successful, the ongoing ZYBRESTAT study program will establish a compelling rationale for further development of ZYBRESTAT as a treatment for:
•	forms of recurrent, metastatic thyroid cancer in addition to ATC;

•	aggressive and difficult-to-treat malignancies;

•	use in combination with chemotherapy in a variety of solid tumors, particularly those in which carboplatin and/or paclitaxel chemotherapy are commonly used; and

•	use in combination with commonly used anti-angiogenic drugs, such as bevacizumab, that act via VEGF pathway inhibition, in various solid tumor indications.
          We believe these areas for potential further development collectively represent a large potential commercial market opportunity that includes cancers of the thyroid, ovary, kidney, liver, head and neck, breast, lung, skin, brain, colon and rectum.
          In addition, based upon preclinical results first published by our collaborators in the November 2007 online issue of the journal BLOOD, as well as preclinical data presented in April 2009 at the annual meeting of the American Association of Cancer Research (AACR), we believe that ZYBRESTAT and our other VDA product candidates, particularly OXi4503, may also have utility in the treatment of hematological malignancies or “liquid tumors,” such as acute myeloid leukemia.
ZYBRESTAT for Ophthalmology
          In addition to developing ZYBRESTAT as an intravenously administered therapy for oncology indications, we are undertaking an ophthalmology research and development program with ZYBRESTAT, the objective of which is to develop a topical formulation of ZYBRESTAT for ophthalmological diseases and conditions that are characterized by abnormal blood vessel growth within the eye that results in loss of vision. We believe that a safe, effective and convenient topically-administered anti-vascular therapeutic would have advantages over currently approved anti-vascular, ophthalmological therapeutics, which must be injected directly into patients’ eyes, in some cases on a chronic monthly basis.
          In June 2009, we initiated a randomized, double-masked, placebo-controlled Phase II proof-of-mechanism trial, which we refer to as the FAVOR trial, with intravenously-administered ZYBRESTAT in patients with polypoidal choroidal vasculopathy (PCV), a form of choroidal neovascularization against which current therapies, including approved anti-angiogenic drugs, appear to provide limited benefit. In parallel with the FAVOR trial, we are currently conducting preclinical pilot toxicology and efficacy studies with ZYBRESTAT, administered via topical ophthalmological formulations. We believe the architecture of the abnormal vasculature in the retina and choroid that contributes to PCV patients’ loss of vision may be particularly susceptible to treatment with a VDA such as ZYBRESTAT. We believe that PCV represents an attractive target indication and development pathway for ZYBRESTAT because, unlike wet age-related macular degeneration, an indication for which several anti-angiogenic drugs are approved or prescribed off-label, it is more feasible to conduct clinical studies with ZYBRESTAT in patients with PCV without combining or comparing

ZYBRESTAT with anti-angiogenic drugs, thereby potentially reducing development time and expense. The objectives of the FAVOR trial and the ongoing preclinical program are to:
•	determine the therapeutic utility of ZYBRESTAT in PCV;

•	determine blood concentrations of drug required for activity in humans and thereby estimate, with the benefit of preclinical data, an appropriate dose of topically-administered ZYBRESTAT to be evaluated in subsequent human clinical studies; and

•	further evaluate the feasibility of and reduce the risk associated with developing a topical formulation of ZYBRESTAT for ophthalmological indications.
          To date, we have completed preclinical experiments demonstrating that ZYBRESTAT has activity in six different preclinical ophthalmology models, including a model in which ZYBRESTAT was combined with an approved anti-angiogenic drug. We have also completed multiple preclinical studies suggesting that ZYBRESTAT, when applied topically to the surface of the eye at doses anticipated to be well-tolerated, penetrates to the retina and choroid in quantities that we believe should be more than sufficient for therapeutic activity. Finally, we have completed and reported results at the 2007 annual meeting of the Association for Research in Vision and Ophthalmology (ARVO) from a Phase II study in patients with myopic macular degeneration in which all patients in the study met the primary clinical endpoint of vision stabilization at three months after study entry.
          Based on results of our preclinical and clinical trials, we believe that a topically-applied formulation of ZYBRESTAT (e.g., an eye-drop or other topical formulation) is feasible and may have clinical utility in the treatment of patients with a variety of ophthalmological diseases and conditions, such as PCV, age-related macular degeneration, diabetic retinopathy and neovascular glaucoma, all of which are characterized by abnormal blood vessel growth and associated loss of vision. In addition to having potential utility for treating ocular diseases and conditions that affect tissues in the back of the eye, we believe that a topical ophthalmological formulation of ZYBRESTAT could also have utility for the treatment of other ocular diseases and conditions characterized by abnormal neovascularization that affect tissues in the front of the eye, such as the cornea and iris.
          Although several anti-angiogenic therapeutics have been approved and are marketed for ophthalmological indications in which patients are experiencing active disease, the requirement that these therapeutics be injected directly into the eye on a repeated basis is a significant limitation for some patients and may result in serious side-effects. We believe that a topical formulation of ZYBRESTAT may:
•	decrease the requirement for or possibly even replace the use of medications injected into the eye;

•	have utility for treating patients with newly developed and/or less severe forms of neovascular ophthalmological diseases and conditions, which could potentially prevent these patients from developing active and/or severe forms of the disease that result in vision loss; and

•	have utility in patients with neovascular ophthalmological diseases and conditions that do not respond well to treatment with currently available therapeutics.
OXi4503, a unique, second generation VDA for oncology indications
          We are currently pursuing development of OXi4503, a second-generation, dual-mechanism VDA, as a treatment for certain solid tumor types. We believe that OXi4503 is differentiated from other VDAs by its dual-action activity. Our data indicate that in addition to having potent vascular disrupting effects, OXi4503 is unique in that it can be metabolized by oxidative enzymes to an orthoquinone chemical species that has direct cytotoxic effects on tumor cells. We believe this unique property may result in enhanced anti-tumor activity in certain tumor types as compared with other VDA drug candidates. Based on data from preclinical studies, we believe that OXi4503 may have enhanced activity in tumor types with relatively high levels of oxidative enzymes that can facilitate the metabolism of the active OXi4503 VDA to a cytotoxic orthoquinone species. These tumor types include hepatocellular carcinoma, melanoma, and myeloid leukemia. In preclinical studies, OXi4503 has shown potent anti-tumor activity against solid tumors and acute myeloid leukemia models, both as a single agent and in combination with other cancer treatment modalities.
          We are currently evaluating OXi4503 in two ongoing clinical trials: a Phase I clinical trial in patients with advanced solid tumors sponsored by Clinical Research United Kingdom; and a Company-sponsored Phase Ib/IIa trial, initiated in the first quarter in patients with solid tumors with hepatic involvement. To date, OXi4503 has been observed to have a manageable side-effect profile similar to that of other agents in the VDA class, potential single-agent clinical activity, and effects on tumor blood flow and tumor metabolic activity, as determined with several imaging modalities. We currently anticipate filing a U.S. IND for OXi4503 and initiating an additional Phase I study in the second half of 2009.
Collaborations and Recent Developments
          In October 2008, we announced a strategic collaboration with Symphony Capital Partners, L.P. (Symphony), a private-equity firm, under which Symphony agreed to provide up to $40 million in funding to support the advancement of ZYBRESTAT for oncology, ZYBRESTAT for ophthalmology and OXi4503. Under the transaction, we granted Symphony ViDA, Inc., a newly-created drug development company, exclusive licenses to ZYBRESTAT for use in ophthalmologic indications and OXi4503. As part of this transaction, we maintained the exclusive option, but not the obligation, to purchase the assets of Symphony ViDA. On July 2, 2009, we exercised this option to purchase the equity securities of Symphony ViDA in exchange for shares of our common stock. We closed on the purchase option on July 20, 2009 and issued 10 million shares of our common stock to Holdings at the closing.
          Finally, under a sponsored research agreement with Baylor University, we are pursuing discovery and development of novel, small-molecule therapeutics for the treatment of cancer, including small-molecule cathepsin-L inhibitors and hypoxia-activated VDAs. Cathepsin-L is an enzyme involved in protein degradation and has been shown to be closely involved in the processes of angiogenesis and metastasis. Small molecule inhibitors may have the potential to slow tumor growth and metastasis in a manner we believe could be complementary with our VDA therapeutics. We also believe that our hypoxia-activated VDAs could serve as line-extension products to ZYBRESTAT and/or OXi4503.
     Financial Resources
     We have generated a cumulative net loss of approximately $170,025,000 for the period from our inception through June 30, 2009. We expect to incur significant additional operating losses over at least the next several years, principally as a result of our continuing clinical trials and anticipated research and development expenditures. The principal source of our working capital to date has been the proceeds of private and public equity financings and to a lesser extent the exercise of warrants and stock options. We currently have no material amount of licensing or other fee income. We expect current cash on hand to fund operations into the third quarter of 2010.
     We will require significant additional funding to remain a going concern and to fund operations until such time, if ever, we become profitable. However, there can be no assurance that adequate additional financing will be available to us on terms that we deem acceptable, if at all. Our failure to successfully complete human clinical trials, develop and market products over the next several years, or to realize product revenues, would materially adversely affect our business, financial condition and results of operations. Royalties or other revenue generated by us from commercial sales of our potential products are not expected for several years, if at all.
     We expect to continue to pursue strategic alliances and consider collaborative development opportunities that may provide us with access to organizations that have capabilities and/or products that are complementary to our own, in order to continue the development of our potential product candidates. However, there can be no assurances that we will complete any strategic alliances or collaborative development agreements, and the terms of such arrangements may not be advantageous to us.
          As of June 30, 2009, we had approximately $20,811,000 in cash, cash equivalents and marketable securities, including approximately $12,626,000 marketable securities held by Symphony ViDA. During our fiscal 2008, we primarily invested in commercial paper, investment-grade corporate bonds, asset backed securities and money market funds. In fiscal 2009, we have employed an even more conservative investment strategy limited to obligations issued by U.S. treasury and federal agencies, obligations of commercial banks and commercial paper. Our investment objectives are to preserve principal, maintain a high degree of liquidity to meet operating needs and obtain competitive returns subject to prevailing market conditions. We expect that income from our investments may decrease in fiscal 2009 as compared to fiscal 2008 due to an expected lower average balance of invested funds and a lower average yield.
          In October 2008, we announced a strategic collaboration with Symphony Capital Partners, L.P. (Symphony), a private-equity firm, under which Symphony agreed to provide up to $40 million in funding to support the advancement of ZYBRESTAT for oncology, ZYBRESTAT for ophthalmology and OXi4503. Under the transaction, we granted Symphony ViDA, Inc., a newly-created drug development company, exclusive licenses to ZYBRESTAT for use in ophthalmologic indications and OXi4503. As part of this transaction, we maintained the exclusive option, but not the obligation, to purchase the assets of Symphony ViDA. On July 2, 2009, we exercised this option to purchase the equity securities of Symphony ViDA in exchange for shares of our common stock. We closed on the purchase option on July 20, 2009 and issued 10 million shares of our common stock to Holdings at the closing.
     In February 2008, we entered into a Committed Equity Financing Facility (CEFF) with Kingsbridge Capital, pursuant to which Kingsbridge committed to purchase, subject to certain conditions, up to 5,708,035 shares of our common stock or up to an aggregate of $40,000,000 during the next three years. Under the CEFF, we are able to draw down in tranches of up to a maximum of 3.5 percent of our closing market value at the time of the draw down or the alternative draw down amount calculated pursuant to the Common Stock Purchase Agreement whichever is less, subject to certain conditions. The purchase price of these shares is discounted between 5 to 12 percent from the volume weighted average price of our common stock for each of the eight trading days following the election to sell shares. Kingsbridge is not obligated to purchase shares at prices below $1.25 per share or at a price below 85% of the closing share price of our stock in the trading day immediately preceding the commencement of the draw down, whichever is higher. In connection with the CEFF, we issued a warrant to Kingsbridge to purchase 250,000 shares of our common stock at a price of $2.74 per share exercisable beginning six months after February 19, 2008 for a period of five years thereafter. We have filed a registration statement on Form S-1 to register the resale by Kingsbridge of the shares issuable to Kingsbridge under the CEFF, which was declared effective by the SEC on May 15, 2008. In June 2008, we completed our first drawdown under the CEFF, netting approximately $900,000.
     The actual and planned uses of proceeds from all of the above financings include the continued development of our two lead product candidates, ZYBRESTAT and OXi4503, in oncology and ophthalmology.
     We are committed to a disciplined financial strategy and as such maintain a limited employee and facilities base, with development, scientific, finance and administrative functions, which include, among other things, product development, regulatory oversight and clinical testing. Our research and development team members typically work on a number of development projects concurrently. Accordingly, we do not separately track the costs for each of these research and development projects to enable separate disclosure of these costs on a project-by-project basis. We conduct scientific activities pursuant to collaborative arrangements with universities. Regulatory and clinical testing functions are generally contracted out to third-party, specialty organizations.
Critical Accounting Policies and Significant Judgments and Estimates
     Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles.
     The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and judgments, including those related to intangible assets. We base our estimates on historical experience and on various other factors that are believed to be appropriate under the circumstances, the results of which form the basis for making the judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.
     While our significant accounting policies are more fully described in Note 1 to our financial statements included in this report, we believe the following accounting policies are most critical to aid in fully understanding and evaluating our reported financial results.
     Available-for-Sale Securities
     We view our marketable securities as available for use in our current operations, and accordingly designate our marketable securities as available-for-sale. Available-for-sale securities are carried at fair value with the unrealized gains and losses, net of tax, if any, reported as accumulated other comprehensive income (loss) in stockholders’ equity. We review the status of the unrealized gains and losses of our available-for-sale marketable securities on a regular basis. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in investment income. Interest and dividends on securities classified as available-for-sale are included in investment income. Securities in an unrealized loss position deemed not to be other-than-temporarily impaired, due to management’s positive intent and ability to hold the securities until anticipated recovery, with maturation greater than twelve months are classified as long-term assets.
     Accrued Clinical Costs
     We charge all research and development expenses, both internal and external costs, to operations as incurred. Our research and development costs represent expenses incurred from the engagement of outside professional service organizations, product manufacturers and consultants associated with the development of our potential product candidates. We recognize expense associated with these arrangements based on the completion of activities as specified in the applicable contracts. Costs incurred under fixed fee contracts are accrued ratably over the contract period absent any knowledge that the services will be performed other than ratably. Costs incurred under contracts with clinical trial sites and principal investigators are generally accrued on a patients-treated basis consistent with the terms outlined in the contract. In determining costs incurred on some of these programs, we take into consideration a number of factors, including estimates and input provided by our internal program managers. Upon termination of such contracts, we are normally only liable for costs incurred or committed to date. As a result, accrued research and development expenses represent our estimated contractual liability to outside service providers at any of the relevant times. Any advance payments for goods or services to be used or rendered in future research and development activities pursuant to an executory contractual arrangement are properly classified as prepaid until such goods or services are rendered.
     Impairment of Long-lived Assets
     On August 2, 1999, we entered into an exclusive license for the commercial development, use and sale of products or services covered by certain patent rights owned by Arizona State University. The present value of the amount payable under the license agreement has been capitalized based on a discounted cash flow model and is being amortized over the term of the agreement (approximately 15.5 years). Under the Statement of Financial Accounting Standards (SFAS) No. 144, management is required to perform an impairment analysis of its long-lived assets if triggering events occur. We review for such triggering events periodically and, even though triggering events such as a going concern opinion and continuing losses exist, we have determined that there is no impairment to this asset during the years ended up to and including December 31, 2008. In addition, the agreement provides for additional payments in connection with the license arrangement upon the initiation of certain clinical trials or the completion of certain regulatory approvals, which payments could be accelerated upon the achievement of certain financial milestones as defined in the agreement. To date no clinical trials triggering payments under the agreement have been completed and no regulatory approvals have been obtained. We expense these payments to research and development in the period the criteria, as defined in the agreement, are satisfied.
     Stock-Based Compensation
     Effective January 1, 2006, we adopted SFAS No. 123R (SFAS 123R), Share-Based Payment, which requires the expense recognition of the estimated fair value of all share based payments issued to employees. Prior to the adoption of SFAS 123R, the estimated fair value associated with such awards was not recorded as an expense, but rather was disclosed in a footnote to our financial statements.
     The valuation of employee stock options is an inherently subjective process, since market values are generally not available for long-term, non-transferable employee stock options. Accordingly, an option pricing model is utilized to derive an estimated fair value. In calculating the estimated fair value of our stock options, we use the Black-Scholes pricing model, which requires the consideration of the following six variables for purposes of estimating fair value:
•	the stock option exercise price,

•	the expected term of the option,

•	the grant date price of our common stock, which is issuable upon exercise of the option,

•	the expected volatility of our common stock,

•	the expected dividends on our common stock (we do not anticipate paying dividends in the foreseeable future), and

•	the risk free interest rate for the expected option term

     Stock Option Exercise Price and Grant Date Price of our common stock — The closing market price of our common stock on the date of grant.
     Expected Term — The expected term of options represents the period of time for which the options are expected to be outstanding and is based on an analysis of historical behavior of option plan participants over time.
     Expected Volatility — The expected volatility is a measure of the amount by which our stock price is expected to fluctuate during the term of the options granted. We determine the expected volatility based on the historical volatility of our common stock over a period commensurate with the option’s expected term.
     Expected Dividends — We have never declared or paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. Accordingly, we use an expected dividend yield of zero to calculate the grant date fair value of a stock option.
     Risk-Free Interest Rate — The risk-free interest rate is the implied yield available on U.S. Treasury issues with a remaining life consistent with the option’s expected term on the date of grant.
     Of the variables above, the selection of an expected term and expected stock price volatility are the most subjective. In accordance with the transition provisions of SFAS 123R, the grant date estimates of fair value associated with awards prior to January 1, 2006, which were also calculated using the Black-Scholes option pricing model, have not been changed. The specific valuation assumptions that were utilized for purposes of deriving an estimate of fair value at the time that prior awards were issued are as disclosed in our prior annual reports on Form 10-K, as filed with the SEC.
     Upon adoption of SFAS 123R, we were also required to estimate the level of award forfeitures expected to occur and record compensation expense only for those awards that are ultimately expected to vest. This requirement applies to all awards that are not yet vested, including awards granted prior to January 1, 2006. Accordingly, we performed a historical analysis of option awards that were forfeited prior to vesting, and ultimately recorded total stock option expense that reflected this estimated forfeiture rate. In our calculation, we segregated participants into two distinct groups, (1) directors and officers and (2) employees. This analysis is re-evaluated quarterly and the forfeiture rate is adjusted as necessary. Ultimately, the actual expense recognized over the vesting period will only be for those shares that vest. Changes in the inputs and assumptions, as described above, can materially affect the measure of estimated fair value of our share-based compensation.
     Consolidation of Variable Interest Entity
     On October 1, 2008, we announced a strategic collaboration with Symphony Capital Partners, L.P. (Symphony), a private-equity firm, under which Symphony agreed to provide up to $40,000,000 in funding to support the advancement of ZYBRESTAT for oncology, ZBYRESTAT for ophthalmology and OXi4503. Under this collaboration, we entered into a series of related agreements with Symphony Capital LLC, Symphony ViDA, Inc., or ViDA, Symphony ViDA Holdings LLC, or Holdings, and related entities (for a list of the agreements see Notes to Financial Statements No. 1, Description of Business and Significant Accounting Policies under Consolidation of Variable Interest Entity).
     Pursuant to these agreements, Holdings formed and capitalized ViDA, a Delaware corporation, in order (a) to hold certain intellectual property related to two of our product candidates, ZYBRESTAT for use in ophthalmologic indications and OXi4503, referred to as the “Programs,” which were exclusively licensed to ViDA under the Novated and Restated Technology License Agreement and (b) to fund commitments of up to $25,000,000. The funding will support pre-clinical and clinical development conducted by us, on behalf of ViDA, for ZYBRESTAT for ophthalmology and OXi4503.
     Pursuant to the agreements, we continue to be primarily responsible for all pre-clinical, and clinical development efforts as well as maintenance of the intellectual property portfolio for ZYBRESTAT for ophthalmology and OXi4503. We and ViDA have established a development committee to oversee ZYBRESTAT for ophthalmology and OXi4503. We participate in the development committee and have the right to appoint one of the five directors of ViDA. We have incurred and may continue to incur expenses related to ZYBRESTAT for ophthalmology and OXi4503 that are not funded by ViDA. The Purchase Option Agreement provides for the exclusive right, but not the obligation, for us to repurchase both Programs by acquiring 100% of the equity of ViDA at any time between October 2, 2009 and March 31, 2012 for an amount equal to two times the amount of capital actually invested by Symphony in ViDA, less certain amounts.

     Under the Financial Accounting Standards Board (FASB) Interpretation No. 46 Revised (FIN 46R), Consolidation of Variable Interest Entities, a variable interest entity (VIE) is (1) an entity that has equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or (2) an entity that has equity investors that cannot make significant decisions about the entity’s operations or that do not absorb their proportionate share of the expected losses or do not receive the expected residual returns of the entity. FIN 46R requires a VIE to be consolidated by the party that is deemed to be the primary beneficiary, which is the party that has exposure to a majority of the potential variability in the VIE’s outcomes. The application of FIN 46R to a given arrangement requires significant management judgment.
     We have consolidated the financial position and results of operations of ViDA in accordance with FIN 46R. We believe ViDA is by design a VIE because we have a purchase option to acquire its outstanding voting stock at prices that are fixed based upon the date the option is exercised. The fixed nature of the purchase option price limits Symphony’s returns, as the investor in ViDA.
     FIN 46R deems parties to be de facto agents if they cannot sell, transfer, or encumber their interests without the prior approval of an enterprise. Symphony is considered to be a de facto agent of the Company pursuant to this provision. Further, because we and Symphony are a related party group, based on their direct investment in our common stock, we absorb a majority of ViDA’s variability. We evaluated whether, pursuant to FIN 46R’s requirements, we are most closely associated with ViDA and concluded that we are most closely associated with ViDA and should consolidate ViDA because (1) we originally developed the technology that was licensed to ViDA, (2) we will continue to oversee and monitor the development program and serve as the IND sponsor for any trials relating to the agreement, (3) our employees and contractors will continue to perform substantially all of the development work, (4) we have the ability to make decisions that have a significant effect on the success of ViDA’s activities through our representation on the ViDA Board and the Joint Development Committee, (5) ViDA’s operations are substantially similar to our activities, and (6) through the Purchase Option, we have the ability to meaningfully participate in the benefits of a successful development effort.
     Symphony has been absorbing the development risk for its equity investment in ViDA. Pursuant to FIN 46R’s requirements, Symphony’s equity investment in ViDA is classified as noncontrolling interest in our consolidated balance sheets. The noncontrolling interest held by Symphony has been reduced by the $4,000,000 fair value of the common stock it received in consideration for the Purchase Option and the pro rata portion of the $1,750,000 of fees and expenses we paid upon the transaction’s closing as the total consideration provided by us reduces Symphony’s at-risk equity investment in ViDA. While we perform the research and development on behalf of ViDA, our development risk is limited to the consideration we provided to Symphony (the common stock and fees).
     Losses incurred by ViDA are charged to the noncontrolling interest. The accumulated net loss incurred by ViDA and charged to the noncontrolling interest was $4,237,000 from inception through June 30, 2009. At June 30, 2009, the noncontrolling interest balance was $5,715,000. As of June 30, 2009, the investments held by ViDA were $12,626,000.
     On July 2, 2009, we, Holdings and ViDA entered into a series of related agreements pursuant to which we agreed to amend the terms of the Purchase Option, as set forth in an amended and restated purchase option agreement (the Amended Purchase Option Agreement). In connection with this amendment, we and Holdings also entered into an amended and restated registration rights agreement (the Amended Registration Rights Agreement). On July 20, 2009, we exercised the Purchase Option and acquired all equity of ViDA in exchange for 10,000,000 shares of our common stock.
     Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in the Company’s Common Stock
     In connection with the strategic collaboration with Symphony Capital Partners, LP in October 2008 discussed above, we issued to Holdings, a warrant (the “Direct Investment Warrant”) to purchase 11,281,877 shares of our common stock at $1.11 per share, which was the closing price of our common stock on the NASDAQ Global Market on September 30, 2008, the day before the consummation of the Symphony transaction. The term of this warrant was ten years from the date of issuance or until October 17, 2018. This warrant was exercised on December 30, 2008 subsequent to the approval of issuance of common stock underlying the warrant by our stockholders on December 9, 2008.
     In addition, we agreed that should the development committee of ViDA determine that ViDA needs additional funding, and that funding is provided by Holdings, we would issue shares of our common stock having a value of up to $1,000,000 (the “Additional Investment Shares”) on the date of issuance. The number of shares required to meet this obligation will be based on the closing price of our common stock on the NASDAQ Global Market on the additional closing date. Because the closing price of our common stock as of the additional closing date is not yet determinable, the number of potential shares issuable to Symphony is not yet known, and depending on our stock price, may be greater than the number of shares that we currently have authorized. The obligation to issue the Additional Investment Shares expires no later than the term of the strategic collaboration or March 31, 2012.
     In connection with the CEFF described above in the Financial Resources section, we issued a warrant (the “CEFF Warrant”) to Kingsbridge Capital to purchase 250,000 shares of our common stock at a price of $2.74 per share exercisable beginning August 19, 2008 for a period of five years thereafter, or until August 19, 2013.
     Due to the indeterminable number of shares required to meet the Additional Investment Shares obligation we have determined that we may not have sufficient authorized shares to settle our outstanding financial instruments. Pursuant to Emerging Issues Task Force No. 00-19 (“EITF 00-19”) Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock, our policy with regard to settling outstanding financial instruments is to settle those with the earliest maturity date first which essentially sets the order of preference for settling the awards. In accordance with FASB Interpretation No. 133, Accounting for Derivative Instruments and Hedging Activities (“FASB 133”) and EITF 00-19, we account for the Direct Investment Warrant, Additional Investment Shares and CEFF Warrant (collectively the “Derivative Instruments”) as liabilities. We began the treatment of these Derivative Instruments as liabilities as of October 17, 2008, the initial funding and effective date of the Symphony transaction. Establishing the value of these Derivative Instruments is an inherently subjective process. The value of both the Direct Investment Warrant and the CEFF Warrant are determined using the Black-Scholes option model. The value of the Additional Investment Shares is determined by considering a number of factors, including among others, the probability and amount of the additional funding provided by Holdings, if any, the probability that OXiGENE may provide the additional funding amount, and the timing of meeting the potential obligation. Differences in value from one measurement date to another are recorded as other income/expense in our statement of operations.
     In October 2008, we recorded a $9,424,000 liability for the fair value of the Derivative Liabilities. As of December 31, 2008, we remeasured the Derivative Liabilities resulting in a gain of $3,335,000, which is in our statement of operations. The gain primarily represents the change in fair value of the Direct Investment and the Kingsbridge CEFF warrants. As of June 30, 2009, we remeasured the fair value of the Derivative Liabilities to $225,000.
     Recent Accounting Pronouncements
     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (SFAS 160). SFAS 160 changes the accounting for noncontrolling (minority) interests in consolidated financial statements including the requirements to classify noncontrolling interests as a component of consolidated stockholders’ equity, and the elimination of “minority interest” accounting in results of operations with earnings attributable to noncontrolling interests reported as part of consolidated earnings. Additionally, SFAS 160 revises the accounting for both increases and decreases in a parent’s controlling ownership interest. The Company has adopted SFAS 160 beginning in fiscal 2009, which required the Company to reclassify noncontrolling interest as a component of equity.
     In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. SFAS 141R will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS 141R is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company adopted SFAS 141R beginning in 2009 and does not expect the change to have a material effect on its financial position or results of operations.
     In December 2007, the Emerging Issues Task Force (EITF) issued EITF 07-1, Accounting for Collaborative Arrangements. EITF 07-1 defines collaboration arrangements and establishes reporting requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties. EITF 07-1 is effective for fiscal years beginning after December 15, 2008. The Company adopted EITF 07-1 beginning in 2009 and does not expect the change to have a material effect on its financial position or results of operations.
     In June 2007, the EITF issued EITF 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Future Research and Development Activities. EITF 07-3 provides guidance on whether nonrefundable advance payments for goods or services that will be used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. EITF 07-3 was effective for all of 2008.
     In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 is an amendment to SFAS No. 115, Accounting for Certain Investment in Debt and Equity Securities. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 was effective for all of 2008.
     In April 2009, the Financial Accounting Standards Board (FASB) released FASB Staff Position (FSP) FAS 115-2, FAS 124-2, and EITF 99-20-2, Recognition and Presentation of Other-Than-Temporary Impairments (FSP FAS 115-2).   FSP FAS 115-2 provides new guidance on the recognition and presentation of an other-than-temporary impairments (OTTI) and provides some new disclosure requirements.   The Company adopted FSP FAS 115-2 during the quarter ended June 30, 2009.   The adoption did not have a material impact to the Company’s financial statements.
     In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS165”). SFAS 165 modified the definition of subsequent events to refer to events or transactions that occur after the balance sheet date but before the financial statements are issued for public entities. In addition, SFAS 165 requires entities to disclose the date through which an entity has evaluated subsequent events and the basis for that date. The Company evaluates subsequent events from period end to the date the financial statements are filed with the SEC. SFAS 165 is effective on a prospective basis for interim or annual financial periods ending after June 15, 2009. Accordingly, the Company adopted SFAS 165 in the second quarter of 2009. The adoption of the provisions of SFAS 165 did not have a material impact on the Company’s financial position and results of operations.

RESULTS OF OPERATIONS
     Six Months Ended June 30, 2009 and 2008
     Revenue
     We reported no revenue for the six months ended June 30, 2009 and 2008.
     Costs and expenses
     The following table summarizes our operating expenses for the periods indicated, in thousands and as a percentage of total expenses. This table also provides the changes in our operating expense components and their percentages:

	Six Months ended June 30,
	2009		2008		Increase (Decrease)
		% of Total		% of Total
		Operating		Operating
	Amount	Expenses	Amount	Expenses	Amount	%

Research and development	$10,481	71%	$8,865	69%	$1,616	18%
General and administrative	4,327	29%	4,070	31%	257	6%

Total operating expenses	$14,808	100%	$12,935	100%	$1,873	14%

     Research and development expenses
     The table below summarizes the most significant components of our research and development expenses for the periods indicated, in thousands and as a percentage of total research and development expenses. The table also provides the changes in these components and their percentages:

	Six Months ended June 30,
	2009		2008		Increase (Decrease)
		% of Total		% of Total
	Amount	Expenses	Amount	Expenses	Amount	%

External services	$6,455	61.0%	$6,610	75%	$(155)	-2%
Employee compensation and related	3,804	37.0%	1,941	21%	1,863	96%
Stock-based compensation	73	1.0%	158	2%	(85)	-54%
Other	149	1.0%	156	2%	(7)	-5%

Total research and development	$10,481	100%	$8,865	100%	$1,616	18%

     The most significant increase in research and development expenses for the six month period ended June 30, 2009, as compared to the six months ended June 30, 2008, is employee compensation and related costs with an increase of $1,863,000. Employee compensation and related costs include salaries, benefits, costs to hire new employees, severance costs and employee travel expenses. The increase for the six month period of 2009 over the same period in 2008 is due to an increase in salaries, benefits, hiring related costs and travel in connection with staffing our research and development support groups. In addition, we incurred a one-time severance charge of approximately $332,000 in the 2009 period related to the departure of our former Chief Medical Officer. The increase in employee compensation and related costs was offset in part by decreases in stock based compensation of $85,000 as a result of forfeitures of options, and in external services of $155,000 due primarily to a reduction of out-sourced drug manufacturing, labeling and clinical supplies costs. We expect the trend of increases in research and development expenses to continue for the foreseeable future as we anticipate the continued development of our potential product candidates, especially in OXi4503 and ZYBRESTAT for ophthalmology.
     General and administrative expenses
     The table below summarizes the most significant components of our general and administrative expenses for the periods indicated, in thousands and as a percentage of total general and administrative expenses. The table also provides the changes in these components and their percentages:

	Six Months ended June 30,
	2009		2008		Increase (Decrease)
		% of Total		% of Total
	Amount	Expenses	Amount	Expenses	Amount	%

Employee compensation and related	$1,520	35%	$1,569	39%	$(49)	-3%
Stock-based compensation	213	5%	551	13%	(338)	-61%
Consulting and professional services	1,643	38%	1,288	32%	355	28%
Facilities and related	560	13%	289	7%	271	94%
Other	391	9%	373	9%	18	5%

Total general and administrative	$4,327	100%	$4,070	100%	$257	6%

     Total general and administrative costs for the six months ended June 30, 2009, as compared to the six months ended June 30, 2008, increase by approximately $257,000. Consulting and professional services increased $355,000 primarily due to increased legal and consulting fees in connection with an initiative we undertook to review and improve our quality, vendor oversight and regulatory compliance systems, as well as advisory services in connection with the formation and maintenance of our ViDA entity which was formed in the fourth quarter of 2008. These increases in consulting and professional services costs were slightly offset by a reduction in Board of Director fees and expenses. Facilities related expenses increased by approximately $271,000 in the six months ended June 30, 2009, as compared to the six months ended June 30, 2008. This increase was due to higher rent expense of approximately $184,000 in connection with moving into our new corporate headquarters in South San Francisco, California and increased computer and office supplies expenses related to more space and increased headcount.
Other Income and Expense
     The table below summarized Other Income and Expense in our Income Statement for the periods indicated, in thousands.

	Six months ended
	June 30,
	2009	2008

Investment income	70	445
Gain (loss) in change of fair value of warrants	241	—
Other income (expense), net	(44)	(2)
     Investment income was $70,000 and $445,000 for the six month period ended June 30, 2009 and 2008, respectively. The change is primarily a result of an estimated 43% reduction in the average month end cash balance and lower rate of return during the six month period ending June 30, 2009 as compared to 2008. The other income (expense) balances are derived from our gain and (loss) on foreign currency exchange and reflect both a change in number of foreign trials and the fluctuation in exchange rates.
     We recorded an unrealized gain of approximately $241,000 for the six-months period ended June 30, 2009, as a result of the change in the estimated Fair Market Value (“FMV”) of our Derivative Liabilities. Our total Derivate Liabilities FMV were estimated at $225,000 and $466,000 as of June 30, 2009 and December 31, 2008, respectively, as indicated in the table below.

	Fair Market Value of Derivative Liabilities as of
	June 30, 2009	March 31, 2009	December 31, 2008
Additional investment shares	$—	$448,000	$444,000
CEFF warrant	$225,000	$26,000	$22,000

Total FMV of derivative liabilities	$225,000	$474,000	$466,000

     As of June 30, 2009, the Additional Investment Shares had a zero FMV as result of the Additional Investment obligation being terminated, thus eliminating the liability and creating a noncash gain as the Company entered into the Amended and Restated Purchase Option Agreement as agreed to on July 2, 2009. This was offset, in part, by recording a noncash loss as a result of the change in estimated FMV of the CEFF Warrant, mainly, as a result in the change of our stock price from $0.66 per share to $2.18 per share at December 31, 2008 and June 30, 2009, respectively, resulting in an increase in the liability of approximately $203,000.
     Years ended December 31, 2008 and 2007
     Revenues
     We recognized approximately $12,000 in licensing revenue in each of the years ended December 31, 2008 and 2007, in connection with the license of our nutritional and diagnostic technology. Future revenues, if any, from this license agreement are expected to continue to be minimal.
     Our future revenues will depend upon our ability to establish collaborations with respect to, and generate revenues from products currently under development by us. We expect that we will not generate meaningful revenue in fiscal 2009 unless and until we enter into new collaborations providing for funding through the payment of licensing fees and up-front payments.
     Costs and expenses
     The following table summarizes our operating expenses for the periods indicated, in thousands and as a percentage of total expenses:

	2008		2007
		% of Total		% of Total	Increase
		Operating		Operating	(Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%

Research and development	$18,434	71%	$14,130	63%	$4,304	30%
General and administrative	7,518	29%	8,155	37%	(637)	(8)%

Total operating expenses	$25,952	100%	$22,285	100%	$3,667	16%

     We expect that as we continue to develop the two lead potential product candidates, ZYBRESTAT and OXi4503, the percentage of research and development expenses to total operating expenses will continue to increase.
     Research and development expenses
     The table below summarizes the most significant components of our research and development expenses for the periods indicated, in thousands and as a percentage of total research and development expenses and provides the changes in these components and their percentages:

	2008		2007
		% of Total		% of Total
		Research &		Research &
		Development		Development	Increase (Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%

External services	$13,273	72%	$9,552	68%	$3,721	39%
Employee compensation and related	4,490	24%	3,939	28%	551	14%
Stock-based compensation	337	2%	320	2%	17	5%
Other	334	2%	319	2%	15	5%

Total research and development	$18,434	100%	$14,130	100%	$4,304	30%

     External services expenses are comprised of costs incurred for consultants, contractors and outside service providers that assist in the management and support of our development programs. The increase in these costs in fiscal 2008 over fiscal 2007 is primarily attributable to an increase in expenditures on our ZYBRESTAT oncology programs, namely, our Phase II/III clinical trial for the treatment of anaplastic thyroid cancer, our Phase II trial in combination with bevacizumab® for the treatment of non small cell lung cancer, and our Phase II trial for the treatment of platinum resistant ovarian cancer, totaling approximately $4,704,000. These increases were offset by decreases in expenditures on both our Phase I trial of OXi4503 in solid tumors and our Phase I trial of ZYBRESTAT in combination with bevacizumab in solid tumors, totaling approximately $1,018,000. In addition, we experienced an increase in our pre-clinical study expenses of approximately $871,000, which was offset by a decrease in drug manufacturing expenses of approximately $753,000.
     The increase in employee compensation and related expenses is attributable to an increase in the average number of employees in fiscal 2008 over fiscal 2007 of approximately 30%.
     We expect that with the continued development of our two lead product candidates, ZYBRESTAT and OXi4503 in oncology and ophthalmology, our research and development expenses will continue to increase. As a result, we expect that the percentage of external services expenses to total research and development expenses will continue to increase as well.
     General and administrative expenses
     The table below summarizes the most significant components of our general and administrative expenses for the periods indicated, in thousands and as a percentage of total general and administrative expenses and provides the changes in these components and their percentages:

	2008		2007
		% of Total		% of Total
		General &		General &	Increase
		Administrative		Administrative	(Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%

Employee compensation and related	$2,111	28%	$2,574	31%	$(463)	(18)%
Stock-based compensation	663	9%	1,472	18%	(809)	(55)%
Consulting and professional services	2,931	39%	2,326	29%	605	26%
Facilities related	893	12%	727	9%	166	23%
Other	920	12%	1,056	13%	(136)	(13)%

Total general and administrative	$7,518	100%	$8,155	100%	$(637)	(8)%

     The decrease in employee compensation and related expenses in fiscal 2008 from fiscal 2007 of is due to payments and awards made in 2007 in accordance with executive employment agreements and the addition of a senior level executive in 2007 that were not repeated in fiscal 2008. The decrease in stock-based compensation in fiscal 2008 from fiscal 2007 is attributable to the departure of our former Chief Executive Officer in 2008 and the full vesting in fiscal 2007 of a number of options granted to our directors and officers that was not repeated in fiscal 2008. As grants of equity awards have not historically been made on a consistent basis year to year, the expense recognized for stock-based compensation is highly variable.
     The increase in consulting and professional services expenses in fiscal 2008 over fiscal 2007 is primarily attributable to increases in legal and contracted services and advisory costs, totaling approximately $541,000 in connection with the establishment of our committed equity financing facility and the initiation of Symphony ViDA Inc. The increase in facilities related expense is due to the expansion of office space in the San Francisco area in fiscal 2008 over 2007 and an increase in the average number of employees to support the continued development of our product candidates. The decrease in other expenses in fiscal 2008 from fiscal 2007 of $136,000 is consistent with the overall reduction in spending in the combined general and administrative expense categories.

     We expect that we will continue to incur general and administrative expenses at an appropriate level to support the ongoing development of our potential product candidates and to meet the requirements of being a public company.
     Other Income and Expenses
     In fiscal 2008, we recorded a gain of $3,335,000 relating to the change in fair value of outstanding warrants, which are accounted for as liabilities. The majority of this gain, or $3,312,000, is due to the Direct Investment Warrant issued to Symphony Capital in October 2008 and exercised by them in December 2008 following the approval by our stockholders of the issuance of our common stock underlying the warrant at a special meeting of stockholders on December 9, 2008. The gain represents the change in value between the Direct Investment Warrant issue date and December 30, 2008, the date that the Direct Investment Warrant was exercised. The remainder of the gain reflects the change during the fourth quarter in value of the CEFF Warrant issued to Kingsbridge Capital.
     Investment income decreased by approximately $1,337,000, or 68%, in fiscal 2008, compared to fiscal 2007, primarily due to a combination of lower average cash, cash equivalents and available-for-sale marketable securities balances during 2008 and by lower average interest rates and returns on investments.
     Tax Matters
     At December 31, 2008, the Company had net operating loss carry-forwards of approximately $155,011,000 for U.S. income tax purposes, which will be expiring for U.S. purposes through 2028. Due to the degree of uncertainty related to the ultimate use of these loss carry-forwards, we have fully reserved this future benefit. Additionally, the future utilization of the U.S. net operating loss carry-forwards is subject to limitations under the change in stock ownership rules of the Internal Revenue Service. The valuation allowance increased by approximately $9,612,000 and approximately $8,485,000 for the years ended December 31, 2008 and 2007, respectively, due primarily to the increase in net operating loss carry-forwards.
     Years ended December 31, 2007 and 2006
     Revenues
     During the year ended December 31, 2007, we recognized approximately $12,000 in licensing revenue in connection with the license of our nutritional and diagnostic technology. We did not recognize any licensing revenue during the year ended December 31, 2006. Future revenues, if any, from this license agreement are expected to be minimal.
     Costs and expenses
     The following table summarizes our operating expenses for the periods indicated, in thousands and as a percentage of total expenses:

	2007		2006
		% of Total		% of Total
		Operating		Operating	Increase (Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%

Research and development	$14,130	63%	$10,816	60%	$3,314	31%
General and administrative	8,155	37%	7,100	40%	1,055	15%

Total operating expenses	$22,285	100%	$17,916	100%	$4,369	24%

     Research and development expenses
     The table below summarizes the most significant components of our research and development expenses for the periods indicated, in thousands and as a percentage of total research and development expenses and provides the changes in these components and their percentages:

	2007		2006
		% of Total		% of Total
		Research &		Research &	Increase
		Development		Development	(Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%

External services	$9,552	68%	$6,064	56%	$3,488	58%
Employee compensation and related	3,939	28%	4,007	37%	(68)	(2)%
Stock-based compensation	320	2%	473	4%	(153)	(32)%
Other	319	2%	272	3%	47	17%

Total research and development	$14,130	100%	$10,816	100%	$3,314	31%

     External services expenses are comprised of costs incurred for consultants, contractors and outside service providers that assist in the management and support of our development programs. The increase in these costs in fiscal 2007 over fiscal 2006 is attributable to the further development of our two primary potential product candidates, ZYBRESTAT in both oncology and ophthalmology and OXi4503 in oncology. In particular, in June 2007, we initiated our Phase II/III trial of ZYBRESTAT in the treatment of anaplastic thyroid cancer, a multi-center, 180-patient clinical trial. This is the largest clinical trial we have undertaken to date. In addition, we initiated a clinical trial of ZYBRESTAT in combination with bevacizumab (Avastin®) in late November 2006, and such trial was ongoing for all of fiscal 2007.
     Decreases in both employee compensation and related expenses as well as stock-based compensation expense is attributable to a decrease in the average number of employees in fiscal 2007 over fiscal 2006.
     General and administrative expenses
     The table below summarizes the most significant components of our general and administrative expenses for the periods indicated, in thousands and as a percentage of total general and administrative expenses and provides the changes in these components and their percentages:

	2007		2006
		% of Total		% of Total
		General &		General &	Increase
		Administrative		Administrative	(Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%

Employee compensation and related	$2,574	32%	$2,137	30%	$437	20%
Stock-based compensation	1,472	18%	1,392	20%	80	6%
Consulting and professional services	2,326	28%	1,994	28%	332	17%
Facilities related	727	9%	561	8%	166	30%
Other	1,056	13%	1,016	14%	40	4%

Total general and administrative	$8,155	100%	$7,100	100%	$1,055	15%

     Approximately 50% of the overall increase in general and administrative expenses in fiscal 2007 over fiscal 2006 is attributable to employee compensation and related expenses and stock-based compensation. Although the average number of employees decreased from 2006 to 2007, the increase in such expense is due to payments and awards made in 2007 in accordance with executive employment agreements and the addition of a senior level executive in 2007, as we continue to build and develop our administrative capabilities to appropriately support our development programs. The increase in consulting and professional services expense is due to additional advisory services as we support the continued advancement of our development programs. The increase in facilities related expense is due to the establishment of office space in the San Francisco area in 2007.
     Other Income and Expenses
     Investment income decreased by approximately $547,000, or 22%, in fiscal 2007, compared to fiscal 2006, primarily due to lower average cash, cash equivalents and available-for-sale marketable securities balances during the respective periods offset in part by higher average interest rates and returns on investments.

LIQUIDITY AND CAPITAL RESOURCES
     To date, we have financed our operations principally through net proceeds received from private and public equity financing and in fiscal 2008, from research and development services provided to Symphony ViDA Inc. We have experienced net losses and negative cash flow from operations each year since our inception, except in fiscal 2000. As of December 31, 2008, we had an accumulated deficit of approximately $159,202,000 and as of June 30, 2009, we had an accumulated deficit of approximately $170,025,000. We expect to incur increased expenses, resulting in losses, over at least the next several years due to, among other factors, our continuing and planned clinical trials and anticipated research and development activities. We had cash, cash equivalents and available-for-sale securities of approximately $18,918,000 at December 31, 2008. In addition, investments held by Symphony ViDA Inc. were $14,663,000 as of December 31, 2008. As of June 30, 2009, we had cash, cash equivalents and available-for-sale securities of approximately $8,185,000. Investments held by Symphony ViDA were $12,626,000 as of June 30, 2009. On July 2, 2009, we exercised the option to purchase the equity securities of Symphony ViDA in exchange for shares of our common stock.
     The following table summarizes our cash flow activities for the periods indicated, in thousands:

	Six Months Ended	Years Ended December 31,
	June 30, 2009	2008	2007	2006

Operating activities:
Consolidated net loss	$(14,541)	$(21,921)	$(20,389)	$(15,457)
Non-cash adjustments to net loss	174	(2,181)	1,912	1,921
Changes in operating assets and liabilities	1,453	704	1,293	233

Net cash used in operating activities	(12,914)	(23,398)	(17,184)	(13,303)
Investing activities:
Net (increase) decrease in available-for-sale securities	754	19,142	10,275	(3,576)
Net decrease (increase) in available-for-sale securities held by Symphony ViDA, Inc.	2,037	(14,663)	—	—
Purchase of furniture, fixtures and equipment	(94)	(113)	(95)	(194)
Other	(13)	137	(156)	5

Net cash provided by (used in) investing activities	2,684	4,503	10,024	(3,765)
Financing activities:
Proceeds from issuance of common stock, net of fees	—	14,691	—	411
Proceeds from purchase of noncontrolling interest by preferred shareholders in Symphony ViDA, Inc, net of fees	—	13,952	—	—

Net cash provided by financing activities	—	28,643	—	411

Increase (Decrease) in cash and cash equivalents	(10,230)	9,748	(7,160)	(16,657)
Cash and cash equivalents at beginning of year	18,275	8,527	15,687	32,344

Cash and cash equivalents at end of year	$8,045	$18,275	$8,527	$15,687

     Included in non-cash adjustments to net loss are a gain on change in valuation of warrants of $3,335,000, the loss attributed to noncontrolling interests of approximately $520,000 and changes to the rent loss accrual of approximately $163,000 which were offset in part by stock based compensation of approximately $999,000, the issuance of stock in lieu of bonus of $87,000 and depreciation an amortization expense of $231,000. The changes in operating assets reflect an increase in accounts payable, accrued expenses and other payables of approximately $782,000 offset by an increase in prepaid expenses and other current assets of approximately $78,000.
     The proceeds from purchase of noncontrolling interest by preferred stockholders of Symphony ViDA, Inc., net of fees, reflects the investment by Symphony Capital LLC of $15,000,000 into Symphony ViDA and offset by a structuring fee of $1,750,000 and legal expenses of approximately $347,000 of which 50% is allocated to the noncontrolling interest and 50% is allocated to the Symphony direct investment. The proceeds from the issuance of common stock and warrants, net of fees, and the subsequent exercise of those warrants for the Symphony direct investment and proceeds from common stock issuance for the Kingsbridge CEFF net to $14,691,000.
          On October 1, 2008, we announced a strategic collaboration with Symphony. Under this collaboration, we entered into a series of related agreements with Symphony Capital LLC, Symphony ViDA, Symphony ViDA Holdings LLC, or Holdings, and related entities.

          Pursuant to these agreements, Holdings formed and capitalized Symphony ViDA in order (a) to hold certain intellectual property related to two of our product candidates, ZYBRESTAT for use in ophthalmologic indications and OXi4503, referred to as the “Programs,” which were exclusively licensed to Symphony ViDA under the Novated and Restated Technology License Agreement and (b) to fund commitments of up to $25 million. The funding was intended to support preclinical and clinical development by us, on behalf of Symphony ViDA, of ZYBRESTAT for ophthalmology and OXi4503.
          The Purchase Option Agreement provided for the exclusive right, but not the obligation, to repurchase both Programs by acquiring 100% of the equity of Symphony ViDA at any time between October 2, 2009 and March 31, 2012 for an amount equal to two times the amount of capital actually invested by Holdings in Symphony ViDA, less certain amounts (the Purchase Option).
          We issued to Holdings, pursuant to the Stock and Warrant Purchase Agreement, an aggregate of 13,513,514 shares of our common stock and warrants at a price of $1.11 per share, which was the closing price of our common stock on The NASDAQ Global Market on September 30, 2008, the day before the consummation of the Symphony transaction. In addition, pursuant to the Purchase Option Agreement, we issued to Holdings an aggregate of 3,603,604 shares of our common stock with a fair value of $4 million as consideration for the Purchase Option.
          On July 2, 2009, we, Holdings and Symphony ViDA entered into a series of related agreements pursuant to which we agreed to amend the terms of the Purchase Option, as set forth in an amended and restated purchase option agreement (the Amended Purchase Option Agreement). In connection with this amendment, we and Holdings also entered into an amended and restated registration rights agreement (the Amended Registration Rights Agreement). We closed on the purchase option on July 20, 2009 and issued 10,000,000 shares of our common stock to Holdings at the closing, which is subject to adjustment under the rights described in the paragraph below.
          Under the Amended Purchase Option Agreement, upon the closing of the Purchase Option, we acquired all of the equity of Symphony ViDA in exchange for ten million shares of our common stock, and we re-acquired all of the rights to the ZYBRESTAT for ophthalmology and OXi4503 programs that had been licensed to Symphony ViDA. In addition, the approximately $12,400,000 in cash held by Symphony ViDA at the time of closing, became available for use for our general corporate purposes. In the event that we issue additional securities prior to January 2, 2010 at a price lower than $2.08 per share, Symphony Capital LLC has the right to receive additional securities in an amount reflecting the difference in value of the securities at the time of such subsequent issuance and $2.08 per share. This right is subject to the limitation that we cannot issue more than ten million shares of common stock under the Amended Purchase Option Agreement, provided that if Symphony Capital would otherwise be entitled to receive more than such number of shares, Symphony Capital may request such combination of shares of common stock and any other securities of ours as would, in Symphony’s sole determination, provide value to Symphony Capital not in excess of the purchase price for the Purchase Option, or $12,500,000.
          On July 20, 2009, we raised approximately $10,000,000 in gross proceeds, before deducting placement agents’ fees and other offering expenses, in a registered direct offering relating to the sale of 6,250,000 units, each unit consisting of (i) one share of common stock, (ii) a five-year warrant to purchase 0.45 shares of common stock at an exercise price of $2.10 per share of common stock and (iii) a short-term warrant to purchase 0.45 shares of common stock at an exercise price of $1.60 per share of common stock, for a purchase price of $1.60 per unit (the “Units”). The short-term warrants are exercisable during a period beginning on the date of issuance until the later of (a) nine months from the date of issuance and (b) ten trading days after the earlier of (i) the public announcement of the outcome of the planned interim analysis by the Independent Data Safety Monitoring Committee of data from the Company’s Phase II/III pivotal clinical trial regarding ZYBRESTAT as a treatment for anaplastic thyroid cancer or (ii) the public announcement of the suspension, termination or abandonment of such trial for any reason.
     The Units were offered and sold pursuant to (i) a prospectus dated December 1, 2008 and (ii) a prospectus supplement dated July 15, 2009, pursuant to and forming a part of the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-155371). The net proceeds to the Company from the sale of the Units, after deducting the fees of the Placement Agents and other offering expenses, is approximately $9,200,000.
          In February 2008, we entered into the CEFF with Kingsbridge, pursuant to which Kingsbridge committed to purchase, subject to certain conditions, up to 5,708,035 shares of our common stock or up to an aggregate of $40,000,000 during the next three years. Under the CEFF, we are able to draw down in tranches of up to a maximum of 3.5% of our closing market value at the time of the draw down or the alternative draw down amount calculated pursuant to the Common Stock Purchase Agreement, whichever is less. The purchase price of these shares is discounted between 5 to 12 percent from the volume weighted average price of our common stock for each of the eight trading days following the election to sell shares. Kingsbridge is not obligated to purchase shares at prices below $1.25 per share or at a price below 85% of the closing share price of our stock in the trading day immediately preceding the commencement of a draw down, whichever is higher. In connection with the CEFF, we issued a warrant to Kingsbridge to purchase 250,000 shares of our common stock at a price of $2.74 per share exercisable beginning six months after February 19, 2008 and for a period of five years thereafter. We have filed a registration statement on Form S-1 to register the resale by Kingsbridge of the shares issuable to Kingsbridge under the CEFF, which was declared effective by the SEC on May 15, 2008. In June 2008, we completed our first drawdown under the CEFF, netting approximately $900,000.
     We anticipate that our existing cash, cash equivalents and available-for-sale marketable securities including the capital resources acquired in the two transactions closed in July 2009, as described above, will enable us to maintain our currently planned operations for this program into the third quarter of 2010.
     Our cash utilization amount is highly dependent on the progress of our potential-product development programs, particularly, the results of our pre-clinical projects, the cost timing and outcomes of regulatory approvals for our product candidates, the terms and conditions of our contracts with service providers for these programs, the rate of recruitment of patients in our human clinical trials, much of which is not within our control as well as the timing of hiring development staff to support our product development plans. We do intend to aggressively pursue other forms of capital infusion including strategic alliances with organizations that have capabilities and/or products that are complementary to our own, in order to continue the development of our potential product candidates.
     Our cash requirements may vary materially from those now planned for or anticipated by management due to numerous risks and uncertainties. These risks and uncertainties include, but are not limited to: the progress of and results of our pre-clinical testing and clinical trials of our VDA drug candidates under development, including ZYBRESTAT, our lead drug candidate, and OXi4503; the progress of our research and development programs; the time and costs expended and required to obtain any necessary or desired regulatory approvals; the resources, if any, that we devote to developing manufacturing methods and advanced technologies; our ability to enter into licensing arrangements, including any unanticipated licensing arrangements that may be necessary to enable us to continue our development and clinical trial programs; the costs and expenses of filing, prosecuting and, if necessary, enforcing our patent claims, or defending ourselves against possible claims of infringement by us of third party patent or other technology rights; the costs of commercialization activities and arrangements, if any, undertaken by us; and, if and when approved, the demand for our products, which demand is dependent in turn on circumstances and uncertainties that cannot be fully known, understood or quantified unless and until the time of approval, for example the range of indications for which any product is granted approval.
     We will need to raise additional funds to support our operations to remain a going concern past the third quarter of 2010, and such funding may not be available to us on acceptable terms, or at all. If we are unable to raise additional funds when needed, we may not be able to continue development of our product candidates or we could be required to delay, scale back or eliminate some or all of our development programs and other operations. We may seek to raise additional funds through public or private financing, strategic partnerships or other arrangements. Any additional equity financing may be dilutive to our current stockholders and debt financing, if available, may involve restrictive covenants. If we raise funds through collaborative or licensing arrangements, we may be required to relinquish, on terms that are not favorable to us, rights to some of our technologies or product candidates that we would otherwise seek to develop or commercialize ourselves. Our failure to raise capital when needed may harm our business, financial condition and results of operations.
     Contractual Obligations
     The following table presents information regarding our contractual obligations and commercial commitments as of December 31, 2008 in thousands:

		Less Than	1-3	4-5	After 5
	Total	1 Year	Years	Years	Years

Research & Development Projects	$9,685	$7,973	$1,712	$—	$—
Operating Leases	$2,902	$873	$1,326	$703	—

Total contractual cash obligations	$12,587	$8,846	$3,038	$703	—

     Payments under clinical development and related commitments are based on the completion of activities as specified in the contract. The amounts in the table above assume the successful completion, by the third-party contractor, of all of the activities contemplated in the agreements. In addition, not included in operating leases above, is sublease income which totals approximately $256,000 for fiscal 2008 and lease payments of approximately $152,000 under a lease for our new office space in Waltham, Massachusetts entered into in April 2009.
     Our primary drug development programs are based on a series of natural products called Combretastatins. In August 1999, we entered into an exclusive license for the commercial development, use and sale of products or services covered by certain patent rights owned by Arizona State University. This agreement was subsequently amended in June 2002. From the inception of the agreement through December 31, 2008, we have paid a total of $2,500,000 in connection with this license. The agreement provides for additional payments in connection with the license arrangement upon the initiation of certain clinical trials or the completion of certain regulatory approvals, which payments could be accelerated upon the achievement of certain financial milestones, as defined in the agreement. The license agreement also provides for additional payments upon our election to develop certain additional compounds, as defined in the agreement. Future milestone payments under this agreement could total $200,000. We are also required to pay royalties on future net sales of products associated with these patent rights.
Quantitative and Qualitative Disclosures about Market Risk
     At December 31, 2008, we did not hold any derivative financial instruments, commodity-based instruments or other long-term debt obligations. We account for the Symphony Direct Investment Warrants, Additional Investment Shares and the Kingsbridge CEFF Warrant as liabilities. As of December 31, 2008 the Direct Investment Warrants were exercised and no longer outstanding, the Additional Investment Shares are valued at $444,000, and the Kingsbridge CEFF Warrant is valued at $22,000.
     We have adopted an Investment Policy, the primary objectives of which are to preserve principal, maintain proper liquidity to meet operating needs and maximize yields while preserving principal. Although our investments are subject to credit risk, we follow procedures to limit the amount of credit exposure in any single issue, issuer or type of investment. Our investments are also subject to interest rate risk and will decrease in value if market interest rates increase. However, due to the conservative nature of our investments and relatively short duration, we believe that interest rate risk is mitigated. Our cash and cash equivalents are maintained in U.S. dollar accounts. Although we conduct a number of our trials and studies outside of the United States, we believe our exposure to foreign currency risk to be limited as the arrangements are in jurisdictions with relatively stable currencies.

BUSINESS
INTRODUCTION
          We are a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. Our primary focus is the development and commercialization of product candidates referred to as vascular disrupting agents (VDAs) that selectively disable and destroy abnormal blood vessels that provide solid tumors a means of growth and survival and also are associated with visual impairment in a number of ophthalmological diseases and conditions. To date, more than 400 subjects have been treated with ZYBRESTAT in human clinical trials, and the drug candidate has generally been observed to be well-tolerated. In light of the significant safety dataset collected for ZYBRESTAT to date, we believe the potential for unexpected toxicity is relatively low. In addition, because our VDA product candidates act via a well-characterized mechanism, i.e., inhibition of blood flow to tumors and to neovascular lesions within the eye, we believe there is a relatively high likelihood of observing clinical benefits in our ongoing clinical trials.
ZYBRESTAT for Oncology
          FACT trial — pivotal registration study with ZYBRESTAT in anaplastic thyroid cancer
          ZYBRESTAT is currently being evaluated in a 180-patient, Phase II/III pivotal registration study, which we refer to as the FACT trial, as a potential treatment for anaplastic thyroid cancer (ATC), a highly aggressive and lethal malignancy for which there are currently no approved therapeutics and extremely limited treatment options. In the FACT trial, patients are randomized either to the treatment arm of study, in which they receive ZYBRESTAT in combination with the chemotherapeutic agents carboplatin and paclitaxel, or to the control arm of the study, in which they receive only carboplatin and paclitaxel. In 2007, we completed a Special Protocol Assessment (SPA) process with the U.S. Food and Drug Administration (FDA) for this pivotal registration study.
          The primary endpoint for the FACT trial is overall survival, and the study design incorporates a planned interim analysis, which we currently anticipate will occur in the first half of 2010, upon occurrence of a pre-specified number of events (deaths). Depending upon the results observed at the planned interim analysis, which will be conducted by an independent Data Safety Monitoring Committee, the study may be continued as planned; stopped for overwhelming efficacy; or increased or decreased in size, with respect to the number of patients to be enrolled in the study, in order to appropriately size the study and maintain or increase the probability of observing a statistically significant positive effect on overall survival.
          The FDA has also granted Fast Track designation to ZYBRESTAT for the treatment of regionally advanced and/or metastatic ATC. ZYBRESTAT was awarded orphan drug status by the FDA and the European Commission in the European Union for the treatment of advanced ATC and for the treatment of medullary, Stage IV papillary and Stage IV follicular thyroid cancers. We believe that the ongoing FACT trial in ATC, if successful, will provide a basis for us to seek marketing approval of ZYBRESTAT in ATC.
          FALCON trial — randomized, controlled Phase II study with ZYBRESTAT in non-small cell lung cancer
          We are also currently evaluating ZYBRESTAT in a 60-patient, randomized, controlled Phase II clinical trial, which we refer to as the FALCON trial, as a potential first-line treatment for non-small cell lung cancer (NSCLC). In the FALCON trial, patients are randomized either to the treatment arm of study, in which they receive ZYBRESTAT in combination with the chemotherapeutic agents carboplatin and paclitaxel, and the anti-angiogenic drug, bevacizumab, or to the control arm of the study, in which they receive a standard combination regimen of carboplatin, paclitaxel and bevacizumab. We believe this study, if successful, will provide support for initiating a pivotal registration study with ZYBRESTAT in NSCLC; and more generally, provide clinical validation supporting further evaluation of ZYBRESTAT in combination with commonly used anti-angiogenic therapeutics that act via vascular endothelial growth factor (VEGF) pathway inhibition.
          Recently completed Phase II trial with ZYBRESTAT in platinum-resistant ovarian cancer
          On June 1, 2009, results from a Simon two-stage design Phase II trial with ZYBRESTAT in combination with the chemotherapeutic agents, carboplatin and paclitaxel, in platinum-resistant ovarian cancer, sponsored by investigators at the Mount Vernon Cancer Research Centre, UK, were presented at the annual meeting of the American Society of Clinical Oncology (ASCO). Of 44 patients enrolled in this study, 11 (25%) had confirmed partial responses as determined by the Gynecological Cancer InterGroup

(GCIG) response criteria, i.e., response by tumor imaging (RECIST) and/or ovarian cancer biomarker (CA-125) criteria. An additional four patients had unconfirmed partial responses by RECIST criteria, and stable disease responses were reported in an additional 16 patients. Our analysis of data from this study indicates that 21 of 44 (48%) patients enrolled in the study experienced clinical benefit, as determined by patients with confirmed and unconfirmed partial responses and patients who achieved and maintained stable disease responses throughout the study for six cycles of treatment. The combination regimen of ZYBRESTAT and carboplatin plus paclitaxel chemotherapy was observed to be well-tolerated with approximately half of the patients completing all six cycles of therapy. We believe the results of this study support further development of ZYBRESTAT in ovarian cancer and are considering options for undertaking further randomized, controlled studies in ovarian cancer, including a study or studies which may potentially be undertaken in collaboration with an oncology cooperative study group.
          We believe that, if successful, the ongoing ZYBRESTAT study program will establish a compelling rationale for further development of ZYBRESTAT as a treatment for:
•	forms of recurrent, metastatic thyroid cancer in addition to ATC;

•	aggressive and difficult-to-treat malignancies;

•	use in combination with chemotherapy in a variety of solid tumors, particularly those in which carboplatin and/or paclitaxel chemotherapy are commonly used; and

•	use in combination with commonly used anti-angiogenic drugs, such as bevacizumab, that act via VEGF pathway inhibition, in various solid tumor indications.
          We believe these areas for potential further development collectively represent a large potential commercial market opportunity that includes cancers of the thyroid, ovary, kidney, liver, head and neck, breast, lung, skin, brain, colon and rectum.
          In addition, based upon preclinical results first published by our collaborators in the November 2007 online issue of the journal BLOOD, as well as preclinical data presented in April 2009 at the annual meeting of the American Association of Cancer Research (AACR), we believe that ZYBRESTAT and our other VDA product candidates, particularly OXi4503, may also have utility in the treatment of hematological malignancies or “liquid tumors,” such as acute myeloid leukemia.
ZYBRESTAT for Ophthalmology
          In addition to developing ZYBRESTAT as an intravenously administered therapy for oncology indications, we are undertaking an ophthalmology research and development program with ZYBRESTAT, the objective of which is to develop a topical formulation of ZYBRESTAT for ophthalmological diseases and conditions that are characterized by abnormal blood vessel growth within the eye that results in loss of vision. We believe that a safe, effective and convenient topically-administered anti-vascular therapeutic would have advantages over currently approved anti-vascular, ophthalmological therapeutics, which must be injected directly into patients’ eyes, in some cases on a chronic monthly basis.
          In June 2009, we initiated a randomized, double-masked, placebo-controlled Phase II proof-of-mechanism trial, which we refer to as the FAVOR trial, with intravenously-administered ZYBRESTAT in patients with polypoidal choroidal vasculopathy (PCV), a form of choroidal neovascularization against which current therapies, including approved anti-angiogenic drugs, appear to provide limited benefit. In parallel with the FAVOR trial, we are currently conducting preclinical pilot toxicology and efficacy studies with ZYBRESTAT, administered via topical ophthalmological formulations. We believe the architecture of the abnormal vasculature in the retina and choroid that contributes to PCV patients’ loss of vision may be particularly susceptible to treatment with a VDA such as ZYBRESTAT. We believe that PCV represents an attractive target indication and development pathway for ZYBRESTAT because, unlike wet age-related macular degeneration, an indication for which several anti-angiogenic drugs are approved or prescribed off-label, it is more feasible to conduct clinical studies with ZYBRESTAT in patients with PCV without combining or comparing ZYBRESTAT with anti-angiogenic drugs, thereby potentially reducing development time and expense. The objectives of the FAVOR trial and the ongoing preclinical program are to:

•	determine the therapeutic utility of ZYBRESTAT in PCV;

•	determine blood concentrations of drug required for activity in humans and thereby estimate, with the benefit of preclinical data, an appropriate dose of topically-administered ZYBRESTAT to be evaluated in subsequent human clinical studies; and

•	further evaluate the feasibility of and reduce the risk associated with developing a topical formulation of ZYBRESTAT for ophthalmological indications.
          To date, we have completed preclinical experiments demonstrating that ZYBRESTAT has activity in six different preclinical ophthalmology models, including a model in which ZYBRESTAT was combined with an approved anti-angiogenic drug. We have also completed multiple preclinical studies suggesting that ZYBRESTAT, when applied topically to the surface of the eye at doses anticipated to be well-tolerated, penetrates to the retina and choroid in quantities that we believe should be more than sufficient for therapeutic activity. Finally, we have completed and reported results at the 2007 annual meeting of the Association for Research in Vision and Ophthalmology (ARVO) from a Phase II study in patients with myopic macular degeneration in which all patients in the study met the primary clinical endpoint of vision stabilization at three months after study entry.
          Based on results of our preclinical and clinical trials, we believe that a topically-applied formulation of ZYBRESTAT (e.g., an eye-drop or other topical formulation) is feasible and may have clinical utility in the treatment of patients with a variety of ophthalmological diseases and conditions, such as PCV, age-related macular degeneration, diabetic retinopathy and neovascular glaucoma, all of which are characterized by abnormal blood vessel growth and associated loss of vision. In addition to having potential utility for treating ocular diseases and conditions that affect tissues in the back of the eye, we believe that a topical ophthalmological formulation of ZYBRESTAT could also have utility for the treatment of other ocular diseases and conditions characterized by abnormal neovascularization that affect tissues in the front of the eye, such as the cornea and iris.
          Although several anti-angiogenic therapeutics have been approved and are marketed for ophthalmological indications in which patients are experiencing active disease, the requirement that these therapeutics be injected directly into the eye on a repeated basis is a significant limitation for some patients and may result in serious side-effects. We believe that a topical formulation of ZYBRESTAT may:
•	decrease the requirement for or possibly even replace the use of medications injected into the eye;

•	have utility for treating patients with newly developed and/or less severe forms of neovascular ophthalmological diseases and conditions, which could potentially prevent these patients from developing active and/or severe forms of the disease that result in vision loss; and

•	have utility in patients with neovascular ophthalmological diseases and conditions that do not respond well to treatment with currently available therapeutics.
OXi4503, a unique, second generation VDA for oncology indications
          We are currently pursuing development of OXi4503, a second-generation, dual-mechanism VDA, as a treatment for certain solid tumor types. We believe that OXi4503 is differentiated from other VDAs by its dual-action activity. Our data indicate that in addition to having potent vascular disrupting effects, OXi4503 is unique in that it can be metabolized by oxidative enzymes to an orthoquinone chemical species that has direct cytotoxic effects on tumor cells. We believe this unique property may result in enhanced anti-tumor activity in certain tumor types as compared with other VDA drug candidates. Based on data from preclinical studies, we believe that OXi4503 may have enhanced activity in tumor types with relatively high levels of oxidative enzymes that can facilitate the metabolism of the active OXi4503 VDA to a cytotoxic orthoquinone species. These tumor types include hepatocellular carcinoma, melanoma, and myeloid leukemia. In preclinical studies, OXi4503 has shown potent anti-tumor activity against solid tumors and acute myeloid leukemia models, both as a single agent and in combination with other cancer treatment modalities.
          We are currently evaluating OXi4503 in two ongoing clinical trials: a Phase I clinical trial in patients with advanced solid tumors sponsored by Clinical Research United Kingdom; and a Company-sponsored Phase Ib/IIa trial, initiated in the first quarter in patients with solid tumors with hepatic involvement. To date, OXi4503 has been observed to have a manageable side-effect profile similar to that of other agents in the VDA class, potential single-agent clinical activity, and effects on tumor blood flow and tumor metabolic activity, as determined with several imaging modalities. We currently anticipate filing a U.S. IND for OXi4503 and initiating an additional Phase I study in the second half of 2009.
Our Development Programs and Product Candidates
          The following table outlines the ongoing, recently completed and planned clinical development programs for our current product candidates:
ZYBRESTAT for Oncology

Study Design and
Indication	Number of Subjects (n)	Regimen	Sponsor	Status

Anaplastic Thyroid Cancer (ATC)	FACT Trial — Phase II/III Randomized, Controlled Pivotal Registration Study (n=180)	carboplatin + paclitaxel ± ZYBRESTAT	OXiGENE	Enrolling

1st-line Non-small Cell Lung Cancer (NSCLC)	FALCON Trial — Phase II Randomized, Controlled Study (n=60)	carboplatin + paclitaxel + bevacizumab ± ZYBRESTAT	OXiGENE	Enrolling

Platinum-resistant Ovarian Cancer	Phase II Simon Two- Stage Design Study (n=44)	ZYBRESTAT + carboplatin + paclitaxel	Cancer Research UK	Complete
ZYBRESTAT for Ophthalmology

Study Design and
Indication	Number of Subjects (n)	Regimen	Sponsor	Status

Proof-of-mechanism Study in Polypoidal Choroidal Vasculopathy (PCV)	Phase II Randomized, Double-Masked, Placebo-controlled, Single-dose Study (n=40)	ZYBRESTAT (intravenous-route)	OXiGENE	Enrolling
OXi4503 for Oncology

Indication	Study Design and Number of Subjects (n)	Regimen	Sponsor	Status

Refractory Solid Tumors Hepatic Tumors	Phase I Dose-Escalation Study Phase Ib/IIa Dose-Ranging Study (n=63 total; 18 in Phase Ib portion)	OXi4503 OXi4503	Cancer Research UK OXiGENE	Enrolling Enrolling

Refractory Solid Tumors	Phase I Dose-Escalation Study	OXi4503	OXiGENE	Planned for 2009

Collaborations and Recent Developments
          Symphony Transaction
          In October 2008, we announced a strategic collaboration with Symphony Capital Partners, L.P. (Symphony), a private-equity firm, under which Symphony agreed to provide up to $40 million in funding to support the advancement of ZYBRESTAT for oncology, ZYBRESTAT for ophthalmology and OXi4503. In connection with the collaboration, we granted Symphony ViDA, Inc., a newly-created drug development company, exclusive licenses to ZYBRESTAT for use in ophthalmologic indications and OXi4503. As part of this transaction, we maintained the exclusive purchase option, but not the obligation, to purchase all of the equity of Symphony ViDA (Purchase Option) at any time between October 2, 2009 and March 31, 2012 for an amount equal to two times the amount of capital actually invested by Holdings in Symphony ViDA, less certain amounts.
          Under the collaboration, we entered into a series of related agreements with Symphony Capital LLC, Symphony ViDA, Symphony ViDA Holdings LLC (Holdings) and related entities, including a Purchase Option Agreement, a Research and Development Agreement, a Technology License Agreement and an Additional Funding Agreement. In addition, we entered into a series of related agreements with Holdings, including a Stock and Warrant Purchase Agreement and a Registration Rights Agreement.
          Pursuant to these agreements, Holdings formed and capitalized Symphony ViDA in order (a) to hold certain intellectual property related to the programs which were exclusively licensed to Symphony ViDA under the Technology License Agreement and (b) to fund commitments of up to $25 million. The funding was intended to support preclinical and clinical development by us, on behalf of Symphony ViDA, of the programs.
          We issued to Holdings, pursuant to the Stock and Warrant Purchase Agreement, an aggregate of 13,513,514 shares of our common stock and warrants at a price of $1.11 per share, which was the closing price of our common stock on The NASDAQ Global Market on September 30, 2008, the day before we entered into the Symphony transaction. In addition, pursuant to the Purchase Option Agreement, we issued to Holdings an aggregate of 3,603,604 shares of our common stock with a fair value of $4 million as consideration for the Purchase Option.
          On July 2, 2009, we, Holdings and Symphony ViDA entered into a series of related agreements pursuant to which we exercised the Purchase Option under terms set forth in an amended and restated purchase option agreement (the Amended Purchase Option Agreement), and we and Holdings also entered into an amended and restated registration rights agreement.
          Under the Amended Purchase Option Agreement, in the event that we issue additional securities prior to January 2, 2010 at a price lower than $2.08 per share, Symphony Capital LLC has the right to receive additional securities in an amount reflecting the difference in value of the securities at the time of such subsequent issuance and $2.08 per share. This right is subject to the limitation that no more than 10 million shares of common stock can be issued under the Amended Purchase Option Agreement, provided that if Symphony Capital would otherwise be entitled to receive more than such number of shares, Symphony Capital may request such combination of shares of common stock and any other securities of ours as would, in Symphony’s sole determination, provide value to Symphony Capital not in excess of the purchase price for the Purchase Option, or approximately $12,500,000.
          We closed on the amended Purchase Option on July 20, 2009 and issued 10 million shares of our common stock to Holdings at the closing in exchange for all of the equity of Symphony ViDA, subject to adjustment under the rights described in the paragraph above. In addition, upon the closing of the Purchase Option, we re-acquired all of the rights to the programs, and the approximately $12,500,000 in cash held by Symphony ViDA at the time of the closing became available for use for our general corporate purposes.
          The two members of our Board of Directors appointed by Symphony Capital LLC, Mr. Mark Kessel and Dr. Alastair Wood, will remain on the Board, and we expect to maintain our advisory relationships with Symphony and RRD International LLC. The Additional Funding Agreement, dated October 1, 2008, has been terminated.

Baylor University Collaboration
          Under a sponsored research agreement with Baylor University, we are pursuing discovery and development of novel, small-molecule therapeutics for the treatment of cancer, including small-molecule cathepsin-L inhibitors and hypoxia-activated VDAs. Cathepsin-L is an enzyme involved in protein degradation and has been shown to be closely involved in the processes of angiogenesis and metastasis. Small molecule inhibitors may have the potential to slow tumor growth and metastasis in a manner we believe could be complementary with our VDA therapeutics. We also believe that our hypoxia-activated VDAs could serve as line-extension products to ZYBRESTAT and/or OXi4503.
Company Background
     We are a corporation incorporated in 1988 in the State of New York and reincorporated in 1992 in the State of Delaware, with our principal corporate office in the United States at 701 Gateway Boulevard, South San Francisco, California 94080 (telephone: (650) 635-7000, fax: (650) 635-7001). We also have an office in the United Kingdom at Magdalen Centre, Robert Robinson Avenue, The Oxford Science Park, Oxford, OX4 4GA, as well as at 300 Bear Hill Road, Waltham, Massachusetts 02451. Our Internet address is www.OXiGENE.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, are available to you free of charge through the “Investors” section of our website as soon as reasonably practicable after such materials have been electronically filed with, or furnished to, the Securities and Exchange Commission. Information contained on our website does not form a part of this prospectus.
VASCULAR DISRUPTING AGENTS: 2ND-GENERATION ANTI-VASCULAR THERAPEUTICS THAT ADDRESS A LARGE POTENTIAL MARKET OPPORTUNITY
     According to Cancer Research UK, a cancer organization in the United Kingdom, nearly 90% of all cancers, more than 200 types, are solid tumors, which are dependent upon a continually developing vascular supply for their growth and survival. Similarly, in the ophthalmology field, abnormal neovascularization characterizes a variety of ophthalmological diseases and conditions, including corneal neovascularization, central retinal vein occlusion, proliferative diabetic retinopathy, retinopathy of prematurity, sickle cell retinopathy, myopic macular degeneration (MMD), age-related macular degeneration (AMD), and neovascular glaucoma.
     Since 2004, multiple anti-angiogenic drugs have been approved for a variety of cancer and ophthalmology indications, and development of approved anti-angiogenic drugs for new indications continues. Physician adoption of these first-generation anti-vascular drugs has been rapid and continues to accelerate. In 2008, the Company estimates that ex-manufacturer sales of approved anti-angiogenic drugs increased by approximately 25% over 2007, approaching $6 billion in 2008.
     The Company believes that its VDA drug candidates are second-generation anti-vascular drugs that differ from and are complementary and non-competitive with anti-angiogenic agents. Similar to anti-angiogenic agents, OXiGENE’s VDA drug candidates are anti-vascular drugs that exert therapeutic effects by depriving tumors — and in the case of eye disease, ocular lesions — of blood supply. The Company also believes that its VDA therapeutics may be better tolerated than anti-angiogenic drugs and may potentially have utility in later-stage tumors that have become unresponsive to anti-angiogenic therapies.
     In September 2006, OXiGENE announced the publication of a research article in the journal Science that provided strong scientific evidence for combining VDAs with anti-angiogenic agents such as bevacizumab, a widely-used anti-angiogenic drug that acts by inhibiting VEGF, a pro-angiogenic growth factor. In this article Professor Kerbel and Dr. Shaked from Sunnybrook Cancer Centre in Canada demonstrated that the combination of ZYBRESTAT and an anti-angiogenic agent (an anti-VEGF-receptor antibody) had synergistic effects on tumors.
     In December 2007, OXiGENE completed a Phase Ib clinical trial to evaluate ZYBRESTAT in combination bevacizumab (an approved and widely-used anti-VEGF monoclonal antibody) in patients with advanced solid tumors. This was the first human clinical trial to pair a vascular disrupting agent and an anti-angiogenic drug in the treatment of cancer, specifically in patients who had failed previous treatments and were in advanced stages of disease. The trial was an open-label, multi-center trial designed to determine the safety and tolerability of ascending doses of ZYBRESTAT administered intravenously in combination with bevacizumab. Three dose levels of ZYBRESTAT were evaluated in combination with an approved dose of bevacizumab. In May of 2008, OXiGENE reported final data from the trial showing that the two-drug combination appeared safe and well-tolerated with early signs of clinical efficacy (9 of 16 patients with stable disease responses with prolonged stable disease observed in several patients) and additive effects on tumor blood-flow inhibition.
     OXiGENE believes that these pre-clinical and clinical research results suggest combining VDA and anti-angiogenic therapies may be a compelling strategy to maximize the therapeutic potential of VDAs and anti-angiogenic drugs in the treatment of solid tumors. The Company believes the potential ability to synergistically combine VDA drugs with anti-angiogenic therapeutics affords it a wide range of future development and commercialization options with its VDA drug candidates, including tumor types and treatment settings where anti-angiogenic drugs are commonly utilized, as well as those where anti-angiogenic agents are either poorly tolerated, ineffective, no longer effective, or not commonly utilized.
     As illustrated in the table below, VDA and anti-angiogenic drugs act via different mechanisms to produce complementary biological and anti-vascular effects with mostly non-overlapping side effects. In pre-clinical studies, VDA plus anti-angiogenic drug combinations demonstrate robust and additive anti-tumor effects. Results from initial human clinical studies conducted by OXiGENE with combinations of ZYBRESTAT and the widely-used anti-angiogenic drug, bevacizumab, provide support and initial clinical validation for combining these agents to significantly increase clinical activity without significantly increasing side-effects.

	1ST-Generation Anti-Vascular Drugs	2ND-Generation Anti-Vascular Drugs

	Anti-Angiogenic Drugs (bevacizumab, ranibizumab, sorafenib, sunitinib, pegaptanib, etc.)	OXiGENE VDA Drug Candidates (ZYBRESTAT, OXi4503)

Biological Effect	Prevent formation and growth of new blood vessels throughout the body	Selectively occlude and collapse pre-existing tumor vessels

Mechanism	Continuously inhibit pro-angiogenic growth factor signaling (e.g., VEGF) Promiscuous for all angiogenesis	Intermittently and reversibly collapses the tubulin cytoskeleton vascular endothelial cells, causing vascular endothelial cells lining fragile and immature tumor vasculature to change shape, occlude and collapse tumor vessels

Selectively disrupts the endothelial cell junctional protein, VE-cadherin, in tumor vessels and other abnormal vessels

ZYBRESTAT half-life is approximately 4 hours

Selective for abnormal vasculature characteristic of tumors and ocular lesions

Rapidity of Effect	Weeks	Hours

Side Effects	Vascular and non-vascular side-effects, some of which are chronic in nature, e.g., chronic hypertension, wound-healing impairment, hemorrhage / hemoptysis, gastrointestinal perforation, proteinuria /nephrotic syndrome, thromboembolic events, etc.	Transient and manageable Typical of a “vascularly active” agent (e.g., transient and manageable hypertension) Mostly non-overlapping with anti-angiogenics Compare favorably with anti-angiogenics
     The Company believes its VDA drug candidates act on tumor blood vessels via two complementary mechanisms, tubulin depolymerization and disengagement of the junctional protein VE-cadherin, so as to cause shape change of tumor vascular endothelial cells, vessel occlusion and collapse, and the subsequent blockage of blood-flow to the tumor, which deprives it of oxygen and nutrients essential for survival.
     In vitro studies have demonstrated that its VDA drug candidates act in a reversible fashion on a protein called tubulin inside newly-formed and growing endothelial cells, such as the vascular endothelial cells comprising tumor vasculature. By binding to the tubulin, ZYBRESTAT is able to collapse the structural framework that maintains the cells’ flat shape. When this occurs, the shape of the cells changes from flat to round, initiating a cascade of events resulting in physical blockage of the blood vessels. The resulting shutdown in blood-flow then deprives tumor cells of the oxygen and nutrients necessary for maintenance and growth and also prevents tumor cells from being able to excrete toxic metabolic waste products. The consequence of the blockage is extensive tumor cell death, as demonstrated in animal studies and suggested in imaging studies of human patients treated with ZYBRESTAT and OXi4503.
     Pre-clinical research, published in the November 2005 issue of the Journal of Clinical Investigation, showed that ZYBRESTAT also disrupts the molecular engagement of VE-cadherin, a junctional protein important for endothelial cell survival and function. The authors of the research article conclude that this effect only occurs in endothelial cells which lack contact with smooth muscle cells, a known feature of abnormal vasculature associated with tumors and other disease processes. The disengagement of VE-cadherin leads to endothelial cell detachment, which in turn, can cause permanent physical blockage of vessels.
     Pre-clinical and clinical study results indicate that ZYBRESTAT exerts anti-vascular effects rapidly, within hours of administration, and the half-life of the active form of ZYBRESTAT in humans is approximately four hours. Because the half-life of the active form of ZYBRESTAT is relatively short, the effects of ZYBRESTAT on tubulin are reversible, and ZYBRESTAT is typically administered no more frequently than once per week, the side-effects of ZYBRESTAT are typically transient in nature, limited to the period of time following administration when the active form of ZYBRESTAT is in the body in significant concentrations. This contrasts with anti-angiogenic agents, which are typically administered on a chronic basis so as to constantly maintain levels of drug in the body, exert their tumor blood-vessel growth inhibiting effects over days to weeks, and as a result can cause a variety of chronic side-effects that are not limited to the immediate period following administration.
     In contrast with anti-angiogenic agents, which can cause a variety of chronic side-effects, side-effects associated with ZYBRESTAT are typically transient and manageable. The most frequent ZYBERESTAT side-effects include infusion-related side effects such as nausea, vomiting, headache and fatigue, and tumor pain, which is consistent with the drug’s mechanism-of-action. Like approved anti-angiogenic drugs, ZYBRESTAT also exhibits cardiovascular effects, which in the majority of patients are mild and transient and transient in nature. Approximately 10-20% of patients treated with ZYBRESTAT experience clinically-significant and transient hypertension that can be readily managed and prevented after initial occurrence with straightforward oral anti-hypertensive therapy. In an analysis undertaken by OXiGENE, the incidence of serious cardiovascular side-effects such as angina and myocardial ischemia observed across all studies to date (including early studies in which hypertension management and prevention was not employed) was less than 3%, a frequency comparable to that reported with approved anti-angiogenic agents such as bevacizumab, sunitinib and sorafenib.
RESEARCH AND DEVELOPMENT AND COLLABORATIVE ARRANGEMENTS
     The Company’s strategy is to develop innovative therapeutics for oncology and to leverage its drug candidates and technology in the field of ophthalmology. The principal focus of the Company, in the foreseeable future, is to complete the clinical development of its drug candidates ZYBRESTAT and OXi4503 and to identify new pre-clinical candidates that are complementary to our VDAs. To advance its strategy, the Company has established relationships with universities, research organizations and other institutions in these fields. The Company intends to broaden these relationships, rather than expand its in-house research and development staff. In general, these programs are created, developed and controlled by internal Company management. Currently, the Company has collaborative agreements and arrangements with a number of institutions in the United States and abroad, which it utilizes to perform the day-to-day activities associated with drug development. In 2008, collaborations were ongoing with a variety of university and research institutions, including the following:
•	Baylor University, Waco, Texas;

•	University of Florida, Gainesville, Florida;

•	Beth Israel Deaconess Medical Center, Boston, Massachusetts;

•	University of Oxford, Oxford United Kingdom; and

•	University College London, London, United Kingdom.

     The Company has secured a technology license from Arizona State University (ASU). The ASU license is an exclusive, world-wide, royalty-bearing license with respect to the commercial rights to particular Combretastatins. Under the ASU license, the Company has the right to grant sublicenses. ASU is entitled to royalty and milestone payments under the license agreement. The Company bears the costs of preparing, filing, prosecuting and maintaining all patent applications under the ASU license. Under the license agreement, the Company has agreed to diligently proceed with the development, manufacture and sale of products using the licensed technology. ASU has the first responsibility of enforcing patents under the license agreement. Either party may terminate the license agreement upon material default or bankruptcy of the other party. Payments made to ASU to date have amounted to $2,500,000. The agreement is to terminate on December 31, 2014 or within two months of receipt of written notice of termination from the Company. Currently, the Company is in compliance with the license.
     The Company also has a license from Baylor University. The Baylor license is an exclusive license to all novel compositions developed for the treatment of vascular disorders, inflammation, parasitic diseases and infections, fungal diseases and infections and/or cancer. The Company has the right to grant sublicenses under the Baylor license. The agreement with Baylor stipulates that royalties will be paid by OXiGENE should sales be generated through use of Baylor’s compounds. The Company is not required to pay Baylor for use of Baylor’s compounds aside from this royalty arrangement. The Company is entitled to file, prosecute and maintain patent applications on products for which it has a license. The Company had made a one-time payment of $50,000 for the licensing fee that was used as a credit against research expenses generated by Baylor. The agreement will terminate on October 31, 2009 or within 90 days of written notice of material breach of the agreement by either party. Currently, the Company is in compliance with the Baylor license.
     In March 2007, the Company entered into an exclusive license agreement for the development and commercialization of products covered by certain patent rights owned by Intracel Holdings, Inc., a privately held corporation. The Company paid Intracel $150,000 in March 2007 as an up-front license fee that provides full control over the development and commercialization of licensed compounds/molecular products. The Company expensed the up-front payment to research and development expense. The agreement provides for additional payments by the Company to Intracel based on the achievement of certain clinical milestones and royalties based on the achievement of certain sales milestones. The Company has the right to sublicense all or portions of its licensed patent rights under this agreement.
REGULATORY MATTERS
     Government Regulation and Product Approval
     Government authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing and export and import of products such as those we are developing. Our drugs must be approved by FDA through the new drug application, or NDA, process before they may be legally marketed in the United States.
     U.S. Drug Development Process
     In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution injunctions, fines, refusal of government contracts, restitution, disgorgement, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us. The process required by the FDA before a drug may be marketed in the United States generally involves the following:
•	completion of pre-clinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices or other applicable regulations;

•	submission to the FDA of an investigational new drug application, or IND, which must become effective before human clinical trials may begin;

•	performance of adequate and well-controlled human clinical trials according to Good Clinical Practices to establish the safety and efficacy of the proposed drug for its intended use;

•	submission to the FDA of an NDA;

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practice, or cGMP, to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity; and

•	FDA review and approval of the NDA.
     The testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all.
     Once a pharmaceutical candidate is identified for development it enters the pre-clinical testing stage. Pre-clinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the pre-clinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. The sponsor will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, if the first phase lends itself to an efficacy evaluation. Some pre-clinical testing may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Clinical holds also may be imposed by the FDA at any time before or during studies due to safety concerns or non-compliance.
     All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with good clinical practice regulations. These regulations include the requirement that all research subjects provide informed consent. Further, an institutional review board, or IRB, must review and approve the plan for any clinical trial before it commences at any institution. An IRB considers, among other things, whether the risks to individuals participating in the trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the information regarding the trial and the consent form that must be provided to each trial subject or his or her legal representative and must monitor the study until completed.
     Each new clinical protocol must be submitted to the IND for FDA review, and to the IRBs for approval. Protocols detail, among other things, the objectives of the study, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety.
     Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:
•	Phase I: The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

•	Phase II: Involves studies in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•	Phase III: Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product and provide, if appropriate, an adequate basis for product labeling.
     During the development of a new drug, sponsors may, under certain circumstances request a special protocol assessment, or SPA, from the FDA. For example, a sponsor may request an SPA of a protocol for a clinical trial that will form the primary basis of an efficacy claim in an NDA. The request, which must be made prior to commencing the trial, must include the proposed protocol and protocol-specific questions that the sponsor would like the FDA to answer such as questions regarding the protocol design, study goals and data analysis for the proposed investigation. After receiving the request, the FDA will consider whether the submission is appropriate for an SPA. If an SPA is appropriate, the FDA will base its assessment on the questions posed by the sponsor. Comments from the FDA review team are supposed to be sent to the sponsor within 45 calendar days of receipt of the request. The sponsor may request a meeting to discuss the comments and any remaining issues and uncertainties regarding the protocol. If the sponsor and the FDA reach agreement regarding the protocol, the agreement will be documented and made part of the administrative record. This agreement may not be changed by the sponsor or the FDA after the trial begins, except (1) with the written agreement of the sponsor and the FDA or (2) if the FDA determines that a substantial scientific issue essential to determining the safety or effectiveness of the drug was identified after the testing began.
     Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and safety reports must be submitted to the FDA, IRBs and the investigators for serious and unexpected adverse events. Phase I, Phase II, and Phase III testing may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.
     Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.
     U.S. Review and Approval Processes
     The results of product development, pre-clinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling, and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of user fees; a waiver of such fees may be obtained under certain limited circumstances.
     In addition, under the Pediatric Research Equity Act, or PREA, an NDA or supplement to an NDA must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted.
     The FDA reviews all NDAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. The FDA may request additional information rather than accept a NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. FDA may refer the NDA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. The approval process is lengthy and difficult and the FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data and information. Even if such data and information is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data. The FDA may issue an approvable letter, which may require additional clinical or other data or impose other conditions that must be met in order to secure final approval of the NDA. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant to assure and preserve the product’s identity, strength, quality and purity. Before approving an NDA, the FDA will inspect the facility or facilities where the product is manufactured.
     NDAs receive either standard or priority review. A drug representing a significant improvement in treatment, prevention or diagnosis of disease may receive priority review. In addition, products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. Priority review and accelerated approval do not change the standards for approval, but may expedite the approval process.
     If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. In addition, the FDA may require us to conduct Phase IV testing which involves clinical trials designed to further assess a drug’s safety and effectiveness after NDA approval, and may require testing and surveillance programs to monitor the safety of approved products which have been commercialized.
     Patent Term Restoration and Marketing Exclusivity
     Depending upon the timing, duration and specifics of FDA approval of the use of our drugs, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND, and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension and the extension must be applied for prior to expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we intend to apply for restorations of patent term for some of our currently owned or licensed patents to add patent life beyond their current expiration date, depending on the expected length of clinical trials and other factors involved in the filing of the relevant NDA. Provisions similar to those in the U.S. for patent term restoration are available in the European Union, Japan and other countries and regions. For example, in the European Union, a Supplemental Protection Certificate may be utilized to extend patent life of a drug product for up to a maximum of five years.
     Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity (NCE) if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDAs, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by FDA to be essential to the approval of the application, for example, for new indications, dosages, or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the pre-clinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.
     With respect to territories outside the U.S., under Article 39.3 of the World Trade Organization’s Agreement on Trade Related Aspects of Intellectual Property Rights (TRIPS), member countries are obliged to protect against unfair commercial use of confidential data on NCEs submitted by companies to obtain approval for marketing new drugs from a regulatory agency.
     Statutory NCE exclusivity provisions in other territories provide for marketing exclusivity as outlined in the following table:

Country / Territory	NCE Marketing Exclusivity Period

European Union	10 years, with an additional year exclusivity available in event a new indication is obtained during the initial exclusivity period
New Zealand	5 years
Japan	6-10 years
China	6 years

     Pediatric exclusivity is another type of exclusivity in the United States and the European Union. In the U.S., pediatric exclusivity, if granted, provides an additional six months to an existing exclusivity or statutory delay in approval resulting from a patent certification. This six-month exclusivity, which runs from the end of other exclusivity protection or patent delay, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study. The current pediatric exclusivity provision was reauthorized on September 27, 2007.
     Orphan Drug Designation
     Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available in the United States a drug for this type of disease or condition will be recovered from sales in the United States for that drug. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.
     If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication, except in very limited circumstances, for seven years. Orphan drug exclusivity, however, also could block the approval of one of our products for seven years if a competitor obtains approval of the same drug as defined by the FDA or if our product candidate is determined to be contained within the competitor’s product for the same indication or disease.
     The FDA also administers a clinical research grants program, whereby researchers may compete for funding to conduct clinical trials to support the approval of drugs, biologics, medical devices, and medical foods for rare diseases and conditions. A product does not have to be designated as an orphan drug to be eligible for the grant program. An application for an orphan grant should propose one discrete clinical study to facilitate FDA approval of the product for a rare disease or condition. The study may address an unapproved new product or an unapproved new use for a product already on the market.
     In the European Union and Japan, orphan drug exclusivity regulations provide for 10 years of marketing exclusivity for orphan drugs that are approved for the treatment of rare diseases or conditions.
     Expedited Review and Approval
     The FDA has various programs, including Fast Track, priority review, and accelerated approval, that are intended to expedite or simplify the process for reviewing drugs, and/or provide for approval on the basis of surrogate endpoints. Even if a drug qualifies for one or more of these programs, we cannot be sure that the FDA will not later decide that the drug no longer meets the conditions for qualification or that the time period for FDA review or approval will be shortened. Generally, drugs that may be eligible for these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs, and those that offer meaningful benefits over existing treatments. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. Although Fast Track and priority review do not affect the standards for approval, the FDA will attempt to facilitate early and frequent meetings with a sponsor of a Fast Track designated drug and expedite review of the application for a drug designated for priority review. Drugs that receive an accelerated approval may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect of a surrogate endpoint that is reasonably likely to predict clinical benefit or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform post-marketing clinical trials.
     Post-Approval Requirements
     Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our products. Future FDA and state inspections may identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct.
     Any drug products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the drug, providing the FDA with updated safety and efficacy information, drug sampling and distribution requirements, complying with certain electronic records and signature requirements, and complying with FDA promotion and advertising requirements. FDA strictly regulates labeling, advertising, promotion and other types of information on products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label.
     From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. For example, on September 27, 2007, the Food and Drug Administration Amendments Act of 2007 was enacted, giving the FDA enhanced post-market authority, including the authority to require postmarket studies and clinical trials, labeling changes based on new safety information, and compliance with a risk evaluation and mitigation strategy approved by the FDA. Failure to comply with any requirements under the new law may result in significant penalties. The new law also authorizes significant civil money penalties for the dissemination of false or misleading direct-to-consumer advertisements, and allows the FDA to require companies to submit direct-to-consumer television drug advertisements for FDA review prior to public dissemination. Additionally, the new law expands the clinical trial registry so that sponsors of all clinical trials, except for phase I trials, are required to submit certain clinical trial information for inclusion in the clinical trial registry data bank. In addition, to new legislation, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether further legislative changes will be enacted, or FDA regulations, guidance or interpretations changed or what the impact of such changes, if any, may be.
     Foreign Regulation
     In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.
     Under European Union regulatory systems, we may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure is compulsory for medicines produced by certain biotechnological processes such as genetic engineering, new chemical entities intended for the treatment of HIV/AIDS, cancer, diabetes, neurodegenerative disorders or autoimmune diseases and other immune dysfunctions, or officially designated “orphan medicines’ and optional for those which are highly innovative. The centralized procedure provides for the grant of a single marketing authorization that is valid for all European Union member states (Member States), as well as in the EEA/EFTA states Iceland, Liechtenstein and Norway. For drugs without approval in any Member State and that do not fall within the mandatory scope of the centralized procedure, the decentralized procedure provides for simultaneous approval by one or more other, or concerned, Member States of an assessment of an application performed by one Member State, known as the reference Member State. Under this procedure, an applicant submits an application, or dossier, and related materials (draft summary of product characteristics, draft labeling and package leaflet) to the reference Member State and concerned Member States. The reference Member State prepares a draft assessment and drafts of the related materials within 120 days after receipt of a valid application. Within 90 days of receiving the reference Member State’s assessment report, each concerned Member State must decide whether to approve the assessment report and related materials. If a Member State cannot approve the assessment report and related materials on the grounds of potential serious risk to public health, the disputed points may eventually be referred to the European Commission, whose decision is binding on all Member States.
     As in the U.S., the European Union may grant orphan drug status for specific indications if the request is made before an application for marketing authorization is made. The European Union considers an orphan medicinal product to be one that affects less than five of every 10,000 people in the European Union. A company whose application for orphan drug designation in the European Union is approved is eligible to receive, among other benefits, regulatory assistance in preparing the marketing application, protocol assistance, access to the Centralized Procedure and reduced application fees. Orphan drugs in the European Union also enjoy economic and marketing benefits, including up to ten years of market exclusivity for the approved indication, unless another applicant can show that its product is safer, more effective or otherwise clinically superior to the orphan designated product. In the European Union and Japan, orphan drug exclusivity regulations provide for 10 years of marketing exclusivity for orphan drugs approved for the treatment of rare diseases or conditions.
     Reimbursement
     Sales of pharmaceutical products depend in significant part on the availability of third-party reimbursement. Third-party payors include government health administrative authorities, managed care providers, private health insurers and other organizations. We anticipate third-party payors will provide reimbursement for our products. However, these third-party payors are increasingly challenging the price and examining the cost-effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the cost-effectiveness of our products. Our product candidates may not be considered cost-effective. It is time consuming and expensive for us to seek reimbursement from third-party payors. Reimbursement may not be available or sufficient to allow us to sell our products on a competitive and profitable basis.
     The passage of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, imposes new requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries, and includes a major expansion of the prescription drug benefit under a new Medicare Part D. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee.
     It is not clear what effect the MMA will have on the prices paid for currently approved drugs and the pricing options for new drugs. Government payment for some of the costs of prescription drugs may increase demand for products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.
     We expect that there will continue to be a number of federal and state proposals to implement governmental pricing controls and limit the growth of healthcare costs, including the cost of prescription drugs. At the present time, Medicare is prohibited from negotiating directly with pharmaceutical companies for drugs. However, Congress is currently considering passing legislation that would lift the ban on federal negotiations. While we cannot predict whether such legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on our business, financial condition and profitability.
     In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A Member State may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products.
PATENTS AND TRADE SECRETS
     The Company is able to protect its technology from unauthorized use by third parties only to the extent that it is covered by valid and enforceable patents or is effectively maintained as a trade secret. Accordingly, patents or other proprietary rights are an essential element of our business. As of July 1, 2009, OXiGENE was the exclusive licensee, sole assignee or co-assignee of twenty-nine (29) granted United States patents, twenty-eight (28) pending United States patent applications, and granted patents and/or pending applications in several other major markets, including the European Union, Canada and Japan. The Company’s policy is to file United States and foreign patent applications to protect technology, inventions and improvements to inventions that are commercially important to the development of its business. There can be no assurance that any of these patent applications will result in the grant of a patent either in the United States or elsewhere, or that any patents granted will be valid and enforceable, or will provide a competitive advantage or will afford protection against competitors with similar technologies. OXiGENE also intends to rely upon trade secret rights to protect other technologies that may be used to discover and validate targets and that may be used to identify and develop novel drugs. The Company seeks protection, in part, through confidentiality and proprietary information agreements.
     OXiGENE has exclusively licensed from the Arizona Board of Regents, a corporate body of the State of Arizona, acting for and on behalf of Arizona State University (ASU) certain US and international intellectual property rights to develop and commercialize combretastatins and combretastatin derivatives for a range of indications. Such patents expire between 2013 and 2021. We have exclusively licensed from Bristol Myers-Squibb certain US and international intellectual property rights drawn to certain amine salts of combretastatin A-4 phosphate, including the salt form currently being developed by us. The U.S. patents expire in December 2021. The license from Bristol Myers-Squibb includes extensive international protection of the licensed invention.
COMPETITION
     The industry in which the Company is engaged is characterized by rapidly evolving technology and intense competition. The Company’s competitors include, among others, major pharmaceutical, biopharmaceutical and biotechnology companies, many of which have financial, technical and marketing resources significantly greater than those of the Company. In addition, many of the small companies that compete with the Company have also formed collaborative relationships with large, established companies to support research, development, clinical trials and commercialization of products that may be competitive with those of the Company. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or through joint ventures or other collaborations.
     The Company is aware of a limited number of companies involved in the development of VDAs. Such companies include Novartis (in collaboration with Antisoma), AstraZeneca, sanofi-aventis, Myriad, Nereus and MediciNova, all of which have VDAs that management believes are at an earlier or similar stage of clinical development than the Company’s lead drug candidate, ZYBRESTAT.
     The Company expects that, if any of its products gain regulatory approval for sale, they will compete primarily on the basis of product efficacy, safety, patient convenience, reliability, price and patent protection. The Company’s competitive position will also depend on its ability to attract and retain qualified scientific and other personnel, develop effective proprietary products and implement joint ventures or other alliances with large pharmaceutical companies in order to jointly market and manufacture its products.
EMPLOYEES
     The Company expects to continue to maintain a relatively small number of executives and other employees. OXiGENE relies as much as possible on consultants and independent contractors for its research, development, pre-clinical testing and clinical trials. As of July 31, 2009, the Company had a total of 46 employees, including 37 full-time employees, of which 25 were engaged in research and development and monitoring of clinical trials. Much of the Company’s pre-clinical testing and clinical trials are subcontracted and performed globally with the assistance of contract research organizations.
PROPERTIES
     The Company’s corporate headquarters is located in South San Francisco, California. In November 2008, the Company executed a lease for 7,038 square feet (Suite 210) of office space located in South San Francisco, California. The Company agreed to lease an additional 5,275 square feet (Suite 270) of office space in the same building beginning in the first quarter of 2009. The lease agreement is for an estimated 52 months. In April 2009, the Company executed a lease for 3,891 square feet of office space located in Waltham, Massachusetts. The lease is for a period of two years commencing on June 1, 2009. Annual rent payments under the lease will be $73,929 and $77,820 in the first and second years, respectively. The Company continues to pay rent on its former headquarters location in Watertown, Massachusetts which it has sublet through the end of the primary lease term which expires in November 2010. In September 2005, the Company executed a lease for approximately 600 square feet of office space in the Oxford Science Park, Oxford, United Kingdom on a month to month basis. The Oxford facility primarily houses research and development personnel. In November 2008, the Company exited its monthly service agreement with Regus Business Centre for office space in San Bruno, California.

LEGAL PROCEEDINGS
     The Company is not a party to any material litigation in any court, and management is not aware of any contemplated proceeding by any governmental authority against the Company.
SCIENTIFIC ADVISORY BOARD AND CLINICAL TRIAL ADVISORY BOARD
     OXiGENE’s Clinical Trial Advisory Board assesses and evaluates the Company’s clinical trial program. The Scientific Advisory Board discusses and evaluates the Company’s research and development projects. Members of the Clinical Trial Advisory Board and the Scientific Advisory Board are independent and have no involvement with the Company other than serving on such boards. From time to time, however, the institutions or organizations these individuals are associated with may provide the Company with services.
     The members of the Company’s Clinical Trial Advisory Board are:
     HILARY CALVERT, MB, is the Clinical Director of the Northern Institute for Cancer Research and Professor of Medical Oncology at the University of Newcastle upon Tyne, England.
     JEFFREY S. HEIER, M.D. is a Vitreoretinal Specialist at Ophthalmic Consultants of Boston, Co-Director of the Vitreoretinal Fellowship at OCB/Tufts Medical School, and President of the Center for Eye Research and Education in Boston, Massachusetts.
     STANLEY KAYE, M.D., BSc, is currently Head of the Drug Development Unit and Head of the Section of Medicine at the Royal Marsden Hospital/Institute of Cancer Research, London.
     HAKAN MELLSTEDT, M.D., Ph.D. (Chairman) is Professor of Oncologic Biotherapy at the Karolinska Institute and Managing Director of Cancer Center Karolinska, Karolinska Institute, Stockholm, Sweden.
     LEE S. ROSEN, M.D. is the Director of Developmental Therapeutics for the Cancer Institute Medical Group, affiliated with the John Wayne Cancer Institute in Santa Monica.
     GORDON RUSTIN, M.D. is the Director of Medical Oncology at Mount Vernon Hospital, which is the largest cancer center in the South of England.
     JAN B. VERMORKEN, M.D., Ph.D. is a professor of Oncology and head of the Department of Medical Oncology of the University Hospital of the University of Antwerp, Belgium.
     The members of the Company’s Scientific Advisory Board are:
     ADRIAN L. HARRIS, M.D. is Cancer Research UK Professor of Clinical Oncology at the University of Oxford, and Director of the Cancer Research UK Molecular Oncology Laboratories at the University’s Weatherall Institute of Molecular Medicine.
     ROBERT S. KERBEL, Ph.D. is a Canada Research Chair in Molecular Medicine and a Professor in the Departments of Medical Biophysics, and Laboratory Medicine & Pathobiology at the University of Toronto.
     DIETMAR W. SIEMANN, Ph.D. (Chairman) is the John P. Cofrin Professor and Associate Chair for Research in Radiation Oncology at the University of Florida College of Medicine in Gainesville.
     Some members of the Scientific Advisory Board and the Clinical Trial Advisory Board receive cash compensation. Others have from time to time received, and are expected to continue to receive, options to purchase shares of common stock of the Company. All members are reimbursed for reasonable out-of-pocket expenses incurred in connection with serving on such boards.

MANAGEMENT
Directors and Executive Officers
     The following information with respect to our directors and executive officers has been furnished to us by the directors and executive officers. The ages of the directors and executive officers are as of July 31, 2009. We currently employ Mr. Kollins as our Chief Executive Officer.
Directors

ROY HAMPTON FICKLING

Age:	44

Director Since:	2007

Principal Occupation:	Mr. Fickling has been the owner and President of Fickling & Company, Inc., a Macon, Georgia-based regional real estate development, brokerage, management and consulting firm, since October 1993.

Business Experience:	Mr. Fickling was a founding Director of Rivoli Bank & Trust, of Macon and of Beech Street, U.K., Ltd. of London, England, an international healthcare administration firm. He was a major shareholder and advisor to Beech Street Corporation, the largest private PPO network, prior to its acquisition by Concentra, Inc. in 2005. Prior to forming Fickling & Company, Mr. Fickling was employed by Charter Medical Corporation where he worked in the administration of both a medical surgical hospital and a psychiatric hospital. Mr. Fickling holds a B.A. in Business Administration from the University of Georgia.

Other Directorships:	Mr. Fickling is a member of the board of directors of Piedmont Community Bank (public), and also serves on the board of directors of several closely held investment and operating companies.

MARK KESSEL

Age:	68

Director Since:	2008

Principal Occupation:	Mr. Kessel, a Managing Director of Symphony Capital LLC, co-founded Symphony in 2002 and is widely recognized as the leader in structuring product development investments for the biopharmaceutical industry.

Business Experience:	Mr. Kessel was formerly the Managing Partner of Shearman & Sterling LLP, with day-to-day operating responsibility for this large international law firm. He received a B.A. with honors in Economics from the City College of New York and a J.D. magna cum laude from Syracuse University College of Law. Mr. Kessel has written on financing for the biotech industry for Nature Reviews Drug Discovery, Nature Biotechnology and other publications, and on issues related to governance and audit committees for such publications as The Wall Street Journal, Financial Times, The Deal and Euromoney.

Other Directorships:	Mr. Kessel is a director and Chairman of Symphony ViDA, Inc. and Symphony Icon, Inc., and a director of Symphony Dynamo, Inc., all Symphony portfolio companies. In addition, Mr. Kessel is a director of the Global Alliance for TB Drug

Development, Fondation Santé and the Biotechnology Industry Organization.

JOHN A. KOLLINS

Age:	46

Director Since:	2008

Principal Occupation:	Mr. Kollins has served as our Chief Executive Officer since October 2008, as our Chief Operating Officer from July 2008 to October 2008, and as our Senior Vice President and Chief Business Officer from March 2007 to July 2008. Effective upon and subject to Mr. Kollins’ re-election to the Board of Directors at the 2009 annual meeting, Mr. Kollins will also serve as our Chairman of the Board.

Business Experience:	Mr. Kollins has nearly 20 years of pharmaceutical and biotechnology industry experience, specifically in strategic marketing, new product development and business development. Prior to joining OXiGENE, Mr. Kollins had been an independent consultant since February 2005. His clients have included GRT Capital Partners, LLC’s health care investment fund, GRT Health Care, LP, Entelos, Inc., CovX and several other private and publicly-held biopharmaceutical companies. From October 2004 until February 2005, he was the Chief Business Officer at CovX Research LLC, a privately-held biopharmaceutical company, of San Diego, CA. Mr. Kollins served as an advisor to CovX since February 2005 and chaired CovX’s external advisory board from 2005 until the sale of the company to Pfizer, announced in December 2007. From January 2003 until January 2004, he served as the Vice President, Business Development at Renovis, Inc., a biopharmaceutical company located in South San Francisco, CA, and was a consultant to Renovis from January 2004 through October 2004. In 1989, Mr. Kollins started his career in the biopharmaceutical industry as a Product Manager with Immunex Corporation and subsequently held roles in marketing and business development at Elan Pharmaceuticals, Inc. and Athena Neurosciences, Inc., which was acquired by Elan, and served as Vice President, Business Development at SurroMed, Inc. Mr. Kollins graduated from Duke University with a B.S.E. (Mechanical Engineering and Materials Science) degree and earned his M.B.A. at the University of Virginia’s Darden Graduate School of Business.

ARTHUR B. LAFFER, PH.D.

Age:	68

Director Since:	1998

Principal Occupation:	Dr. Laffer has been the Chairman of Laffer Associates, an economic research and financial consulting firm, since 1979. Dr. Laffer is also Chairman of Laffer Investments, an institutional money management firm, since 1999.

Business Experience:	From 1981 to 1989, Dr. Laffer was a member of President Ronald Reagan’s Economic Policy Advisory Board. He was a Distinguished University Professor at Pepperdine University, and a member of Pepperdine’s Board of Directors. From 1976 to 1984, Dr. Laffer was the Charles B. Thornton Professor of Business Economics at the University of Southern California. From 1970 to 1976, Dr. Laffer was an Associate Professor of Business Economics at the University of Chicago. From 1972 to 1977, Dr. Laffer was a consultant to the Secretaries of Treasury and Defense. From October 1970 to July 1972, Dr. Laffer was the First Chief Economist at the Office of Management and Budget under George Shultz, while on leave of absence from the University of Chicago.

Other Directorships:	Dr. Laffer serves on the board of directors or board of advisors of numerous public and private companies, including MPS Group, Inc. (public), and the Nicholas Applegate Institutional Funds.

WILLIAM D. SCHWIETERMAN, M.D.

Age:	51

Director Since:	2007

Principal Occupation:	Dr. Schwieterman has been an independent consultant to biotech and pharmaceutical companies specializing in clinical development since July 2002.

Business Experience:	Dr. Schwieterman is a board-certified internist and a rheumatologist who was formerly Chief of the Medicine Branch and Chief of the Immunology and Infectious Disease Branch in the Division of Clinical Trials at the FDA. In these capacities and others, Dr. Schwieterman spent 10 years at the FDA in the Center for Biologics overseeing a wide range of clinical development plans for a large number of different types of molecules. Dr. Schwieterman holds a B.S. and M.D. from the University of Cincinnati.

WILLIAM N. SHIEBLER

Age:	67

Director Since:	2002; Chairman of the Board since May 2009

Principal Occupation:	Mr. Shiebler is a principal in two family investment businesses — Tree Tops Investment LLC and Tree Tops Corporation LLC.

Business Experience:	From March 2002 to March 2007, Mr. Shiebler was the Advisory Vice Chairman and CEO of the Americas of Deutsche Asset Management, the asset arm of Deutsche Bank. Prior to joining Deutsche Bank, Mr. Shiebler was the President and CEO of Putnam Mutual Funds and prior to that he was President and COO of Dean Witter’s Intercapital Division.

Other Directorships:	Mr. Shiebler is a non-executive Chairman and a Director of Nextalk, Inc. (private) as well as an advisory board member of several corporations. Mr. Shiebler is currently chairman of the Park City Center for Public Policy, and a Trustee of the U.S. Ski and Snowboard Team Foundation, among other charitable and community organizations. Previously, Mr. Shiebler was a trustee or director of a number of other corporate and community organizations, including the Salt Lake Olympic Committee and Kean University. Mr. Shiebler was also a member of the Presidential Commission on Medicaid.

ALASTAIR J.J. WOOD, M.D.

Age:	62

Director Since:	2008

Principal Occupation:	Dr. Wood, a Managing Director of Symphony Capital LLC, has worked with Symphony since its inception, initially as Chairman of Symphony’s Clinical

Advisory Council, and joined the firm full-time in September 2006 as a Managing Director.

Business Experience:	Prior to joining Symphony Capital LLC full-time, Dr. Wood completed more than 30 years at Vanderbilt University School of Medicine, most recently as Associate Dean of External Affairs, where he was also Attending Physician and Tenured Professor of Medicine and Pharmacology. Dr. Wood is currently Professor of Medicine (courtesy appointment) and Professor of Pharmacology (courtesy appointment) at Weill Cornell Medical School, appointments served in an unpaid capacity. Dr. Wood has written or co-authored more than 300 scientific papers and won numerous honors including election to the National Academy of Sciences’ Institute of Medicine. He was until 2006 the chairman of the FDA’s Nonprescription Drugs Advisory Committee, and recently chaired the FDA Advisory Committee on Cox-2 inhibitors. He previously served as a member of the Cardiovascular and Renal Advisory Committee of the FDA, and the FDA’s Nonprescription Drugs Advisory Committee. Dr. Wood has been a member of and chaired National Institutes of Health study sections, served on the editorial boards of four major journals, and between 1992 and 2004 was the Drug Therapy Editor of The New England Journal of Medicine. Most recently, he was named to the Board of the Critical Path Institute. He earned his medical degree at the University of St. Andrews.

Other Directorships:	Dr. Wood is a director of Symphony Evolution, Inc. and a member of the Development Committees of Symphony Dynamo, Inc., Symphony Allegro, Inc. and Symphony Icon, Inc., all Symphony portfolio companies.
Executive Officers
     See above for biographical information pertaining to John A. Kollins, our Chief Executive Officer.
          David Chaplin, Ph.D., 53, has served as our Chief Scientific Officer and Head of Research and Development since July 2000. From 1999 to 2000, Dr. Chaplin served as Vice President of Oncology at Aventis Pharma in Paris. Prior to the merger of Rhone Poulenc Rorer (“RPR”) with Hoechst Marion Roussell, Dr. Chaplin was Senior Director of Oncology at RPR from 1998 to 1999. From 1992 to 1998, Dr. Chaplin headed up the Cancer Research Campaign’s (“CRC”) Tumor Microcirculation Group, based at the Gray Laboratory Cancer Research Trust, Mount Vernon Hospital, London. During this time, he was also a member of the CRC Phase I/ II clinical trials committee. Dr. Chaplin also served as Section Head of Cancer Biology at Xenova in the U.K. from 1990 to 1992, and held a senior staff appointment at the British Columbia Cancer Research Centre from 1982 to 1990.
          James B. Murphy, 53, was appointed as our Vice President and Chief Financial Officer in March 2004. From 2001 until May 2003, Mr. Murphy was Vice President of Finance for Whatman Inc., of Marlborough, Massachusetts, a subsidiary of U.K.-based Whatman plc (LSE: WHM), a publicly traded manufacturer of filtration and separation products for the pharmaceutical industry. From 1994 through 2001, Mr. Murphy worked at HemaSure (NASDAQ: HMSR), a spin-off of Sepracor, Inc., serving as the company’s Senior Vice President of Finance and Administration, and later as Senior Vice President and Chief Financial Officer. From 1990 to 1994, he was Corporate Controller at Sepracor (NASDAQ: SEPR), a diversified pharmaceutical, medical device and biotechnology products company based in Marlborough, Massachusetts. Mr. Murphy holds a B.A. in economics and accounting from the College of the Holy Cross and is registered as a Certified Public Accountant.
          Peter J. Langecker, M.D., Ph.D., 58, joined us as Executive Vice President and Chief Development Officer in June 2009. Dr. Langecker served as Chief Medical Officer of DURECT Corporation from May 2006 until June 2009. Prior to joining DURECT, Dr. Langecker served as Chief Medical Officer and Vice President of Clinical Affairs at Intarcia Therapeutics, Inc. from October 1999 to April 2006. Prior to that, Dr. Langecker was Vice President of Clinical Affairs at Sugen, Inc. from 1997 to 1999, Vice President, Clinical Research at Coulter Pharmaceuticals from 1995 to 1997 and Director of Clinical Research, Oncology, at Schering-Plough from 1992 to 1995. Previously, Dr. Langecker worked as a Project Physician-Central Medical Advisor, Oncology

at Ciba-Geigy (now Novartis) in Basel, Switzerland. He received his M.D. degree and his doctorate in medical sciences from the Ludwig-Maximilians University in Munich.
Board Composition
     Our Board of Directors currently consists of seven members, including six members who are “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act. Under our by-laws, the number of members of our Board of Directors is fixed from time to time by the Board of Directors, and directors serve in office until the next annual meeting of stockholders and until their successors have been elected and qualified. The Board of Directors has set the size of the Board of Directors at seven.
Director Independence
     Our Board of Directors has reviewed the materiality of any relationship between us and any of our directors, either directly or indirectly. Based on this review, the board has determined that four of our seven directors are “independent directors” as defined by The NASDAQ Stock Market LLC, or NASDAQ. Our Board has determined that the following members of the Board qualify as independent under the definition promulgated by NASDAQ: Messrs. Roy H. Fickling, Arthur B. Laffer, William D. Schwieterman and William N. Shiebler. All members of our committees of the Board of Directors are independent directors.
Compensation Committee Interlocks and Insider Participation
     Our Compensation Committee currently consists of Messrs. Arthur B. Laffer (Chairman), Roy H. Fickling, William Schwieterman and William N. Shiebler. None of these directors are or have been employed by us.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     We have prepared the following Compensation Discussion and Analysis, or CD&A, to provide you with information that we believe is necessary to understand our executive compensation policies and decisions as they relate to the compensation of our named executive officers.
     Overview
     We are a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The Company’s primary focus is the development and commercialization of product candidates referred to as vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment in a number of ocular diseases, which are characterized by abnormal blood vessel growth.
     Currently, we do not have any products available for sale. The only source of potential revenue at this time is from the license to a third party of our formerly owned Nicoplex and Thiol Test technology. Future revenues, if any, from this license agreement are expected to be minimal. We do not expect to generate material revenue or fee income in the near future unless we enter into a major licensing arrangement.
     We have generated a cumulative net loss of approximately $159,202,000 for the period from our inception through December 31, 2008. We expect to incur significant additional operating losses over at least the next several years, principally as a result of our continuing clinical trials and anticipated research and development expenditures. The principal source of our working capital has been and is expected to continue to be the proceeds of private and public equity financing, the proceeds from strategic and product development collaborations and, to a lesser extent, the exercise of warrants and stock options.
     We are committed to a disciplined financial strategy and as such maintain a limited employee and facilities base, with development, scientific, finance and administrative functions, which include, among other things, product development, regulatory oversight and clinical testing, managed from our Waltham, Massachusetts, South San Francisco, California and Oxford, UK facilities. Our research and development team members typically work on a number of development projects concurrently. We also conduct scientific activities pursuant to collaborative arrangements with universities. Regulatory and clinical testing functions are generally contracted out to third-party, specialty organizations, which are managed by our development personnel.

     Executive Compensation Policies and Objectives
     The objectives of our compensation program are to attract and retain the highest quality personnel to lead our organization and to manage and support our development programs for our product candidates. While we believe that it is important to be competitive with our peer group of similarly situated biotechnology companies with respect to the base salary and cash incentive compensation that we pay, we believe that it is equally, if not more, important to structure compensation packages for key employees that include both a cash incentive, or bonus component and an equity component, for the reasons stated below. We also believe that our executive compensation program must be internally equitable and consistent in order for us to achieve our corporate objectives, as outlined above. In addition, we recognize that it is not uncommon for companies of our size and early stage of development to be acquired by or merged with another entity. In order to allow our executives to focus on the continued development of our potential product candidates and not be distracted by a potential merger or acquisition of the Company, we believe it is important that their compensation arrangements include a change in control provision.
     Typically, our executive compensation arrangements include the following components: base salary, a commencement bonus, an annual cash bonus award generally in the range of 25% to 40% of the executive’s base salary, equity compensation awards on the date of hire and potential annual awards thereafter, change of control payments in certain circumstances and the payment of all health and dental insurance premiums.
     Our ability to continue the development of our product candidates, which could lead to commercialization of those product candidates, and the research efforts to discover new potential products, depends heavily on our ability to attract capital in the form of equity offerings or collaborations with other entities. Our ability to attract adequate financial resources depends on continued progress in these development programs, and we strive to focus our executives’ efforts accordingly. As such, we believe that the most effective approach to compensation is to ensure that a significant portion of the executive’s incentive-based compensation is tied to progress made on our development programs and related activities in support of those programs.
     In addition, the attraction and retention of individuals with experience in the biotechnology industry and the highly technical scientific knowledge and capability that is necessary to achieve our corporate goals is extremely competitive. In many instances, we are competing with other biotechnology and pharmaceutical companies that have significantly greater financial resources than we have. Because we do not generate cash from our operations, we are sensitive to the utilization of our cash resources for compensation purposes, and therefore, believe that in order to attract such individuals, we must consider significant incentive compensation components.
     We and the Compensation Committee of our Board of Directors review the performance of our executives on an annual basis. The primary factors included in our review include the achievement of both Company and individual objectives that generally include both an operational and financial component, communications with the Board of Directors, strategic decision making and the individuals’ potential for continued growth and contribution to achieve the Company’s long-term objectives. We generally make adjustments to base salary and equity and bonus awards all at the same time once a year at the conclusion of our assessment of the executives based on the factors described above.
     We believe that equity compensation awards should be a significant component of each executive’s incentive compensation. Equity awards are generally in the form of options that vest in four equal annual installments. The exercise price of such options is the closing price of our common stock as quoted on the NASDAQ Global Market on the date of grant. We have also made restricted stock awards to our executives in certain circumstances.
     Examples of accomplishments that we seek to reward with cash bonus awards and equity awards include the initiation of a pre-clinical study or clinical trial for one of our potential product candidates, the attainment of a certain percentage of patients enrolled in one of our clinical trials, the completion of a clinical trial involving one of our potential product candidates and the completion of an equity offering or entry into a strategic collaboration or licensing agreement.
     Current Compensation Arrangements
          Chief Executive Officer
     In October 2008, we promoted John A. Kollins to assume the role of Chief Executive Officer. Mr. Kollins previously served as Senior Vice President and Chief Operating Officer from July 2008 and as Senior Vice President and Chief Business Officer from his date of hire in February of 2007 to July 2008. Mr. Kollins’ employment agreement includes the following components:

•	Base salary — $350,000 per year subject to annual review and adjustment;

•	Annual bonus — Mr. Kollins is eligible to earn an annual bonus equal to between 30% and 40% of his then current base salary based on the achievement of individual and Company goals;

•	Equity compensation award — Mr. Kollins was granted options to purchase 250,000 shares of OXiGENE common stock upon his promotion in December 2008, such options vesting in equal installments over a four-year period from the date of grant. In addition, Mr. Kollins was granted options to purchase an additional 250,000 shares of OXiGENE common stock in January 2009 vesting in equal installments over a four-year period from the date of grant. Mr. Kollins is eligible for annual equity grants at the discretion of the Compensation Committee of the Board of Directors;

•	Compensation upon termination — Mr. Kollins is eligible to receive compensation upon termination in the following circumstances:

•	Without cause or by Mr. Kollins with good reason, as defined in his employment agreement — A total amount of 12 months of Mr. Kollins’ then-current base salary and medical and dental insurance coverage for up to 12 months.

•	Change in Control — If Mr. Kollins’ employment is terminated within 12 months following a change in control, as defined in his employment agreement, he is eligible to receive a total amount of 12 months of his then-current base salary and medical and dental insurance coverage for up to 12 months. In addition, all of Mr. Kollins’ unvested stock options then held by him would vest and become immediately exercisable.
     Other Executive Officers
     The components of the compensation packages of our other executive officers are similar in content and nature to those of Mr. Kollins, adjusted for areas of responsibility and practices by geographic region. We generally engage a recruiting consultant when hiring an executive officer. The consultant assists us in putting together an offer that helps us achieve our objective of attracting individuals with the depth of experience and capability for the function required. The consultant examines compensation levels and components of organizations of a similar size and industry as ours. The components of the employment agreements of our other executive officers include an annual base salary, an initial equity award, a target annual cash bonus award generally between 25% and 30% of the executive’s then-current base salary and compensation upon termination or change-in-control provisions.
     On January 20, 2009, the Compensation Committee met to discuss the incentive compensation arrangements for Mr. Kollins and the other executive officers of the Company for the fiscal year ended December 31, 2008, and to set compensation for those officers for the fiscal year ending December 31, 2009. During that meeting, Mr. Kollins discussed with the Committee the current financial status of the Company and recommended to the Committee, with the support of the senior executives, that no annual bonuses be granted and to freeze annual salaries for all of our named executive officers at their current levels. The Committee concurred with and adopted Mr. Kollins’ recommendation.
     The Committee then reviewed the status of option awards for all senior executives and approved the following grants:

Options to Purchase
OXiGENE Inc.
Common Stock

Dr. David Chaplin	120,000
James Murphy	125,000
Dr. Patricia Walicke(1)	125,000

(1)	Dr. Walicke terminated her employment with us effective April 29, 2009.
     All grants of options to the senior executives listed above vest in four equal annual installments beginning on the first anniversary of the date of grant.
     Separation Agreement with Dr. Richard Chin

     In October 2008, we accepted the resignation of Dr. Chin as President and Chief Executive Officer. As of the date of his resignation, Dr. Chin was fully vested in options to purchase 125,000 shares of OXiGENE common stock and had unvested options to purchase 125,000 shares of OXiGENE common stock. Consistent with his option agreement, the unvested options were forfeited upon his departure. As of January 22, 2009, Dr. Chin had not exercised the vested options and therefore in accordance with his option agreement forfeited the remaining options to purchase 125,000 shares of OXiGENE common stock. In addition, as of the date of his resignation, Dr. Chin was fully vested in 155,000 shares of OXiGENE common stock in connection with restricted stock awards and forfeited 125,000 shares of unvested restricted common stock. In accordance with his restricted stock agreement, the unvested restricted shares were forfeited upon his departure. We agreed to continue Dr. Chin’s medical and dental insurance through December 2008. The amount paid for this continuation was approximately $4,000.
     Please see the Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table for a description of our employment agreements with Dr. Chaplin, Mr. Murphy and Dr. Walicke.
     Separation Agreement with Dr. Patricia A. Walicke
     In connection with the departure of Dr. Walicke, our former Vice President and Chief Medical Officer, from OXiGENE, we entered into a separation agreement with Dr. Walicke on June 10, 2009. The separation agreement provides for, among other things, specified ongoing obligations on Dr. Walicke’s part relating to non-solicitation of our employees and maintenance of our confidential information. In accordance with Dr. Walicke’s employment agreement with us, dated July 31, 2007, as amended, Dr. Walicke will receive a severance payment of $300,000, payable over one year in 26 equal installments, and will be reimbursed for premiums paid to continue group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, through the earlier of April 30, 2010, or the date on which Dr. Walicke becomes eligible for medical and dental coverage with another employer.
     Employment Agreement with Dr. Peter J. Langecker
     In June 2009, we hired Peter J. Langecker, M.D., Ph.D. to assume the role of Executive Vice President and Chief Development Officer, effective as of June 29, 2009. Dr. Langecker served as Chief Medical Officer of DURECT Corporation from May 2006 until June 2009. Prior to joining DURECT, Dr. Langecker served as Chief Medical Officer and Vice President of Clinical Affairs at Intarcia Therapeutics, Inc. from October 1999 to April 2006. Prior to that, Dr. Langecker was Vice President of Clinical Affairs at Sugen, Inc. from 1997 to 1999, Vice President, Clinical Research at Coulter Pharmaceuticals from 1995 to 1997 and Director of Clinical Research, Oncology, at Schering-Plough from 1992 to 1995. Previously, Dr. Langecker worked as a Project Physician-Central Medical Advisor, Oncology at Ciba-Geigy (now Novartis) in Basel, Switzerland. He received his M.D. degree and his doctorate in medical sciences from the Ludwig-Maximilians University in Munich.
     Dr. Langecker’s employment agreement includes the following components:
•	Base salary — $350,000 per year subject to annual review and adjustment;

•	Annual bonus — Dr. Langecker is eligible to earn an annual bonus of up to 40% of his then-current base salary based on the achievement of individual and Company goals;

•	Commencement bonus — $70,000, subject to repayment in certain events;

•	Equity compensation award — An initial award of options to purchase 250,000 shares of common stock and additional equity awards from time to time in the discretion of the Board of Directors;

•	Compensation upon termination — Dr. Langecker is eligible to receive compensation upon termination in the following circumstances:
•	Without cause or by Dr. Langecker with good reason, as defined in his employment agreement — A total amount of 12 months of Dr. Langecker’s then-current base salary and medical insurance coverage for up to 12 months.

•	Change in Control — If Dr. Langecker’s employment is terminated within 12 months following a change in control, as defined in his employment agreement, he is eligible to receive a total amount of 12 months of his then-current base salary and medical insurance coverage for up to 12 months. In addition, all of Dr. Langecker’s unvested options and restricted shares then held by him would vest and become immediately exercisable.

Summary Compensation Table
     The following table shows the total compensation paid or accrued during the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006 to (1) our current Chief Executive Officer, (2) our Chief Financial Officer, (3) our former President and Chief Executive Officer and (4) our two next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 2008.

				Stock	Option	All Other
Name	Year	Salary ($)	Bonus ($)	Awards ($)(1)	Awards ($)(1)	Compensation ($)(2)	Total ($)

David Chaplin(5)	2008	$334,409	$—	$98,327	$45,884	$—	$478,620
Vice President and	2007	$365,571	$40,000	$98,189	$64,458	$—	$568,218
Chief Scientific Officer	2006	$325,000	$81,250	$98,259	$148,099	$428	$653,036
John Kollins(3)	2008	$272,085	$—	$—	$84,687	$360	$357,132
Chief Executive Officer	2007	$276,618	$75,000	$—	$55,856	$270	$407,744
	2006	$—	$—	$—	$—	$—	$—
James Murphy	2008	$245,000	$—	$49,158	$64,923	$2,327	$361,408
Vice President and	2007	$242,692	$70,000	$49,100	$70,156	$497	$432,445
Chief Financial Officer	2006	$220,000	$100,000	$49,129	$27,807	$469	$397,405
Patricia Walicke(6)	2008	$300,000	$—	$—	$129,883	$929	$430,812
Vice President and	2007	$148,846	$35,000	$—	$53,734	$387	$237,967
Chief Medical Officer	2006	$—	$—	$—	$—	$—	$—
Richard Chin(4)	2008	$327,304	$—	$306,985	$190,781	$15,073	$840,143
Former President and	2007	$380,000	$475,000	$450,000	$190,000	$240	$1,495,240
Chief Executive Officer	2006	$176,846	$300,000	$49,935	$93,174	$100	$620,055

(1)	See Note 1 to our Condensed Consolidated Financial Statements reported in our Annual Report on Form 10-K for our fiscal year ended December 31, 2008 for details as to the assumptions used to determine the fair value of each of the stock awards and option awards set forth in this table, and Note 3 describing all forfeitures during fiscal year 2008. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.”

(2)	Other Compensation in 2008 for Mr. Murphy and Dr. Chin includes the reimbursement of fees and costs associated with providing corrected wage and earnings statements for prior years related to restricted stock compensation reporting.

(3)	Mr. Kollins commenced employment on February 28, 2007 as Senior Vice President and Chief Business Officer. In July 2008 he was promoted to Senior Vice President and Chief Operating Officer. In October 2008, he was promoted to Chief Executive Officer.

(4)	Dr. Chin terminated his employment with the Company effective October 22, 2008. His separation agreement provided for the payment by the Company of the cost of private medical insurance through December 31, 2008, which amount approximates $4,000.

(5)	Dr. Chaplin’s employment agreement provides that his salary be paid in British Pounds. The salary amounts presented above represent his annual salary of £180,257 converted into U.S. dollars at the average monthly conversion rate for the year presented.

(6)	Dr. Walicke terminated her employment with us effective April 29, 2009. Her separation agreement provides for a severance payment of $300,000, payable over one year in 26 equal installments.

Grants of Plan-Based Awards
     The following table shows information regarding grants of non-equity incentive plan awards and grants of equity awards that we made during the fiscal year ended December 31, 2008 to each of the executive officers named in the Summary Compensation Table.

		All Other	All Other Option
		Awards: Number	Awards: Number of	Exercise or Base	Grant Date Fair
		of Shares of Stock	Securities Underlying	Price of Option	Value of Stock and
Name	Grant Date	or Units (#)	Options (#)	Awards ($/Share)	Option Awards

John Kollins	12/16/2008	—	250,000	$0.73	$0.35
     None of the other officers were granted restricted common stock or options to purchase common stock during the fiscal year ended December 31, 2008. The Company’s 2005 Stock Plan provides that the exercise price of options shall be determined by using the fair market value of the Company’s common stock, which is defined under the Stock Plan as the closing price of the Company’s common stock on The NASDAQ Global Market on the grant date.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
     Employment Agreement with David Chaplin. In July 2000, we entered into an employment agreement with Dr. Chaplin, our Chief Scientific Officer and Head of Research and Development. Effective in January 2007, Dr. Chaplin’s employment agreement was amended such that he currently receives an annual base salary of £180,257 per year (or $261,391, using January 1, 2009 exchange rates). In 2006, Dr. Chaplin received a base salary of $205,000 per year. In addition, in 2006, Dr. Chaplin received a consulting fee of $120,000 per year paid in equal quarterly installments. We may terminate the employment agreement on six months’ prior notice, and Dr. Chaplin may terminate the agreement on six months’ prior notice. OXiGENE may also terminate the agreement without prior notice for “cause,” as defined in the agreement. If Dr. Chaplin’s employment is terminated by OXiGENE other than for cause, or in a case of a “termination with good reason,” as defined in the agreement, Dr. Chaplin will be entitled to receive a payment of sixteen (16) months of his then-current base salary, and all stock options and other incentive compensation granted to Dr. Chaplin by OXiGENE shall, to the extent vested, remain exercisable in accordance with the 2005 Stock Plan and any related agreements. In the event of a termination of Dr. Chaplin’s employment other than for “cause” or a “termination with good reason” within one year following a change in control of OXiGENE, as such term is defined in the agreement, Dr. Chaplin will be entitled to receive a payment of twelve months’ then-current base salary plus any salary owed to him but unpaid as of the date of termination. In addition, all of Dr. Chaplin’s unvested equity compensation outstanding on the date of termination shall vest and remain exercisable in accordance with the terms of the applicable plan and related agreements and all stock options and other incentive compensation granted to Dr. Chaplin by OXiGENE shall, to the extent vested, remain exercisable in accordance with the 2005 Stock Plan and any related agreements.
     Employment Agreement with John A. Kollins. In February 2007, OXiGENE entered into an employment agreement with Mr. Kollins with respect to his service as its Senior Vice President and Chief Business Officer. In December 2008, in connection with the appointment of Mr. Kollins as our Chief Executive Officer, we amended the agreement. Pursuant to the amended agreement, Mr. Kollins currently receives an annual base salary of $350,000 per year. In addition, Mr. Kollins may be awarded an annual bonus of 30% to 40% of his then-current annual base salary, at the sole discretion of OXiGENE, based on OXiGENE’s assessment of his and OXiGENE’s performance. Pursuant to the amended employment agreement, on December 16, 2008 and January 20, 2009, OXiGENE granted to Mr. Kollins, options to purchase 250,000 shares on each date of the Company’s common stock at an exercise price of $0.73 per share and $0.65 per share, respectively. The options shall vest in equal annual installments over four years beginning one year from the date of grant.
     Mr. Kollins may terminate the agreement upon written notice to OXiGENE. OXiGENE may also terminate the agreement without prior written notice for cause, as defined in the agreement, as long as, in certain circumstances, it gives Mr. Kollins a minimum period of 30 days to cure the act or omission constituting cause (if reasonably subject to cure), as described in the agreement. If Mr. Kollins’ employment is terminated by OXiGENE for cause, or by Mr. Kollins without good reason (as defined in the agreement), OXiGENE will pay to Mr. Kollins the amount of accrued obligations as of the date of such termination, consisting of accrued and unpaid salary, the value of accrued vacation days and the amount of unreimbursed and incurred expenses. If Mr. Kollins’ employment is terminated by OXiGENE other than for cause or Mr. Kollins’ disability, OXiGENE will pay to Mr. Kollins the accrued obligations, as described above, an amount equal to 12 months of his then-current base salary, the annual bonus related to the most recently completed calendar year, if not already paid, and will also pay COBRA premiums, should Mr. Kollins timely elect and be eligible for COBRA coverage, for Mr. Kollins and his immediate family for 12 months (provided that OXiGENE shall have no obligation to provide such coverage if Mr. Kollins becomes eligible for medical and dental coverage with another employer).
     If Mr. Kollins’ employment is terminated by OXiGENE (other than for cause or Mr. Kollins’ disability) within one year following a change in control of the Company (as defined in the agreement), or by Mr. Kollins with good reason within one year following a change in control of the Company, OXiGENE will pay to Mr. Kollins the accrued obligations, as described above, an amount equal to 12 months of his then-current base salary, the annual bonus related to the most recently completed calendar year, if not already paid, and will also pay COBRA premiums for a period of 12 months on the same conditions as described above. In addition, all of Mr. Kollins’ unvested equity compensation outstanding on the date of termination shall vest and remain exercisable in accordance with the terms of the applicable plan and related agreements. Mr. Kollins has also agreed not to engage in activities competitive with the Company during his employment and for a 12 month period following the termination of his employment. All payments made and benefits available to Mr. Kollins in connection with his employment agreement will comply with Internal Revenue Code Section 409A in accordance with the terms of his employment agreement.
     Employment Agreement with James B. Murphy. In February 2004, we entered into an employment agreement with Mr. Murphy, our Vice President and Chief Financial Officer and amended the agreement in January 2009. Pursuant to the agreement as amended, Mr. Murphy currently receives a base salary of $245,000 per year. We may terminate the agreement on thirty days’ prior notice, and Mr. Murphy may also terminate the agreement on thirty days’ prior notice. We may also terminate the agreement prior to the end of its term for “cause” as defined in the agreement. If Mr. Murphy’s employment is terminated by OXiGENE other than for cause, or in a case of a “termination with good reason,” as defined in the agreement, Mr. Murphy will be entitled to receive a payment of twelve months’ then-current base salary and the Company will also pay COBRA premiums, should Mr. Murphy timely elect and be eligible for COBRA coverage, for Mr. Murphy and his immediate family for 12 months (provided that OXiGENE shall have no obligation to provide such coverage if Mr. Murphy becomes eligible for medical and dental coverage with another employer). In addition, all stock options and other incentive compensation granted to Mr. Murphy by OXiGENE shall, to the extent vested, remain exercisable in accordance with the 2005 Stock Plan and any related agreements.
     In the event of a termination other than for “cause” of Mr. Murphy’s employment or a “termination with good reason” within one year following a change in control of OXiGENE, as such term is defined in the agreement, Mr. Murphy will be entitled to receive a payment of twelve months’ then-current base salary plus any salary owed to him but unpaid as of the date of termination and the Company will also pay COBRA premiums, should Mr. Murphy timely elect and be eligible for COBRA coverage, for Mr. Murphy and his immediate family for 12 months (provided that OXiGENE shall have no obligation to provide such coverage if Mr. Murphy becomes eligible for medical and dental coverage with another employer). In addition, all of Mr. Murphy’s unvested equity compensation outstanding on the date of termination shall vest and remain exercisable in accordance with the terms of the applicable plan and related agreements and all stock options and other incentive compensation granted to Mr. Murphy by OXiGENE shall, to the extent vested, remain exercisable in accordance with the 2005 Stock Plan and any related agreements. All payments made and benefits available to Mr. Murphy in connection with his employment agreement will comply with Internal Revenue Code Section 409A in accordance with the terms of his employment agreement.
     Employment and Separation Agreements with Patricia A. Walicke. In July 2007, OXiGENE entered into an employment agreement with Dr. Walicke with respect to her service as its Vice President and Chief Medical Officer. Pursuant to the agreement, Dr. Walicke received an annual base salary of $300,000 per year. In addition, Dr. Walicke was eligible to receive an annual bonus of 25% of her then-current annual base salary, at the sole discretion of OXiGENE, based on OXiGENE’s assessment of her and OXiGENE’s performance. Dr. Walicke also received a signing bonus in the amount of $30,000.
     We entered into a separation agreement with Dr. Walicke on June 10, 2009. The separation agreement provides for, among other things, specified ongoing obligations on Dr. Walicke’s part relating to non-solicitation of our employees and maintenance of our confidential information. In accordance with Dr. Walicke’s employment agreement with us, dated July 31, 2007, as amended, Dr. Walicke will receive a severance payment of $300,000, payable over one year in 26 equal installments, and will be reimbursed for premiums paid to continue group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, through the earlier of April 30, 2010, or the date on which Dr. Walicke becomes eligible for medical and dental coverage with another employer.
     Separation Agreement with Richard Chin. In connection with the departure of Dr. Chin, our former President and Chief Executive Officer, we entered into a separation agreement with Dr. Chin. Pursuant to the separation agreement, Dr. Chin’s employment with OXiGENE ended on October 22, 2008. We agreed to provide for the payment for private medical insurance through December 31, 2008, which amount approximates $4,000.

Outstanding Equity Awards at Fiscal Year-End
     The following table shows grants of stock options and grants of unvested stock awards outstanding on the last day of the fiscal year ended December 31, 2008, including both awards subject to performance conditions and non-performance-based awards, to each of the executive officers named in the Summary Compensation Table.

	Option Awards(1)				Stock Awards
	Number of	Number of				Market Value
	Securities	Securities			Number of	of Shares or
	Underlying	Underlying	Option		Shares or	Units of Stock
	Unexercised	Unexercised	Exercise	Option	Units of Stock	That Have Not
	Options	Options	Price	Expiration	That Have Not	Vested (2)
Name	Exerciseable #	Unexerciseable #	$	Date	Vested #	$

David Chaplin	45,000	—	$5.06	7/12/2010	20,000	$13,200
Vice President and Chief	100,000	—	$2.24	3/15/2012
Scientific Officer	100,000	—	$7.94	7/24/2013
	50,000	—	$5.03	7/28/2014
	6,250	18,750	$4.18	1/25/2017
John Kollins	25,000	175,000	$4.69	4/30/2017	—	$—
Chief Executive Officer	—	250,000	$0.73	12/16/2018
James Murphy	75,000	—	$9.05	2/23/2014	10,000	$6,600
Vice President and Chief	20,000	—	$5.03	7/28/2014
Financial Officer	12,500	12,500	$3.51	6/14/2016
	12,500	37,500	$4.18	1/25/2017
Patricia Walicke	50,000	150,000	$3.70	8/2/2017	—	$—
Vice President and Chief Medical Officer(3)
Richard Chin(4)	125,000	—	$4.08	1/22/2009	—	$—
Former President and Chief Executive Officer

(1)	Except for Mr. Kollins’ initial grant in 2007, option awards vest in equal annual installments over four years beginning on the first anniversary of the date of grant and the exercise price is the closing price of the Company’s common stock as quoted on The NASDAQ Global Market on the date of grant. With respect to 100,000 options of the total of 200,000 options granted to Mr. Kollins in 2007, the options shall vest in equal annual installments over four years beginning on the one year anniversary of the grant date. With respect to the remaining 100,000 shares, the options shall vest upon consummation by OXiGENE of a major outlicensing transaction, as approved by the Board of Directors and as described in the agreement.

(2)	The market value of the stock awards is determined by multiplying the number of shares times $0.66, the closing price of our common stock on The NASDAQ Global Market on December 31, 2008, the last day of our fiscal year.

(3)	Dr. Walicke’s employment with us terminated effective April 29, 2009. Pursuant to Dr. Walicke’s separation agreement, she has until July 29, 2009 to exercise all vested options.

(4)	Dr. Chin’s employment with us terminated effective October 22, 2008. Pursuant to Dr. Chin’s separation agreement, he had until January 22, 2009 to exercise all vested options. Dr. Chin did not exercise these options and such options were therefore forfeited.
Option Exercises and Stock Vested
     The following table shows information regarding exercises of options to purchase our common stock and vesting of stock awards held by each executive officer named in the Summary Compensation Table during the fiscal year ended December 31, 2008.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting(1)
Name	(#)	($)	(#)	($)

David Chaplin	—	$—	20,000	$26,000
Vice President and Chief Scientific Officer
John Kollins	—	$—	—	$—
Chief Executive Officer
James Murphy	—	$—	10,000	$13,000
Vice President and Chief Financial Officer
Patricia Walicke(2)	—	$—	—	$—
Vice President and Chief Medical Officer
Richard Chin(3)	—	$—	10,000	$13,000
Former President and Chief Executive Officer			62,500	$73,750

(1)	Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares that vest because in many cases the shares are not sold upon vesting but continue to be held by the executive officer. The amounts shown represent the market price on the date of vesting times the number of awards that vested, which is the amount that would have been realized if the shares had been sold immediately upon vesting.

(2)	Dr. Walicke terminated her employment with us effective April 29, 2009.

(3)	Dr. Chin terminated his employment with us effective October 22, 2008.
Pension Benefits
     We do not have any qualified or non-qualified defined benefit plans.
Nonqualified Deferred Compensation
     We do not have any non-qualified defined contribution plans or other deferred compensation plans.
Potential Payments Upon Termination or Change-In-Control
     The Company has entered into certain agreements and maintains certain plans that may require the Company to make certain payments and/or provide certain benefits to named executive officers of the Company in the event of a termination of employment or a change of control of the Company. The following tables summarize the potential payments to each named executive officer assuming that one of the described termination events occurs. The tables assume that the event occurred on December 31, 2008, the last day of our fiscal year. On December 31, 2008, the last trading day of 2008, the closing price of our common stock as listed on The NASDAQ Global Market was $0.66 per share.

     David Chaplin, Ph.D.

			Involuntary Not for
			Cause Termination
Executive Benefits and	Termination within	Voluntary	or Termination by
Payments	12 Months Following	Termination by	Executive with Good	For Cause
Upon Termination	Change in Control	Executive or Death	Reason	Termination

Base Salary	$348,521	$—	$261,391	$—
Annual Bonus (x% of Base Salary)	N/A	N/A	N/A	N/A
Acceleration of Vesting of Equity	100%	0%	0%	0%
Number of Stock Options and Value upon Termination	320,000	301,250	301,250	301,250
	$211,200	$198,825	$198,825	$198,825
Number of Shares of Vested Stock Received and Value upon Termination	125,000	105,000	105,000	105,000
	$82,500	$69,300	$69,300	$69,300
Relocation Reimbursement	N/A	N/A	N/A	N/A
Deferred Compensation Payout	N/A	N/A	N/A	N/A
Post-Term Health Care	N/A	N/A	N/A	N/A
Excise Tax Gross Up	N/A	N/A	N/A	N/A
     The information set forth above is described in more detail in the narrative following the Grants of Plan-Based Awards table.
     Dr. Chaplin’s employment agreement references the definition of a “Change in Control” in our 1996 Stock Incentive Plan. For this purpose, “Change in Control” means the occurrence of either of the following events: (a) any “person” (as such term is used in Section 13(c) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the total voting power represented by the Company’s then outstanding voting securities; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.
     Dr. Chaplin will be entitled to certain benefits as described in the table above if his employment is terminated by the Company for reasons other than cause or by him with good reason. “Cause” shall mean any of the following:
(a) the (i) continued failure by the executive to perform substantially his duties on behalf of OXIGENE if the executive fails to remedy that breach within ten (10) days of OXiGENE’s written notice to the executive of such breach; or (ii) material breach of any other provision of Dr. Chaplin’s employment agreement by the executive, if the executive fails to remedy that breach within ten (10) days of OXiGENE’s written notice to the executive of such breach; or
(b) any act of fraud, material misrepresentation or material omission, misappropriation, dishonesty, embezzlement or similar conduct against OXiGENE or any affiliate, or conviction of executive for a felony or any crime involving moral turpitude.
     “Termination with Good Reason” shall mean termination following a material breach of Dr. Chaplin’s employment agreement by the Company, which breach remains uncured ten (10) days after written notice thereof is received by the Company.

     John A. Kollins

Involuntary Not for
		Voluntary	Cause Termination
Executive Benefits and	Termination within	Termination	or Termination by
Payments	12 Months Following	by Executive	Executive with	For Cause
Upon Termination	Change in Control	or Death	Good Reason	Termination

Base Salary	$350,000	$350,000	$350,000	$350,000
Annual Bonus (x% of Base Salary)	Executive entitled		Executive entitled
	to Annual Bonus		to Annual Bonus
	related to most		related to most
	recently completed		recently completed
	calendar year if		calendar year if
	not already paid	N/A	not already paid	N/A
Acceleration of Vesting of Equity	100%	0%	0%	0%
Number of Stock Options and Value upon Termination	450,000	25,000	25,000	25,000
	$297,000	$16,500	$16,500	$16,500
Number of Shares of Vested Stock Received and Value upon Termination	—	—	—	—
	$—	$—	$—	$—
Relocation Reimbursement	N/A	N/A	N/A	N/A
Deferred Compensation Payout	N/A	N/A	N/A	N/A
Post-Term Health Care	Up to 12 months for		Up to 12 months for
	Executive and		Executive and
	family	N/A	family	N/A
Excise Tax Gross Up	$23,190	$—	$23,190	$—
	N/A	N/A	N/A	N/A
     The information set forth above is described in more detail in the narrative following the Grants of Plan Based Awards table.
     A “Change in Control” as defined in Mr. Kollins’ employment agreement shall mean the occurrence during the term of his employment of the following:
(i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of OXiGENE representing 50% or more of the total voting power represented by OXiGENE’s then outstanding voting securities (excluding for this purpose any such voting securities held by OXiGENE or its affiliates or by any employee benefit plan of OXiGENE) pursuant to a transaction or a series of related transaction which the Board of Directors does not approve; or
(ii) Merger/Sale of Assets. (A) A merger or consolidation of OXiGENE whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of OXiGENE outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of OXiGENE or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the stockholders of OXiGENE approve an agreement for the sale or disposition by OXiGENE of all or substantially all of OXiGENE’s assets; or
(iii) Change in Board Composition. A change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of OXiGENE as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to OXiGENE).
     Mr. Kollins will be entitled to certain benefits as described in the table above if his employment is terminated by the Company for reasons other than cause or by him with good reason. “Cause” shall mean any of the following:

(a) the Executive’s substantial failure to perform any of her duties hereunder or to follow reasonable, lawful directions of the Board or any officer to whom the Executive reports;
(b) the Executive’s willful misconduct or willful malfeasance in connection with her employment;
(c) the Executive’s conviction of, or plea of nolo contendre to, any crime constituting a felony under the laws of the United States or any state thereof, or any other crime involving moral turpitude;
(d) the Executive’s material breach of any of the provisions of this Agreement, OXiGENE’s bylaws or any other agreement with OXiGENE; or
(e) the Executive’s engaging in misconduct which has caused significant injury to OXiGENE, financial or otherwise, or to OXiGENE’s reputation; or
(f) any act, omission or circumstance constituting cause under the law governing this Agreement.
“Termination with Good Reason” shall mean:
(i) without the Executive’s express written consent, any material reduction in Executive’s title, or responsibilities compared to those prior to a Change in Control (as such term is defined in the employment agreement);
(ii) relocation of more than 60 miles;
(iii) without the Executive’s express written consent, a material reduction by OXiGENE in the Executive’s total compensation as in effect on the date hereof or as the same may be increased from time to time, provided that it shall not be deemed a material reduction if (a) the amount of Executive’s Annual Bonus is less than the amount of any previously awarded Annual Bonuses or (b) a benefit is amended and such amendment affects all eligible executive participants; or
(iv) OXiGENE breaches a material term of this Agreement and such breach has remained uncured for a minimum of thirty (30) days after Executive has notified OXiGENE of breach. To be effective, such notice must be in writing and set forth the specific alleged Good Reason for termination and the factual basis supporting the alleged Good Reason.
     All payments made and benefits available to Mr. Kollins in connection with his employment agreement will comply with Internal Revenue Code Section 409A in accordance with the terms of his employment agreement.
     James B. Murphy

			Involuntary Not for
		Voluntary	Cause Termination
Executive Benefits and	Termination within	Termination	or Termination by
Payments	12 Months Following	by Executive	Executive with Good	For Cause
Upon Termination	Change in Control	or Death	Reason	Termination

Base Salary	$245,000	$—	$245,000	$—
Annual Bonus (x% of Base Salary)	N/A	N/A	N/A	N/A
Acceleration of Vesting of Equity	100%	0%	0%	0%
Number of Stock Options and Value upon Termination	170,000	120,000	120,000	120,000
	$112,200	$79,200	$79,200	$79,200
Number of Shares of Vested Stock Received and Value upon Termination	40,000	30,000	30,000	30,000
	$26,400	$19,800	$19,800	$19,800
Relocation Reimbursement	N/A	N/A	N/A	N/A
Deferred Compensation Payout	N/A	N/A	N/A	N/A
Post-Term Health Care	Up to 12 months for		Up to 12 months for
	Executive and		Executive and
	family	N/A	family	N/A
	$19,140	$—	$19,140	$—
Excise Tax Gross Up	N/A	N/A	N/A	N/A

     The information set forth above is described in more detail in the narrative following the Grants of Plan Based Awards table.
     Mr. Murphy’s employment agreement references the definition of a “Change in Control” in our 1996 Stock Incentive Plan. A “Change in Control” means the occurrence of either of the following: (a) any “person” (as such term is used in Section 13(c) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the total voting power represented by the Company’s then outstanding voting securities; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.
     Mr. Murphy will be entitled to certain benefits as described in the table above if his employment is terminated by the Company for reasons other than cause or by him with good reason. “Cause” shall mean any of the following:
(a) the (i) continued failure by the executive to perform substantially his duties on behalf of OXIGENE if the executive fails to remedy that breach within ten (10) days of OXiGENE’s written notice to the executive of such breach; or (ii) material breach of any other provision of Mr. Murphy’s employment agreement by the executive, if the executive fails to remedy that breach within ten (10) days of OXiGENE’s written notice to the executive of such breach; or
(b) any act of fraud, material misrepresentation or material omission, misappropriation, dishonesty, embezzlement or similar conduct against OXiGENE or any affiliate, or conviction of executive for a felony or any crime involving moral turpitude.
     “Termination with Good Reason” shall mean termination following a material breach of Mr. Murphy’s employment agreement by the Company, which breach remains uncured thirty (30) days after written notice thereof is received by the Company.
     All payments made and benefits available to Mr. Murphy in connection with his employment agreement will comply with Internal Revenue Code Section 409A in accordance with the terms of his employment agreement.
     Patricia A. Walicke, M.D.
     In connection with the departure of Dr. Walicke, our former Vice President and Chief Medical Officer, from OXiGENE, we entered into a separation agreement with Dr. Walicke on June 10, 2009. The separation agreement provides for, among other things, specified ongoing obligations on Dr. Walicke’s part relating to non-solicitation of our employees and maintenance of our confidential information. In accordance with Dr. Walicke’s employment agreement with us, dated July 31, 2007, as amended, Dr. Walicke will receive a severance payment of $300,000, payable over one year in 26 equal installments, and will be reimbursed for premiums paid to continue group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, through the earlier of April 30, 2010, or the date on which Dr. Walicke becomes eligible for medical and dental coverage with another employer.
     Richard Chin, M.D.
     In connection with the departure of Dr. Chin, our former President and Chief Executive Officer, we entered into a separation agreement with Dr. Chin. Pursuant to the separation agreement, Dr. Chin’s employment with OXiGENE ended on October 22, 2008. We agreed to provide for the payment of private medical insurance through December 31, 2008, which amount approximates $4,000.

     Director Compensation
     The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2008 to each of our directors.

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation	Total
Name	($)	($)(1)	($)	($)	($)

Joel-Tomas Citron(5)	$189,994	$26,000	$—	$—	$215,994
Richard Chin(2)	$—	$—	$—	$—	$—
David Chaplin(3)	$—	$—	$—	$—	$—
Roy H. Fickling	$35,750	$—	$—	$—	$35,750
Mark Kessel(4)	$—	$—	$—	$—	$—
John Kollins(4)	$—	$—	$—	$—	$—
Arthur Laffer	$46,500	$—	$—	$—	$46,500
William D. Schwieterman	$37,875	$—	$—	$—	$37,875
William Shiebler	$40,375	$—	$—	$—	$40,375
Per-Olof Söderberg(5)	$29,250	$13,000	$—	$—	$42,250
Alastair J.J. Wood(4)	$—	$—	$—	$—	$—
J. Richard Zecher(3)	$34,500	$—	$—	$—	$34,500

(1)	See Note 1 to our Consolidated Financial Statements reported in our Annual Report on Form 10-K for our fiscal year ended December 31, 2008 for details as to the assumptions used to determine the fair value of each of the stock awards set forth in this table, and Note 3 describing all forfeitures during fiscal year 2008. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.”

(2)	Effective October 22, 2008, Dr. Chin resigned as President and Chief Executive Officer of the Company. Dr. Chin did not receive fees from the Company in connection with his service as a member of the Board of Directors.

(3)	Effective October 22, 2008, Dr. Chaplin and Mr. Zecher resigned as members of the Company’s Board of Directors. Dr. Chaplin did not receive fees from the Company in connection with his service as a member of the Board of Directors.

(4)	Messrs. Kessel and Kollins and Dr. Wood do not receive fees from the Company in connection with their service as members of the Board of Directors.

(5)	Messrs. Citron and Söderberg did not seek reelection to the Board of Directors at the 2009 annual meeting.
     The following is a description of the standard compensation arrangements under which our non-employee directors are compensated for their service as directors, including as members of the various Committees of our Board.
     Fees. Prior to fiscal 2003, directors received no cash compensation for serving on our Board of Directors or committees thereof. In July 2003, our directors adopted a director compensation plan. This plan was amended in October 2008. Under this plan, as amended, non-employee directors receive an annual retainer of $15,000 plus $750 for attendance at each Board meeting. In addition, each Board Committee chairman receives an annual retainer of $3,750, and each Committee member receives $500 for attendance at each Committee meeting. This amended director compensation plan also provides that, effective January 1, 2009, each Board member may elect to receive their fees in common stock of the Company in lieu of cash upon notice of their intent to do so. Prior to the 2008 amendment to the director compensation plan, each non-employee director received an annual retainer of $25,000, $30,000 in 2007 only, plus $1,500 for attendance at each Board meeting. In addition, each Board Committee chairman received an annual retainer of $7,500, and each Committee member received $1,000 for attendance at each Committee meeting. In lieu of the fees described above, Mr. Joel Citron, the former Chairman of our Board of Directors, received a monthly base salary in accordance with his employment agreement. Mr. Citron’s employment agreement terminated upon his ceasing to serve as a director at the 2009 annual meeting. On May 28, 2009, William N. Shiebler was elected by the other members of our Board as Chairman of the Board of Directors, following his re-election to our Board at the annual meeting of stockholders held on such date. In connection with his appointment and in recognition of the level of services to be provided by Mr. Shiebler in his capacity as Chairman during an undefined interim period following his assumption of the duties of Chairman, the Board resolved to provide the following compensation to Mr. Shiebler: $40,000 in cash for the first month of service, and $20,000 in cash for each month thereafter during such interim period; $1,200 per month for secretarial expenses to be incurred by him; and an option to purchase 100,000 shares of our common stock, vesting in equal amounts over four years, starting one year from the date of grant, at an exercise price of $2.23 per share.
     Equity Incentives. Under the terms of our 2005 Stock Plan, directors may be granted shares of common stock, stock-based awards and/or stock options to purchase shares of common stock. There were no awards made to non-employee directors in 2008. See above for details regarding the option granted to Mr. Shiebler on May 28, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information with respect to the beneficial ownership of our common stock as of July 31, 2009 for (a) each of the executive officers named in the Summary Compensation Table on page 70 of this prospectus, (b) each of our directors, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of July 31, 2009 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the tables. Except as indicated in footnotes to these tables, we believe that the stockholders named in these tables have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 62,451,743 shares of common stock outstanding on July 31, 2009.

	Number of Shares
	Beneficially Owned
	and Nature of	Percent of
	Ownership	Class %

David Chaplin(1)	440,600	*
Roy Fickling(2)	71,165	*
Mark Kessel(3)	27,117,118	43.4%
John Kollins(4)	50,000	*
Arthur Laffer(5)	434,062	*
James Murphy(6)	178,750	*
William Schwieterman(7)	48,962	*
William Shiebler(8)	307,334	*
Patricia Walicke (9)	—	*
Alastair J.J. Wood	—	*
All current directors and executive officers as a group (10 persons)(10)	28,647,991	43.6%

*	Less than 1%.

(1)	Includes options to purchase 307,500 shares of common stock, which are exercisable within 60 days of July 31, 2009 (September 29, 2009) and 20,000 shares of unvested restricted common stock granted in 2005, which vest in equal annual installments over a four-year period, all of which are subject to transfer and forfeiture restrictions.

(2)	Includes 20,000 shares of unvested restricted common stock granted in 2007, which vest in equal annual installments over a four-year period, all of which are subject to transfer and forfeiture restrictions.

(3)	Indicates 27,117,118 shares of common stock held by Symphony ViDA Holdings LLC. Mark Kessel is a Managing Member of Symphony GP LLC, which is the general partner of Symphony Capital GP, L.P., which is the general partner of Symphony Capital Partners, L.P., which is the manager of Symphony ViDA Holdings LLC.

(4)	Includes options to purchase 50,000 shares of common stock, which are exercisable within 60 days of July 31, 2009 (September 29, 2009).

(5)	Includes options to purchase 110,000 shares of common stock, which are exercisable within 60 days of July 31, 2009 (September 29, 2009) and 10,000 shares of unvested restricted common stock granted in 2005, which vest in equal annual installments over a four-year period, all of which are subject to transfer and forfeiture restrictions.

(6)	Includes options to purchase 138,750 shares of common stock, which are exercisable within 60 days of July 31, 2009 (September 29, 2009) and 10,000 shares of unvested restricted common stock granted in 2005, which vest in equal annual installments over a four-year period, all of which are subject to transfer and forfeiture restrictions.

(7)	Includes 20,000 shares of unvested restricted common stock granted in 2007, which vest in equal annual installments over a four-year period, all of which are subject to transfer and forfeiture restrictions.

(8)	Includes options to purchase 110,000 shares of common stock, which are exercisable within 60 days of July 31, 2009 (September 29, 2009) and 10,000 shares of unvested restricted common stock granted in 2005, which vest in equal annual installments over a four-year period, all of which are subject to transfer and forfeiture restrictions.

(10)	Dr. Walicke’s employment with us terminated effective April 29, 2009. Pursuant to Dr. Walicke’s separation agreement, all of Dr. Walicke’s unvested options were forfeited on the effective date of her termination and her vested options were forfeited as of July 29, 2009.

(11)	Includes 40,000 shares of common stock subject to transfer restrictions, options to purchase 716,250 shares of common stock held by the directors and executive officers as a group and which are exercisable within 60 days of July 31, 2009 (September 29, 2009) and 90,000 shares of unvested restricted common stock, 50,000 of which were granted in 2005 and 40,000 of which were granted in 2007, which vest in equal annual installments over a four-year period, all of which are subject to transfer and forfeiture restrictions.
          As of July 31, 2009, the following is the only entities (other than our employees as a group) known to us to be the beneficial owner of more than 5% of our outstanding common stock.

	Number of Shares
	Beneficially Owned
	and Nature of	Percent of
Name and Address of Beneficial Owner	Ownership	Class

Symphony ViDA Holdings LLC 7361 Calhoun Place Suite 325 Rockville, MD 20855	27,117,118	43.4%

BAM Opportunity Fund, L.P. 44 Wall Street Suite 1603 New York, NY 10005	3,505,973	5.6%
          The determination that there were no other persons, entities or groups known to us to beneficially own more than 5% of our outstanding common stock was based on a review of all statements filed with respect to us since the beginning of the past fiscal year with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Exchange Act.
LIMITATION OF DIRECTORS’ LIABILITY AND INDEMNIFICATION
     The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.
     We have obtained director and officer liability insurance to cover liabilities our directors and officers may occur in connection with their services to us, including matters arising under the Securities Act. Our restated certificate of incorporation and restated bylaws also provide that we will indemnify any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil or criminal action or proceeding, specifically including actions by us or in our name (derivative suits). These indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest. In addition, we have entered into agreements to indemnify our directors and officers. These agreements, among other things, will indemnify and advance expenses to our directors and officers for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
     There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification under the agreements described in this section.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          Our Audit Committee reviews and approves in advance all related-person transactions.
          Symphony Transaction
               In October 2008, we announced a strategic collaboration with Symphony Capital Partners, L.P. (Symphony), a private-equity firm, under which Symphony agreed to provide up to $40 million in funding to support the advancement of ZYBRESTAT for oncology, ZYBRESTAT for ophthalmology and OXi4503. In connection with the collaboration, we granted Symphony ViDA, Inc., a newly-created drug development company, exclusive licenses to ZYBRESTAT for use in ophthalmologic indications and OXi4503. As part of this transaction, we maintained the exclusive purchase option, but not the obligation, to purchase all of the equity of Symphony ViDA (Purchase Option) at any time between October 2, 2009 and March 31, 2012 for an amount equal to two times the amount of capital actually invested by Holdings in Symphony ViDA, less certain amounts.
          Under the collaboration, we entered into a series of related agreements with Symphony Capital LLC, Symphony ViDA, Symphony ViDA Holdings LLC (Holdings) and related entities, including a Purchase Option Agreement, a Research and Development Agreement, a Technology License Agreement and an Additional Funding Agreement. In addition, we entered into a series of related agreements with Holdings, including a Stock and Warrant Purchase Agreement and a Registration Rights Agreement.
          Pursuant to these agreements, Holdings formed and capitalized Symphony ViDA in order (a) to hold certain intellectual property related to the programs which were exclusively licensed to Symphony ViDA under the Technology License Agreement and (b) to fund commitments of up to $25 million. The funding was intended to support preclinical and clinical development by us, on behalf of Symphony ViDA, of the programs.
          We issued to Holdings, pursuant to the Stock and Warrant Purchase Agreement, an aggregate of 13,513,514 shares of our common stock and warrants at a price of $1.11 per share, which was the closing price of our common stock on The NASDAQ Global Market on September 30, 2008, the day before we entered into the Symphony transaction. In addition, pursuant to the Purchase Option Agreement, we issued to Holdings an aggregate of 3,603,604 shares of our common stock with a fair value of $4 million as consideration for the Purchase Option.
          On July 2, 2009, we, Holdings and Symphony ViDA entered into a series of related agreements pursuant to which we exercised the Purchase Option under terms set forth in an amended and restated purchase option agreement (the Amended Purchase Option Agreement), and we and Holdings also entered into an amended and restated registration rights agreement.
          Under the Amended Purchase Option Agreement, in the event that we issue additional securities prior to January 2, 2010 at a price lower than $2.08 per share, Symphony Capital LLC has the right to receive additional securities in an amount reflecting the difference in value of the securities at the time of such subsequent issuance and $2.08 per share. This right is subject to the limitation that no more than 10 million shares of common stock can be issued under the Amended Purchase Option Agreement, provided that if Symphony Capital would otherwise be entitled to receive more than such number of shares, Symphony Capital may request such combination of shares of common stock and any other securities of ours as would, in Symphony’s sole determination, provide value to Symphony Capital not in excess of the purchase price for the Purchase Option, or approximately $12,500,000.
          We closed on the amended Purchase Option on July 20, 2009 and issued 10 million shares of our common stock to Holdings at the closing in exchange for all of the equity of Symphony ViDA, subject to adjustment under the rights described in the paragraph above. In addition, upon the closing of the Purchase Option, we re-

acquired all of the rights to the programs, and the approximately $12,500,000 in cash held by Symphony ViDA at the time of the closing became available for use for our general corporate purposes.
          The two members of our Board of Directors appointed by Symphony Capital LLC, Mr. Mark Kessel and Dr. Alastair Wood, will remain on the Board, and we expect to maintain our advisory relationships with Symphony and RRD International LLC. The Additional Funding Agreement, dated October 1, 2008, has been terminated.
DESCRIPTION OF CAPITAL STOCK
     The following description of our capital stock and certain provisions of our restated certificate of incorporation, as amended, and our amended and restated by-laws is a summary and is qualified in its entirety by the provisions of our restated certificate of incorporation, as amended, and our amended and restated by-laws.
     Our authorized capital stock consists of 150,000,000 shares of common stock, par value of $0.01 per share, and 15,000,000 shares of preferred stock, par value of $0.01 per share.
Common Stock
     We are authorized to issue 150,000,000 shares of common stock. Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Holders of common stock are entitled to any dividend declared by our board of directors out of funds legally available for that purpose. Holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock.
Preferred Stock
     We are authorized to issue 15,000,000 shares of preferred stock, par value $0.01 per share. As of July 31, 2009, no shares of our preferred stock were outstanding. The following summary of certain provisions of our preferred stock does not purport to be complete. You should refer to our restated certificate of incorporation, as amended, and our amended and restated by-laws, both of which are included as exhibits to the registration statement we have filed with the SEC in connection with this offering. The summary below is also qualified by provisions of applicable law.
     Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with conversion rights which could adversely affect the holders of shares of our common stock.
Listing
     Our common stock is listed on The NASDAQ Global Market under the symbol “OXGN” and on the NASDAQ OMX Nordic in Sweden under the symbol “OXGN.”
Transfer Agent and Registrar
     American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock and preferred stock.
Delaware Law, Certain Charter and By-Law Provisions and Stockholder Rights Agreement

     The provisions of Delaware law and of our restated certificate of incorporation, as amended, and amended and restated by-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of OXiGENE.
     Delaware Statutory Business Combinations Provision. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within the prior three years, did own) 15% or more of the corporation’s voting stock.
     Special Meetings of Stockholders. Special meetings of the stockholders may be called by the chairman of our board of directors, the president, or the entire board of directors pursuant to a resolution adopted by a majority of directors present at a meeting at which a quorum is present. The president or secretary shall also call special meetings upon the written request of not less than 10% in interest of the stockholders entitled to vote at the meeting.
     Stockholder Rights Agreement. On March 24, 2005 our board of directors declared a dividend of one common stock purchase right for each outstanding share of our voting common stock, $0.01 par value per share, to stockholders of record at the close of business on April 4, 2005. Each right entitles the registered holder to purchase from us one share of common stock, at a purchase price of $50.00 in cash, subject to adjustment. The description and terms of the rights are set forth in a Stockholder Rights Agreement between us and American Stock Transfer & Trust Company, as Rights Agent.
     Initially, the rights will be attached to all common stock certificates representing shares then outstanding, and no separate certificates for rights will be distributed. The rights will separate from the common stock and a “Distribution Date” will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock or (ii) 10 business days following the commencement of a tender offer or exchange offer that may result in a person or group beneficially owning 15% or more of the outstanding shares of our common stock.
     Until the distribution date (or earlier redemption or expiration of the rights), (i) the rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (ii) new common stock certificates issued after the record date will contain a notation incorporating the Stockholder Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for common stock outstanding, even without such notation, will also constitute the transfer of the rights associated with the common stock represented by such certificate.
WARRANT
     We issued a warrant to Kingsbridge to purchase up to 250,000 shares of our common stock at a price of $2.74 per share. This warrant is exercisable beginning six months after February 19, 2008 and for a period of five years thereafter. Under the terms of the warrant, the warrant may not be exercised to the extent that such exercise would cause the warrant holder to beneficially own (or be deemed to beneficially own) a number of shares of our common stock that would exceed 9.9% of our then outstanding shares of common stock following such exercise.
LEGAL MATTERS
     Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will provide us with an opinion as to the legal matters in connection with the securities we are offering, and members of that firm, their families and trusts for their benefit own an aggregate of approximately 350 shares of our common stock.

EXPERTS
     The consolidated financial statements of OXiGENE, Inc. at December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov, and on our web site at http://www.oxigene.com. The information contained on our web site is not included or incorporated by reference into this prospectus. In addition, our common stock is listed for trading on The NASDAQ Global Market under the symbol “OXGN.” You can read and copy reports and other information concerning us at the offices of the Financial Industry Regulatory Authority located at 1735 K Street, N.W., Washington, D.C. 20006.
     This prospectus is only part of a Registration Statement on Form S-1 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:
•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC’s web site or our web site.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
OXiGENE, Inc.
     We have audited the accompanying consolidated balance sheets of OXiGENE, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OXiGENE, Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
     The accompanying consolidated financial statements have been prepared assuming that OXiGENE, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and will be required to raise additional capital, alternative means of financial support, or both, prior to January 1, 2010 in order to sustain operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The 2008 consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.
     As discussed in Note 8 to the consolidated financial statements, effective January 1, 2009, the Company retrospectively adopted the presentation and disclosure requirements of Financial Accounting Standards Board Statement No. 160, “Non controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.”
/s/ Ernst & Young LLP
Boston, Massachusetts
March 26, 2009, except for Notes 8 and 9, as to which the date is August 14, 2009

OXiGENE, Inc.
Consolidated Balance Sheets
(All Amounts in thousands,
except per share amounts)

	Year Ended December 31
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$18,275	$8,527
Available-for-sale securities	643	19,911
Marketable securities held by Symphony ViDA, Inc., restricted	14,663	—
Prepaid expenses	382	354
Other assets	123	72

Total current assets	34,086	28,864
Furniture and fixtures, equipment and leasehold improvements	1,456	1,343
Accumulated depreciation	(1,255)	(1,122)

	201	221
License agreements, net of accumulated amortization of $919 and $821 at December 31, 2008 and 2007, respectively	581	679
Other assets	163	300

Total assets	$35,031	$30,064

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,744	$1,370
Accrued research and development	3,416	2,713
Accrued other	606	901

Total current liabilities	5,766	4,984
Derivative liability	466	—
Rent loss accrual	60	223

Total liabilities	6,292	5,207

Commitments and contingencies (Note 5)
Stockholders’ equity:
Common stock, $.01 par value, 100,000 shares authorized; 46,293 shares in 2008 and 28,505 shares in 2007 issued and outstanding	463	285
Additional paid-in capital	178,156	162,358
Accumulated deficit	(159,202)	(137,801)
Accumulated other comprehensive income (loss)	(110)	15

Total OXiGENE, Inc. stockholders’ equity	19,307	24,857

Non controlling interest in Symphony ViDA, Inc.	9,432	—

Total equity	28,739	24,857

Total liabilities and stockholders’ equity	$35,031	$30,064

See accompanying notes.

OXiGENE, Inc.
Consolidated Statements of Operations
(All amounts in thousands,
except per share amounts)

	Year Ended December 31
	2008	2007	2006

License revenue	$12	$12	$—
Operating costs and expenses:(1)
Research and development	18,434	14,130	10,816
General and administrative	7,518	8,155	7,100

Total operating costs and expenses	25,952	22,285	17,916

Loss from operations	(25,940)	(22,273)	(17,916)
Change in fair value of warrants	3,335	—	—
Investment income	618	1,955	2,502
Other (expense) income, net	66	(71)	(43)

Consolidated net loss	$(21,921)	$(20,389)	$(15,457)

Net loss attributed to non controlling interest in Symphony ViDA, Inc.	$(520)	$—	$—

Net loss attributed to OXiGENE, Inc.	$(21,401)	$(20,389)	$(15,457)

Basic and diluted net loss per share attributed to OXiGENE, Inc. common shares	$(0.70)	$(0.73)	$(0.56)
Weighted-average number of common shares outstanding	30,653	27,931	27,626

(1)	Includes share-based compensation expense as follows:

Research and development	$328	$320	$473
General and administrative	671	1,472	1,392
See accompanying notes.

OXiGENE, Inc.
Consolidated Statements of Stockholders’ Equity
(All amounts in thousands)

					Accumulated
					Other
	Common Stock		Additional		Comprehensive				Non controlling
	$.01 Par Value		Paid-In	Accumulated	Income	Notes	Deferred	Total OXiGENE, Inc.	interest in	Total
	Shares	Amount	Capital	Deficit	(Loss)	Receivable	Compensation	stockholers’ equity	Symphony ViDA Inc.	Equity
Balance at December 31, 2005	28,037	280	160,885	(101,955)	(85)	(187)	(2,404)	56,534	—	56,534
Unrealized gain from available-for-sale securities	—	—	—	—	66	—	—	66	—	66
Net loss	—	—	—	(15,457)	—	—	—	(15,457)	—	(15,457)

Comprehensive loss	—	—	—	—	—	—	—	(15,391)	—	(15,391)
Issuance of common stock upon exercise of options	168	2	410	—	—	—	—	412	—	412
Stock-based compensation expense	—	—	1,865	—	—	—	—	1,865	—	1,865
Reclassification of deferred compensation	—	—	(2,404)	—	—	—	2,404	—	—	—
Forfeiture of restricted stock	(10)	—	—	—	—	—	—	—	—	—
Interest on notes receivable	—	—	7	—	—	(7)	—	—	—	—
Cancellation of notes receivable	(20)	—	(194)	—	—	194	—	—	—	—

Balance at December 31, 2006	28,175	282	160,569	(117,412)	(19)	—	—	43,420	—	43,420
Unrealized gain from available-for-sale securities	—	—	—	—	34	—	—	34	—	34
Net loss	—	—	—	(20,389)	—	—	—	(20,389)	—	(20,389)
Comprehensive loss								(20,355)	—	(20,355)

Issuance of restricted stock	330	3	(3)	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	1,792	—	—	—	—	1,792	—	1,792

Balance at December 31, 2007	28,505	285	162,358	(137,801)	15	—	—	24,857	—	24,857
Formation of Symphony ViDA, Inc.									9,952	9,952
Unrealized gain from available-for-sale securities	—	—	—	—	(125)	—	—	(125)	—	(125)
Net loss	—	—	—	(21,401)		—	—	(21,401)	(520)	(21,921)

Comprehensive loss	—	—	—	—	—	—	—	(21,526)	(520)	(22,046)
Issuance of common stock for executive incentive compensation	36	—	87	—	—	—	—	87	—	87
Issuance of common stock related to CEFF, net of costs	635	6	734	—	—	—	—	740	—	740
Stock-based compensation expense	—	—	999	—	—	—	—	999	—	999
Issuance of warrants to purchase common stock to Symphony ViDA Holdings LLC			(8,935)	—	—	—	—	(8,935)	—	(8,935)
Settlement of Symphony warrant upon exercise			5,622	—	—	—	—	5,622	—	5,622
Accounting for additional shares investment and a warrant issued to Kingsbridge as a liablikty			(489)	—	—	—	—	(489)	—	(489)
Issuance of common stock to Symphony as direct investment, net of costs	2,232	22	1,407	—	—	—	—	1,429	—	1,429
Exercise of Symphony warrant issuance of shares of common stock	11,282	113	12,410	—	—	—	—	12,523	—	12,523
Issuance of common stock as compensation for purchase option	3,603	37	3,963	—	—	—	—	4,000	—	4,000

Balance at December 31, 2008	46,293	$463	$178,156	$(159,202)	$(110)	$—	$—	$19,307	$9,432	$28,739

See accompanying notes.

OXiGENE, Inc.
Consolidated Statements of Cash Flows
(Amounts in thousands)

	Year Ended December 31
	2008	2007	2006

Operating activities:
Consolidated net loss	$(21,921)	$(20,389)	$(15,457)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrants	(3,335)	—	—
Depreciation	133	115	88
Amortization of license agreement	98	98	98
Rent loss accrual	(163)	(93)	(130)
Stock-based compensation	999	1,792	1,865
Issuance of common stock of executive incentive compensation	87	—	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(78)	215	(385)
Accounts payable, accrued expenses and other payables	782	1,078	618

Net cash used in operating activities	(23,398)	(17,184)	(13,303)
Investing activities:
Purchase of available-for-sale securities	(4,314)	(34,340)	(53,287)
Proceeds from sale of available-for-sale securities	23,456	44,615	49,711
Purchase of available-for-sale securities held by Symphony ViDA, Inc.	(14,663)	—	—
Purchase of furniture, fixtures and equipment	(113)	(95)	(194)
Other assets	137	(156)	5

Net cash provided by (used in) investing activities	4,503	10,024	(3,765)
Financing activities:
Proceeds from issuance of common stock, net of fees	14,691	—	411
Proceeds from purchase on non controlling interest by preferred shareholders in Symphony ViDA, Inc., net of fees	13,952	—	—

Net cash provided by financing activities	28,643	—	411
Increase (decrease) in cash and cash equivalents	9,748	(7,160)	(16,657)
Cash and cash equivalents at beginning of year	8,527	15,687	32,344

Cash and cash equivalents at end of year	$18,275	$8,527	$15,687

Non- cash Disclosures:
Reclassification of deferred compensation	—	—	2,404
Cancellation of notes receivable	—	—	194
Stock issued as consideration for the Symphony ViDA purchase option	4,000	—	—
Accounting for additional shares investment and warrant issued to Kingsbridge as liabilities	489	—	—
Fair value of Symphony warrants	5,622	—	—
See accompanying notes.

OXiGENE, INC.
Notes to Consolidated Financial Statements
December 31, 2008
1. Description of Business and Significant Accounting Policies
Description of Business
     OXiGENE, Inc. (the “Company”), incorporated in 1988 in the state of New York and reincorporated in 1992 in the state of Delaware, is a biopharmaceutical company developing novel small-molecule therapeutics to treat cancer and certain eye diseases. The Company’s focus is the development and commercialization of drug candidates that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. Currently, the Company does not have any products available for sale; however, it has two therapeutic product candidates in various stages of clinical and pre-clinical development, as well as a pipeline of additional product candidates currently in research and development.
     OXiGENE’s primary drug development candidates, ZYBRESTAT and OXi4503, are based on a series of natural products called Combretastatins, and are referred to as vascular disrupting agents, or VDAs. The Company is currently developing its VDA drug candidates for indications in both oncology and ophthalmology. OXiGENE’s most advanced drug candidate is ZYBRESTAT, a VDA, which is being evaluated in multiple ongoing and planned clinical trials in various oncology and ophthalmic indications. The Company conducts scientific activities pursuant to collaborative arrangements with universities. Regulatory and clinical testing functions are generally contracted out to third-party, specialty organizations.
     The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.
     To date, OXiGENE has financed its operations principally through net proceeds received from private and public equity financing and, in fiscal 2008, from its transaction with Symphony Capital LLC as described below. The Company has experienced net losses and negative cash flow from operations each year since its inception, except in fiscal 2000. As of December 31, 2008, OXiGENE had an accumulated deficit of approximately $159,202,000. The Company expects to continue to incur expenses, resulting in operating losses, over the next several years due to, among other factors, its continuing clinical trials, planned future clinical trials, and other anticipated research and development activities.
     OXiGENE’s cash, cash equivalents and available-for-sale marketable securities balance was approximately $18,918,000 at December 31, 2008. Investments held by ViDA were $14,663,000 as of December 31, 2008. The investments held by ViDA are dedicated to fund ZYBRESTAT for ophthalmology and OXi4503 licensed to ViDA in connection with the collaborative arrangement completed in October 2008 and not available for general business purposes. In addition, Symphony Capital is committed to fund up to an additional $10,000,000 to Symphony ViDA, Inc. Based on current plans, the Company expects its current available cash, cash equivalents and marketable securities to meet its cash requirements into the fourth quarter of fiscal 2009. Therefore, there exists substantial doubt about the Company’s ability to continue as a going concern. The Company will require significant additional funding prior to January 1, 2010 to fund operations until such time, if ever, it becomes profitable. The Company intends to augment its cash, cash equivalents and marketable securities balances as of December 31, 2008 by pursuing other forms of capital infusion, including strategic alliances or collaborative development opportunities with organizations that have capabilities and/or products that are complementary to the Company’s capabilities and products in order to continue the development of its potential product candidates. However, there can be no assurance that adequate additional financing under such arrangements will be available to the Company on terms that it deems acceptable, if at all. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

OXiGENE, INC.
Notes to Consolidated Financial Statements — (Continued)
     On October 1, 2008, OXiGENE announced a strategic collaboration with Symphony Capital Partners, L.P. (Symphony), a private-equity firm, under which Symphony agreed to provide up to $40,000,000 in funding to support the advancement of ZYBRESTAT for oncology, ZYBRESTAT for ophthalmology and OXi4503. OXiGENE issued to Holdings, Pursuant to the Stock and Warrant Purchase agreement, an aggregate of 13,513,514 Shares of its Common Stock and Warrants at a price of $1.11 per share which was the closing price of OXiGENE Common Stock on the NASDAQ Global Market on September 30, 2008. Under this collaboration, the Company entered into a series of related agreements with Symphony Capital LLC, Symphony ViDA, Inc., or ViDA, Symphony ViDA Holdings LLC, or Holdings, and related entities.
     Pursuant to these agreements, Holdings has formed and capitalized ViDA, a Delaware corporation, in order (a) to hold certain intellectual property related to two of OXiGENE’s product candidates, ZYBRESTAT for use in ophthalmologic indications and OXi4503, referred to as the “Programs,” which were exclusively licensed to ViDA under the Novated and Restated Technology License Agreement and (b) to fund commitments of up to $25,000,000. The funding will support pre-clinical and clinical development by OXiGENE, on behalf of ViDA, for ZYBRESTAT for ophthalmology and OXi4503. Under certain circumstances, the Company may be required to commit up to $15,000,000 to ViDA. The Company’s requirement for additional funding will be determined by a number of factors, including among others, if at all, the determination of the need for more funding and the written recommendation of the Joint Development Committee (JDC), the approval of the Symphony ViDA Board, the probability and amount of the additional funding provided by Holdings, if any, the probability that OXiGENE may provide optional funding (“Optional Company Funding”), and the timing of meeting the potential obligations.
Use of Estimates
     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.
Concentration of Credit Risk
     The Company has no significant off balance sheet concentration of credit risk. Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash and cash equivalents and short- and long-term investments. The Company places its cash, cash equivalents and short-term and long-term investments with high credit quality financial institutions.
Cash and Cash Equivalents
     The Company considers all highly liquid financial instruments with maturities of three months or less when purchased to be cash equivalents.
Available-for-Sale Securities
     In accordance with the Company’s investment policy, surplus cash may be invested primarily in commercial paper, obligations issued by the U.S. Treasury/Federal agencies or guaranteed by the U.S. Government, money market instruments, repurchase agreements, bankers’ acceptances, certificates of deposit, time deposits and bank notes. In accordance with Statement of Financial Accounting Standards No. 115 (“SFAS 115”), Accounting for Certain Investments in Debt and Equity Securities , the Company separately discloses cash and cash equivalents from investments in marketable securities. The Company designates its marketable securities as available-for-sale securities. Available-for-sale securities are carried at fair value with the unrealized gains and losses, net of tax, if any, reported as accumulated other comprehensive income (loss) in stockholders’ equity. The Company reviews the status of the unrealized gains and losses of its available-for-sale marketable securities on a regular basis.

OXiGENE, INC.
Notes to Consolidated Financial Statements — (Continued)
Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in investment income. Interest and dividends on securities classified as available-for-sale are included in investment income. Securities in an unrealized loss position deemed not to be other-than-temporarily impaired, due to the Company’s positive intent and ability to hold the securities until anticipated recovery, with maturation greater than twelve months are classified as long-term assets.
     The Company’s investment objectives are to preserve principal, maintain a high degree of liquidity to meet operating needs and obtain competitive returns subject to prevailing market conditions. The Company assesses the market risk of its investments on an ongoing basis so as to avert risk of loss. The Company assesses the market risk of its investments by continuously monitoring the market prices of its investments and related rates of return, continuously looking for the safest, most risk-averse investments that will yield the highest rates of return in their category.
     The following is a summary of the fair values of available-for-sale securities: (Amounts in thousands)

	December 31, 2008
		Gross	Gross
		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Corporate bonds maturing in less than one year	$747	$—	$(104)	$643

Total available-for-sale securities	$747	$—	$(104)	$643

	December 31, 2007
		Gross	Gross
		Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

Current:
Corporate bonds maturing in less than 2 years	5,819	2	(2)	5,819
Commercial paper maturing in less than one year	10,698	6	(1)	10,703
Certificates of deposit maturing in less than one year	3,379	10	—	3,389

Total available-for-sale securities	19,896	18	(3)	19,911

     The Company did not hold any long term available-for-sale securities in 2008 or 2007. As of December 31, 2008, one of the Company’s available-for-sale securities was in an unrealized loss position of $104,000, related to a $750,000 corporate bond issued by American General Finance that matures on May 15, 2009. SFAS 115 requires that a company recognize in earnings all declines in fair value below the cost basis that are considered other-than-temporary. The Company considered, among other factors, that the decline in fair value was abrupt and has not existed for an extended period of time, the financial condition of the issuer (AIG) has the support of a significant U.S. Government bailout, the decline in fair value was not specific to the corporate bond but to the overall market condition as a whole and in reviewing the debt securities that have matured in the last quarter the Company noted that investors in these debt securities received full principal payment on the respective maturity dates. The Company has the intent and ability to hold this corporate bond until maturity and expects to receive the full recovery of the bond’s value and concluded that the decline in value is not other than temporary.
Fair Value
     In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements”. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. SFAS 157 replaces multiple existing

OXiGENE, INC.
Notes to Consolidated Financial Statements — (Continued)
definitions of fair value with a single definition, establishes a consistent framework for measuring fair value and expands financial statement disclosures regarding fair value measurements. This Statement applies only to fair value measurements that already are required or permitted by other accounting standards and does not require any new fair value measurements. In February 2008, the FASB issued FASB Staff Position (FSP) No. 157-2, which delayed the effective date of SFAS No. 157 until the first quarter of 2009 for nonfinancial assets and liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis.
     The adoption of SFAS 157 for our financial assets and liabilities in the first quarter of 2008 did not have a material impact on our financial position or results of operations. Pursuant to the provisions of SFAS 157, we are required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. SFAS 157 establishes a fair value hierarchy that prioritizes valuation inputs based on the observable nature of those inputs. The SFAS 157 fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of our investments and is not a measure of the investment credit quality. The hierarchy defines three levels of valuation inputs:

Level 1 inputs	Quoted prices in active markets;

Level 2 inputs	Generally include inputs with other observable qualities, such as quoted prices in active markets for similar assets or quoted prices for identical assets in inactive markets; and

Level 3 inputs	Valuations based on unobservable inputs.
     The following table summarizes our assets that were measured at fair value as of December 31, 2008 (in thousands):
Fair Value Measurement at Reporting Date Using:

		Significant Other	Significant
	Quoted Prices in	Observable	Unobservable	Fair Value
	Active Markets	Inputs	Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2008

Cash Equivalents
Money Market Fund	$4,013	$—	$—	$4,013
Available for Sale
Corporate Bonds	—	643	—	643
Total	$4,013	$643	$—	$4,656

     Cash of $14,262,000 is not included in our SFAS 157 level hierarchy disclosure.
Research and Development
     The Company charges all research and development expenses, both internal and external costs, to operations as incurred. The Company’s research and development costs represent expenses incurred from the engagement of outside professional service organizations, product manufacturers and consultants associated with the development of its potential product candidates. The Company recognizes expense associated with these arrangements based on the completion of activities as specified in the applicable contracts. Costs incurred under fixed fee contracts are accrued ratably over the contract period absent any knowledge that the services will be performed other than ratably. Costs incurred under contracts with clinical trial sites and principal investigators are generally accrued on a patients-treated basis consistent with the terms outlined in the contract. In determining costs incurred on some of these programs, the Company takes into consideration a number of factors, including estimates and input provided by internal program managers. Upon termination of such contracts, the Company is normally only liable for costs incurred or committed to date. As a result, accrued research and development expenses represent the Company’s estimated contractual liability to outside service providers at any of the relevant times. Any advance payments for goods and services to be used or

OXiGENE, INC.
Notes to Consolidated Financial Statements — (Continued)
rendered in future research and development activities pursuant to an executory contractual arrangement are properly classified as prepaid until such goods or services are rendered.
Income Taxes
     The Company accounts for income taxes based upon the provisions of SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Under SFAS 109, deferred taxes are recognized using the liability method whereby tax rates are applied to cumulative temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes based on when and how they are expected to affect the tax return.
License Agreements
     The present value of the amount payable under the license agreement with Arizona State University (see Note 5) has been capitalized and is being amortized over the term of the agreement (approximately 15.5 years). Over the next five years, the Company expects to record amortization expense related to this license agreement of approximately $98,000 per year and the net book value current balance at December 31, 2008 was $581,000. Under SFAS 144, the Company is required to perform an impairment analysis of its long-lived assets if triggering events occur. The Company reviews for such triggering events periodically and, even though triggering events such as a going concern opinion and continuing losses exist, the Company has determined that there is no impairment to this asset during the years ended December 31, 2008, 2007 or 2006. The license agreement provides for additional payments in connection with the license arrangement upon the initiation of certain clinical trials or the completion of certain regulatory approvals, which payments could be accelerated upon the achievement of certain financial milestones as defined in the agreement. To date no clinical trials triggering payments under the agreement have been completed and no regulatory approvals have been obtained. The Company expenses these payments to research and development in the period the criteria, as defined in the agreement, is satisfied.
     In March 2007, the Company entered into an exclusive license agreement for the development and commercialization of products covered by certain patent rights owned by Intracel Holdings, Inc., a privately held corporation. The Company paid Intracel $150,000 in March 2007 as an up-front license fee that provides full control over the development and commercialization of licensed compounds/molecular products. The Company expensed the up-front payment to research and development expense. The agreement provides for additional payments by the Company to Intracel based on the achievement of certain clinical milestones and royalties based on the achievement of certain sales milestones. The Company has the right to sublicense all or portions of its licensed patent rights under this agreement.
Consolidation of Variable Interest Entity
     On October 1, 2008, OXiGENE announced a strategic collaboration with Symphony Capital Partners, L.P. (Symphony), a private-equity firm, under which Symphony agreed to provide up to $40,000,000 in funding to support the advancement of ZYBRESTAT for oncology, ZYBRESTAT for ophthalmology and OXi4503. Under this collaboration, the Company entered into a series of related agreements with Symphony Capital LLC, or Symphony, Symphony ViDA, Inc., or ViDA, Symphony ViDA Holdings LLC, or Holdings, and related entities, including the following:
•	Purchase Option Agreement;

•	Research and Development Agreement;

•	Amended and Restated Research and Development Agreement;

•	Technology License Agreement;

OXiGENE, INC.
Notes to Consolidated Financial Statements — (Continued)
•	Novated and Restated Technology License Agreement;

•	Confidentiality Agreement; and

•	Additional Funding Agreement.
     In addition, OXiGENE entered into a series of related agreements with Holdings, including the following:
•	Stock and Warrant Purchase Agreement;

•	Warrant to purchase up to 11,281,877 shares of OXiGENE common stock at $1.11 per share, which was issued on October 17, 2008 and subsequently exercised in full on December 30, 2008 following shareholder approval of the Symphony Transaction; and,

•	Registration Rights Agreement.
     Pursuant to these agreements, Holdings has formed and capitalized ViDA, a Delaware corporation, in order (a) to hold certain intellectual property related to two of OXiGENE’s product candidates, ZYBRESTAT for use in ophthalmologic indications and OXi4503, referred to as the “Programs,” which were exclusively licensed to ViDA under the Novated and Restated Technology License Agreement and (b) to fund commitments of up to $25,000,000. The funding will support pre-clinical and clinical development by OXiGENE, on behalf of ViDA, for ZYBRESTAT for ophthalmology and OXi4503. Under certain circumstances, the Company may be required to commit up to $15,000,000 to ViDA. The Company’s requirement for additional funding will be determined by a number of factors, including among others, if at all, the determination of the need for more funding and the written recommendation of the Joint Development Committee (JDC), the approval of the Symphony ViDA Board, the probability and amount of the additional funding provided by Holdings, if any, the probability that OXiGENE may provide optional funding (“Optional Company Funding”), and the timing of meeting the potential obligations.
     Pursuant to the agreements, OXiGENE continues to be primarily responsible for all pre-clinical and clinical development efforts as well as maintenance of the intellectual property portfolio for ZYBRESTAT for ophthalmology and OXi4503. OXiGENE and ViDA have established a development committee to oversee ZYBRESTAT for ophthalmology and OXi4503. The Company participates in the development committee and has the right to appoint one of the five directors of ViDA. The Company has incurred and may continue to incur expenses related to ZYBRESTAT for ophthalmology and OXi4503 that are not funded by ViDA. The Purchase Option Agreement provides for the exclusive right, but not the obligation, for OXiGENE to repurchase both Programs by acquiring 100% of the equity of ViDA at any time between October 2, 2009 and March 31, 2012 for an amount equal to two times the amount of capital actually invested by Symphony in ViDA, less certain amounts. The purchase price is payable in cash or a combination of cash and shares of OXiGENE common stock (up to 20% of the purchase price or 10% of the total number of shares of our common stock outstanding at such time), in the Company’s sole discretion, subject to certain limitations. If OXiGENE does not exercise its exclusive right with respect to the purchase of ZYBRESTAT for ophthalmology and OXi4503 licensed under the agreement with ViDA, rights to ZYBRESTAT for ophthalmology and OXi4503 at the end of the development period will remain with ViDA. In consideration for the Purchase Option, OXiGENE issued to Holdings 3,603,604 shares of its common stock and paid approximately $1,750,000 for structuring fees and related expenses to Symphony.
     Under FASB Interpretation No. 46 (FIN 46R), Consolidation of Variable Interest Entities, a variable interest entity (VIE) is (1) an entity that has equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or (2) an entity that has equity investors that cannot make significant decisions about the entity’s operations or that do not absorb their proportionate share of the expected losses or do not receive the expected residual returns of the entity. FIN 46R requires a VIE to be consolidated by the party that is deemed to be the primary beneficiary, which is the party that has exposure

OXiGENE, INC.
Notes to Consolidated Financial Statements — (Continued)
to a majority of the potential variability in the VIE’s outcomes. The application of FIN 46R to a given arrangement requires significant management judgment.
     The Company has consolidated the financial position and results of operations of ViDA in accordance with FIN 46R. OXiGENE believes ViDA is by design a VIE because OXIGENE has a purchase option to acquire its outstanding voting stock at prices that are fixed based upon the date the option is exercised. The fixed nature of the purchase option price limits Symphony’s returns, as the investor in ViDA. Further, due to the direct investment from Holdings in OXiGENE common stock, as a related party ViDA is a VIE.
     FIN 46R deems parties to be de facto agents if they cannot sell, transfer, or encumber their interests without the prior approval of an enterprise. Symphony is considered to be a de facto agent of the Company pursuant to this provision. Further, because OXiGENE and Symphony are a related party group based on the direct investment in OXiGENE common stock, the Company absorbs a majority of ViDA’s variability. OXIGENE evaluated whether, pursuant to FIN 46R’s requirements, the Company is most closely associated with ViDA and concluded the Company should consolidate ViDA because (1) OXiGENE originally developed the technology that was licensed to ViDA, (2) OXIGENE will continue to oversee and monitor the development program, (3) OXiGENE’s employees and contractors will continue to perform substantially all of the development work, (4) OXiGENE has the ability to make decisions that have a significant effect on the success of ViDA’s activities through the Company’s representation on the ViDA Board of Directors and Joint Development Committee, (5) ViDA’s operations are substantially similar to the Company’s activities, and (6) through the Purchase Option, OXiGENE has the ability to meaningfully participate in the benefits of a successful development effort.
     Symphony will be required to absorb the development risk for its equity investment in ViDA. Pursuant to FIN 46R’s requirements, Symphony’s equity investment in ViDA is classified as noncontrolling interest in its consolidated balance sheet. The noncontrolling interest held by Symphony has been reduced by the $4,000,000 fair value of the common stock it received in consideration for the Purchase Option and the pro rata portion of the structure fees to Symphony of $1,750,000 upon the transaction’s closing as the total consideration provided by the Company reduces Symphony’s at-risk equity investment in ViDA. While OXiGENE performs the research and development on behalf of ViDA, our development risk is limited to the consideration we provided to Symphony (the common stock and fees).
     Losses incurred by ViDA are charged to the noncontrolling interest. Net losses incurred by ViDA and charged to the noncontrolling interest were $520,000 for the year ended December 31, 2008. At December 31, 2008, the noncontrolling interest balance was $9,432,000. As of December 31, 2008, the investments held by ViDA were $14,663,000, which we currently expect to finance the ViDA programs at least through fiscal 2009. As noted above, our agreements with Symphony provide for additional funding commitments by both Symphony and us, subject to certain conditions.
Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in the Company’s Common Stock
     In connection with the strategic collaboration with Symphony in October 2008 discussed above, OXiGENE issued to Holdings, a warrant (the “Direct Investment Warrant”) to purchase 11,281,877 shares of its common stock at $1.11 per share, the closing price of its common stock on the NASDAQ Global Market on September 30, 2008, the day before the consummation of the Symphony transaction. The term of this warrant was ten years from the date of issuance or until October 17, 2018. This warrant was exercised on December 30, 2008 subsequent to the approval of issuance of common stock underlying the warrant by the Company’s stockholders at a special meeting of stockholders on December 9, 2008.
     In addition, OXiGENE agreed that should the development committee of ViDA determine that ViDA needs additional funding and that funding is provided by Holdings, the Company would issue shares of its

OXiGENE, INC.
Notes to Consolidated Financial Statements — (Continued)
common stock having a value of up to $1,000,000 (the “Additional Investment Shares”) on the date of issuance. The number of shares required to meet this obligation will be based on the closing price of OXiGENE’s common stock on the NASDAQ Global Market on the additional closing date. Because the closing price of the Company’s common stock as of the additional closing date is not yet determinable, the number of potential shares issuable to Symphony is not yet known, and depending on the Company’s stock price, may be greater than the number of shares that OXiGENE currently have authorized . The obligation to issue the Additional Investment Shares expires no later than the term of the strategic collaboration or March 31, 2012.
     In connection with the Committed Equity Financing Facility (“CEFF”) with Kingsbridge Capital Limited described above in the Financial Resources section of Item 7, OXiGENE issued a warrant (the “CEFF Warrant”) to Kingsbridge Capital to purchase 250,000 shares of its common stock at a price of $2.74 per share exercisable beginning August 19, 2008 for a period of five years thereafter, or until August 19, 2013.
     Due to the indeterminable number of shares required to meet the Additional Investment Shares obligation the Company has determined that OXiGENE may not have sufficient authorized shares to settle its outstanding financial instruments. Pursuant to Emerging Issues Task Force No. 00-19 (“EITF 00-19”) Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock , our policy with regard to settling outstanding financial instruments is to settle those with the earliest maturity date first which essentially sets the order of preference for settling the awards. In accordance with FASB Interpretation No. 133, Accounting for Derivative Instruments and Hedging Activities (“FASB 133”) and EITF 00-19, OXiGENE accounts for the Direct Investment Warrant, Additional Investment Shares and CEFF Warrant (collectively the “Derivative Instruments”) as liabilities. The Company began the treatment of these Derivative Instruments as liabilities as of October 17, 2008, the initial funding and effective date of the Symphony transaction. Establishing the value of these Derivative Instruments is an inherently subjective process. The value of both the Direct Investment Warrant and the CEFF Warrant are determined using the Black-Scholes option model. The value of the Additional Investment Shares is determined by considering a number of factors, including among others, the probability and amount of the additional funding provided by Holdings, if any, the probability that OXiGENE may provide the additional funding amount, and the timing of meeting the potential obligation. Differences in value from one measurement date to another are recorded as other income/expense in OXiGENE’s statement of operations.
     In October 2008, the Company recorded a $9,424,000 liability for the fair value of the Derivative Instruments. OXiGENE remeasured the Derivative Instruments as of December 31, 2008 resulting in a gain of $3,335,000 as a result of the change in fair value of the Direct Investment and the Kingsbridge CEFF warrants.

	Direct Investment Warrant		Kingsbridge CEFF Warrant
Weighted	Date of Warrant	Date of Warrant	Date of Warrant	Date of Warrant
Average	Issue	Exercise	Valuation	Valuation
Assumptions	10/17/2008	12/30/2008	10/17/2008	12/31/2008

Risk-free interest rate	3.50%	3.75%	2.75%	1.50%
Contractual life	10.00	9.75	4.83	4.67
Expected volatility	86%	84%	52%	55%
Dividend yield	$—	$—	$—	$—
Depreciation
     Furniture and fixtures, equipment and leasehold improvements are recorded at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets, which range from three to

OXiGENE, INC.
Notes to Consolidated Financial Statements — (Continued)
five years. The Company had approximately $201,000 and $221,000 in net leasehold improvements, equipment and furniture and fixtures at December 31, 2008 and 2007, respectively.
Patents and Patent Applications
     The Company has filed applications for patents in connection with technologies being developed. The patent applications and any patents issued as a result of these applications are important to the protection of the Company’s technologies that may result from its research and development efforts. Costs associated with patent applications and maintaining patents are expensed as general and administrative expense as incurred.
Net Loss Per Share
     Basic and diluted net loss per share was calculated in accordance with the provisions of SFAS No. 128, Earnings Per Share , by dividing the net loss per share by the weighted-average number of shares outstanding. Diluted net loss per share includes the effect of all dilutive, potentially issuable common shares using the treasury stock method. All outstanding options, warrants and unvested common shares issued by the Company were anti-dilutive due to the Company’s net loss for all periods presented and accordingly, excluded from the calculation of weighted-average shares. Common stock equivalents of 2,723,000, 2,765,000 and 2,082,000 at December 31, 2008, 2007 and 2006, respectively, were excluded from the calculation of weighted average shares for diluted loss per share.
Stock-Based Compensation
     Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards 123R, “Share-Based Payment” (“SFAS 123R”), which requires the expense recognition of the estimated fair value of all share-based payments issued to employees. For the periods prior to the adoption of SFAS 123R, the Company had elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations in accounting for share-based payments. The Company had elected the disclosure-only alternative under Statement of Financial Accounting Standards 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Accordingly, when options granted to employees had an exercise price equal to the market value of the stock on the date of grant, no compensation expense was recognized. The Company adopted SFAS 123R under the modified prospective method. Under this method, beginning January 1, 2006, the Company recognizes compensation cost for all share-based payments to employees (1) granted prior to but not yet vested as of January 1, 2006 based on the grant date fair value determined under the provisions of SFAS 123 and (2) granted subsequent to January 1, 2006 based on the grant date estimate of fair value determined under SFAS 123R for those awards. Prior period financial information has not been restated.
     The fair value for the employee stock awards were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2008, 2007 and 2006:

Weighted
Average
Assumptions	2008	2007	2006

Risk-free interest rate	2.13%	4.51%	5.04%
Expected life	5 years	5 years	5 years
Expected volatility	55%	87%	95%
Dividend yield	0.00%	0.00%	0.00%
     In calculating the estimated fair value of our stock options, the Black-Scholes pricing model requires the consideration of the following six variables for purposes of estimating fair value:
•	the stock option exercise price,

•	the expected term of the option,

OXiGENE, INC.
Notes to Consolidated Financial Statements — (Continued)
•	the grant date price of our common stock, which is issuable upon exercise of the option,

•	the expected volatility of our common stock,

•	the expected dividends on our common stock (we do not anticipate paying dividends in the foreseeable future), and

•	the risk free interest rate for the expected option term
     Stock Option Exercise Price and Grant Date Price of our common stock — The closing market price of our common stock on the date of grant.
     Expected Term — The expected term of options represents the period of time for which the options are expected to be outstanding and is based on an analysis of historical behavior of option plan participants over time.
     Expected Volatility — The expected volatility is a measure of the amount by which the company stock price is expected to fluctuate during the term of the options granted. The Company determines the expected volatility based on the historical volatility of its common stock over a period commensurate with the option’s expected term.
     Expected Dividends — The Company has never declared or paid any cash dividends on its common stock and do not expect to do so in the foreseeable future. Accordingly, it uses an expected dividend yield of zero to calculate the grant date fair value of a stock option.
     Risk-Free Interest Rate — The risk-free interest rate is the implied yield available on U.S. Treasury issues with a remaining life consistent with the option’s expected term on the date of grant.
     Upon adoption of SFAS 123R, we were also required to estimate the level of award forfeitures expected to occur and record compensation expense only for those awards that are ultimately expected to vest. This requirement applies to all awards that are not yet vested, including awards granted prior to January 1, 2006. Accordingly, we performed a historical analysis of option awards that were forfeited prior to vesting, and ultimately recorded total stock option expense that reflected this estimated forfeiture rate. In our calculation, we segregated participants into two distinct groups, (1) directors and officers and (2) employees. During the fourth quarter of 2008, we adjusted the forfeiture rate from 0% to 10% for the directors and officers group for 2008. The adjustment was based on review of historical data of actual forfeiture experience of this group. This resulted in a reduction to stock-based compensation of $192,000 in fiscal 2008. Ultimately, the actual expense recognized over the vesting period will only be for those shares that vest. Changes in the inputs and assumptions, as described above, can materially affect the measure of estimated fair value of our share-based compensation.
Comprehensive Income (Loss)
     SFAS No. 130, Reporting Comprehensive Income (“SFAS 130”), establishes rules for the reporting and display of comprehensive income (loss) and its components and requires unrealized gains or losses on the Company’s available-for-sale securities and the foreign currency translation adjustments to be included in other comprehensive income (loss). Accumulated other comprehensive income (loss) consisted of unrealized gain (loss) on available-for-sale securities of ($110,000) and $15,000 at December 31, 2008 and 2007, respectively.
Revenue Recognition
     Currently, the Company does not have any products available for sale. The only source of potential revenue at this time is from the license to a third party of the Company’s formerly owned Nicoplex and Thiol Test technology. Revenue in connection with this license arrangement is earned based on sales of products or services utilizing this technology. Revenue is recognized under this agreement when payments are received

OXiGENE, INC.
Notes to Consolidated Financial Statements — (Continued)
due to the uncertainty of the timing of sales of products or services. License revenue of $12,000, $12,000 and $0 was recognized during the years ended December 31, 2008, 2007 and 2006, respectively, in connection with this license arrangement.
Agreements
     In June 2006, the Company entered into a separation agreement with Frederick Driscoll, its former President and Chief Executive Officer. Pursuant to the separation agreement, Mr. Driscoll received aggregate severance payments of $325,000 and other miscellaneous fees and expenses, as described in the agreement. The Company also accelerated the vesting of 80,000 shares of restricted stock granted to Mr. Driscoll in October 2005 so that the restrictions on such shares lapsed on June 29, 2006, and extended the exercise period until December 31, 2006 for any vested options as of the separation date. All unvested options as of June 29, 2006 were forfeited. As a result of the separation agreement, the Company recognized severance expense of approximately $335,000 and $192,000 of share-based compensation in June 2006. In accordance with the agreement, certain severance payments were made in the third quarter of 2006.
     In September 2007, the Company entered into a separation agreement with Peter Harris M.D., its former Chief Medical Officer. Pursuant to the separation agreement, Dr. Harris received aggregate severance payments of approximately $163,000, made in equal installments through February 28, 2008. The Company also agreed to extend the expiration date of 25,000 vested options, which will allow the exercise of those options through June 13, 2016. As a result of this modification, the Company recognized additional stock-based compensation expense of $65,000 in September, 2007. All unvested options held by Dr. Harris as of September 29, 2007 were forfeited.
     In October 2008, the Board of Directors accepted the resignation of Dr. Richard Chin from his position as President and Chief Executive Officer and member of the Board of Directors. All unvested options held by Dr. Chin as of October 22, 2008 were forfeited and no further severance payments were required.
     In December 2008, the existing Employment Agreement between the Company and John A. Kollins, the Company’s Chief Executive Officer was amended in connection with Mr. Kollins recent appointment as the Chief Executive Officer of the Company to provide that Mr. Kollins’ annual base salary will be increased, effective as of the date of the Amendment, to $350,000 from $275,000. In addition, Mr. Kollins has been granted an option to purchase 250,000 shares of the Company’s common stock, vesting in equal amounts over four years starting one year from the date of grant, and the Company has agreed to grant him an option to purchase an additional 250,000 shares of the Company’s common stock in the first quarter of 2009, which will also vest in equal amounts over four years starting one year from the date of grant.
Restructuring
     In August 2006, the Company implemented a restructuring plan in which it terminated 10 full-time employees, or approximately 30% of its work force. The purpose of the restructuring was primarily to streamline the clinical development operations in order to improve the effectiveness of efforts to develop the Company’s potential product candidates. In connection with this restructuring, the Company recognized approximately $468,000 of research and development restructuring expenses and approximately $7,000 of general and administrative restructuring expenses in the quarter ended September 30, 2006. The restructuring expenses include severance payments and related taxes, which were paid through the end of fiscal 2007. In addition, the agreements with the affected employees include the payment by the Company of certain health and medical benefits during the severance period, which were paid through August 2007. The cost of health and medical benefits were expensed as incurred and totaled approximately $26,000 for the 10 employees affected. As of December 31, 2007, all amounts have been paid with no further activity in 2008.

OXiGENE, INC.
Notes to Consolidated Financial Statements — (Continued)
Recent Accounting Pronouncements
     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — An amendment of ARB No. 51 (“SFAS 160”). SFAS 160 will require that noncontrolling interests in subsidiaries be reported as a component of stockholders’ equity in the consolidated balance sheet. SFAS 160 also requires that earnings or losses attributed to the noncontrolling interests be reported as part of consolidated earnings and not as a separate component of income or expense, as well as consolidated statement of operations. SFAS 160 is effective for the Company beginning in 2009, which requires the Company to reclassify noncontrolling interest as a component of equity.
     In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) SFAS No. 141 (revised 2007), entitled “ Business Combinations ”. SFAS 141R will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS 141R is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS 141R to have a material effect on its financial position or results of operations.
     In December 2007, the Emerging Issues Task Force (“EITF”) issued EITF 07-1 entitled “ Accounting for Collaborative Arrangements ”. EITF 07-1 defines collaboration arrangements and establishes reporting requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties. EITF 07-1 is effective for the Company beginning in 2009.
     In June 2007, the EITF issued EITF 07-3 entitled “ Accounting for Nonrefundable Advance Payments for Goods or Services Received for Future Research and Development Activities ”. This Issue provides guidance on whether nonrefundable advance payments for goods or services that will be used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. EITF 07-3 was in effect for all of 2008.
     In February 2007, the FASB issued SFAS No. 159, entitled “ Fair Value Option for Financial Assets and Financial Liabilities ” (SFAS 159). This Statement is an amendment to SFAS No. 115, “ Accounting for certain investment in debt and equity securities.” SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 was in effect for all of 2008
2. Related Party Transactions
     As part of a series of related agreements with Symphony Capital LLC, on October 1, 2008, Symphony ViDA Holdings LLC, purchased $15,000,000 worth of shares of common stock at a price of $1.11 per share, which was equal to the closing price of the Company’s common stock on the NASDAQ Global Market on September 30, 2008, via a direct investment. This amount is being used to fund the development of ZYBRESTAT for oncology and for general corporate purposes. Seperately, Symphony ViDA Holdings LLC (See Note 1 for complete details) has formed and capitalized ViDA, a Delaware corporation, in order (a) to hold certain intellectual property related to two of OXiGENE’s product candidates, ZYBRESTAT for use in ophthalmologic indications and OXi4503, referred to as the “Programs,” which were exclusively licensed to ViDA under the Novated and Restated Technology License Agreement and (b) to fund commitments of up to $25,000,000. For the period from October 1, 2008 through December 31, 2008, the Company had invoiced Symphony Vida, Inc. $370,000 and as of December 31, 2008 has a $206,000 receivable that is eliminated in consolidation.
3. Stockholders’ Equity
     In February 2008, the Company entered into a Committed Equity Financing Facility (“CEFF”) with Kingsbridge Capital Limited, pursuant to which Kingsbridge committed to purchase, subject to certain

OXiGENE, INC.
Notes to Consolidated Financial Statements — (Continued)
conditions, up to $40,000,000 of the Company’s common stock over a three-year period. As part of the CEFF, the Company entered into a Common stock purchase agreement and registration rights agreement with Kingsbridge, and issued a warrant to Kingsbridge to purchase up to 250,000 shares of OXiGENE’s common stock at an exercise price of $2.74 per share, which represents a 25% premium over the average of the closing prices of OXiGENE’s common stock during the 5 trading days preceding the signing of the Common Stock Purchase Agreement. The Warrant is fully exercisable beginning six months after February 19, 2008 and for a period of five years thereafter, subject to certain conditions. During the second quarter of 2008, the Company issued to Kingsbridge 635,000 shares of its common stock under the CEFF, for gross proceeds estimated at $894,000.
     As part of a series of related agreements with Symphony Capital LLC, or “Symphony”, Symphony ViDA, Inc., or “ViDA”, Symphony ViDA Holdings LLC, or “Holdings” and related entities, Holdings, purchased 13,513,514 shares of common stock at a price of $1.11 per share, which was equal to the closing price of the Company’s common stock on the NASDAQ Global Market on September 30, 2008, via a direct investment of $15,000,000.
     The Purchase Option Agreement with Symphony provides for the exclusive right, but not the obligation, for the Company to repurchase both the ophthalmology and OXi4503 Programs by acquiring 100% of the equity of ViDA at any time between October 2, 2009 and March 31, 2012 for an amount equal to two times the amount of capital actually invested by Symphony in ViDA, less certain amounts. The purchase price is payable in cash or a combination of cash and shares of our common stock (up to 20% of the purchase price or 10% of the total number of shares of our common stock outstanding at such time), in our sole discretion, subject to certain limitations. If we do not exercise our exclusive right with respect to the purchase of ZYBRESTAT for ophthalmology and OXi4503 licensed under the agreement with ViDA, rights to ZYBRESTAT for ophthalmology and OXi4503 at the end of the development period will remain with ViDA. In consideration for the Purchase Option, we issued to Holdings 3,603,604 shares of our common stock with a value of $4,000,000 and paid approximately $1,750,000 for structuring fees and related expenses to Symphony Capital.
Stock Incentive Plans
     In 1996, the Company established the 1996 Stock Incentive Plan (the “1996 Plan”). Under the 1996 Plan, certain directors, officers and employees of the Company and its subsidiary and consultants and advisors thereto were eligible to be granted options to purchase shares of common stock of the Company. Under the terms of the 1996 Plan, “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code, “nonqualified stock options” (“NQSOs”) and stock appreciation rights (“SARs”) could be granted. A maximum of 2,500,000 shares could be awarded as either ISOs, NQSOs and SARs under the 1996 Plan.
     In July 2005, the stockholders approved the 2005 Stock Plan (the “2005 Plan”) at the Company’s Annual Meeting of Stockholders. Under the 2005 Plan, eligible employees, directors and consultants of the Company may be granted shares of common stock of the Company, stock-based awards and/or incentive or non-qualified stock options. A maximum of 2,500,000 shares may be awarded under the 2005 Plan. All awards to date vest in equal annual installments over 4 years, and the contractual life is 10 years.

OXiGENE, INC.
Notes to Consolidated Financial Statements — (Continued)
Options and Warrants
     The following is a summary of the Company’s stock option activity under the 1996 and 2005 Plans:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Shares	Exercise Price	Contractual Life	Intrinsic Value
	(In thousands)		(Years)	(In thousands)

Options outstanding at December 31, 2007	2,147	$5.61	7.07	$44
Granted	366	$0.89	—	—
Exercised	—	$—	—	—
Forfeited	(180)	$3.84	—	—

Options outstanding at December 31, 2008	2,333	$5.01	6.15	$—

Option exercisable at December 31, 2008	1,466	$6.33	4.48	$—

Options vested or expected to vest at December 31, 2008	2,153	$5.20	5.92	$—

     The weighted average grant date fair value of options granted during the fiscal years ended December 31, 2008, 2007 and 2006 was $0.89, $2.40, and $2.90, respectively. The total intrinsic value of options exercised during the fiscal years ended December 31, 2008, 2007 and 2006 was approximately $0, $0, and $258,000, respectively. As of December 31, 2008, there was approximately $1,847,000 of unrecognized compensation cost related to stock option awards that is expected to be recognized as expense over a weighted average period of 2.12 years. The total fair value of stock options that vested during the fiscal years ended December 31, 2008, 2007 and 2006 was approximately $620,000, $921,000, and $936,000, respectively.
Warrants
     The following is a summary of the Company’s warrant activity during 2008:

		Weighted
		Average
		Exercise	Warrants
	Date of Issue	Price	Issued

Warrants outstanding as of December 31, 2007	December 31, 2007	$12.00	150,000
Kingsbridge CEFF Warrants issuance	February 19, 2008	$2.74	250,000
Institutional investors warrants expire	June 30, 2008	$12.00	(150,000)
Symphony Holdings, Inc. Direct Investment Warrants issuance	October 17, 2008	$1.11	11,281,877
Symphony Holdings, Inc. Direct Investment Warrants exercised	December 30, 2008	$1.11	(11,281,877)

Warrants outstanding as of December 31, 2008	December 31, 2008	$2.74	250,000

Restricted Stock Units
     The following table summarizes the activity for unvested stock

OXiGENE, INC.
Notes to Consolidated Financial Statements — (Continued)
     Unvested Stock

	Shares	Weighted-Average
	(In thousands)	Fair Value

Unvested at January 1, 2008	467	$4.73
Granted	—	—
Vested	(182)	4.79
Canceled	(145)	4.82

Unvested at December 31, 2008	140	$4.56
     On October 3, 2005, directors and officers of the Company were awarded a total of 520,000 shares of restricted common stock pursuant to the Company’s 2005 Stock Plan. These shares have full voting rights and are eligible for dividends should they be declared. The restricted stock agreements contain lapsing repurchase rights under which a portion of the shares granted would be forfeited to the Company should the director or officer no longer serve in his capacity as a director or officer prior to the end of the four-year vesting term. The Company recognized as an expense related to restricted stock $393,000, $835,000 and $853,000 in 2008, 2007 and 2006, respectively. Fiscal year 2006 compensation expense includes $267,000 related to separation agreements in which the Company agreed to accelerate the vesting of 110,000 shares of restricted stock held by two recipients.
     In January 2007, the Company granted 250,000 shares of restricted common stock to its former Chief Executive Officer pursuant to his employment agreement. In June 2007, the Company granted an aggregate of 80,000 shares of restricted common stock to two new members of the Board of Directors. The restricted stock awards were valued based on the closing price of the Company’s common stock on their respective grant dates. Compensation expense is recognized on a straight -line basis over the vesting period of the awards.
     The cancellation of 145,000 restricted stock awards in 2008 resulted from the departure of the Company’s former Chief Executive Officer and a board member.
Common Stock Reserved for Issuance
     As of December 31, 2008, the Company has reserved approximately 1,077,000 shares of its common stock for issuance in connection with stock options and warrants.
4. Income Taxes
     At December 31, 2008, the Company had net operating loss carry-forwards of approximately $155,011,000 for U.S. income tax purposes, which will begin to expire in 2020 for U.S. purposes and state operating loss carry-forwards of $60,500,000 that will begin expiring in 2009. The future utilization of the net operating loss carry-forwards may be subject to an annual limitation due to ownership changes that could have occurred in the past or that may occur in the future under the provisions of IRC Section 382 or 383. Realization of the deferred tax assets is uncertain due to the historical losses of the Company and therefore a full valuation allowance has been established.
     Components of the Company’s deferred tax assets (liabilities) at December 31, 2008 and 2007 are as follows: (Amounts in thousands)

OXiGENE, INC.
Notes to Consolidated Financial Statements — (Continued)

	2008	2007

Net operating loss carry-forwards	$62,152	$53,143
Stock-based awards	1,050	697
Research & development credits	1,437	1,102
Rent loss accrual	42	136
Other	201	192

Total deferred tax asset	64,882	55,270
Valuation allowance	$(64,882)	$(55,270)

Net deferred tax asset	$—	$—

     The valuation allowance increased by approximately $9,612,000 and approximately $8,485,000 for the years ended December 31, 2008 and 2007, respectively, due primarily to the increase in net operating loss carry-forwards.
     The Financial Accounting Standards Board issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (“FIN 48”) in June 2006. This statement requires reporting of taxes based on tax positions which meet a more likely than not standard and which are measured at the amount that is more likely than not to be realized. Differences between financial and tax reporting which do not meet this threshold are required to be recorded as unrecognized tax benefits. FIN 48 also provides guidance on the presentation of tax matters and the recognition of potential IRS interest and penalties. The provisions of FIN 48 were adopted by the Company on January 1, 2007. The implementation of FIN 48 did not have a material impact on the Company’s financial position, cash flows or results of operations. At January 1, 2008 and also at December 31, 2008, the Company had no unrecognized tax benefits.
5. Commitments and Contingencies
Leases
     In September 2003, the Company executed a lease for approximately 4,000 square feet at its Waltham, Massachusetts headquarters. In May 2005, the Company executed a lease for an additional 6,000 square feet and in June 2006, the Company executed a lease for an additional 3,000 square feet of office space at its Waltham, Massachusetts location. In October 2008, the Company exited, without cost, 2,000 square feet in Waltham, Massachusetts. The lease term for the remaining 11,000 square feet of space in Waltham expires in May 2009. The Company does not plan to renew the term of this lease and is arranging a move into a smaller facility in the Waltham area following the end of its current lease in May 2009. The Company continues to lease space at its former headquarters in Watertown Massachusetts and executed a sublease for the space for a period of time that coincides with the term of this lease.
     In September 2005, the Company executed a lease for approximately 600 square feet of office space in the Oxford Science Park, Oxford, United Kingdom on a month to month basis. The Oxford facility primarily houses research and development personnel.
     In November 2008, the Company exited its monthly service agreement with Regus Business Centre for office space in San Bruno, California. In November 2008, the Company executed a lease for 7,038 square feet (Suite 210) of office space located in South San Francisco, California. The Company agreed to lease an additional 5,275 square feet (Suite 270) of office space in the same building beginning in the first quarter of 2009. The lease agreement is for an estimated 52 months.

OXiGENE, INC.
Notes to Consolidated Financial Statements — (Continued)
     The following table summarizes the rent expense by location for 2008, 2007 and 2006 (Amounts in thousands)

	2008	2007	2006

Massachusetts	$480	$370	$324
California	311	48	—
Oxford, UK	46	60	53

Total rent	$837	$478	$377

     The minimum annual rent commitments for the above leases are as follows: (Amounts in thousands)

	Gross	Receipts From	Net
	Commitments	Sublease	Comittments

2009	$941	$(279)	$662
2010	$792	$(256)	$536
2011	$510	$—	$510
Thereafter	$659	$—	$659

	$2,902	$(535)	$2,367

License Agreements
     In August 1999, the Company entered into an exclusive license for the commercial development, use and sale of products or services covered by certain patent rights owned by Arizona State University. The Company has paid a total of $1,800,000 in connection with the initial terms of the license. The Company capitalized the net present value of the total amount paid, or $1,500,000, and is amortizing this amount over the patent life or 15.5 years. In June 2002, this agreement was amended and provides for additional payments in connection with the license arrangement upon the initiation of certain clinical trials or the completion of certain regulatory approvals, which payments could be accelerated upon the achievement of certain financial milestones, as defined in the agreement. The license agreement also provides for additional payments upon the Company’s election to develop certain additional compounds, as defined in the agreement. As of December 31, 2007, additional accelerated payments that have previously been expensed and paid, due to achievement of certain financial milestones, totaled $700,000, future milestone payments under this agreement could total up to an additional $200,000. These accelerated payments were expensed to research and development as triggered by the achievements defined in the agreement. The Company is also required to pay royalties on future net sales of products associated with these patent rights.
     In March 2007, the Company entered into an exclusive license agreement for the development and commercialization of products covered by certain patent rights owned by Intracel Holdings, Inc., a privately held corporation. The Company paid Intracel $150,000 in March 2007 as an up-front license fee that provides full control over the development and commercialization of licensed compounds/molecular products. The Company expensed the up-front payment to research and development expense. The agreement provides for additional payments by the Company to Intracel based on the achievement of certain clinical milestones and royalties based on the achievement of certain sales milestones. The Company has the right to sublicense all or portions of its licensed patent rights under this agreement.
     On October 1, 2008, OXiGENE announced a strategic collaboration with Symphony Capital Partners, L.P. (Symphony), a private-equity firm, under which Symphony agreed to provide up to $40,000,000 in funding to support the advancement of ZYBRESTAT for oncology, ZYBRESTAT for ophthalmology and OXi4503. Under this collaboration, the Company entered into a series of related agreements with Symphony Capital LLC. (See Note 1 for a list of agreements and details.)

OXiGENE, INC.
Notes to Consolidated Financial Statements — (Continued)
Litigation
     From time to time, the Company may be a party to actions and claims arising from the normal course of its business. The Company will vigorously defend actions and claims against it. To the best of the Company’s knowledge, there are no material suits or claims pending or threatened against the Company.
6. Retirement Savings Plan
     The Company sponsors a savings plan available to all domestic employees, which qualifies under Section 401(k) of the Internal Revenue Code. Employees may contribute to the plan from 1% to 20% of their pre-tax salary subject to statutory limitations. Annually the Board of Directors determines the amount of the Company match. In 2008, the Company match was $92,000.
7. Quarterly Results of Operations (Unaudited)
     The following is a summary of the quarterly results of operations For The Years Ended December 31, 2008 and 2007: (Amounts in thousands)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2008	2008	2008	2008

License revenue	$—	$—	$13	$—
Net loss attributed to OXiGENE, Inc.	(5,445)	(7,048)	(7,108)	(1,800)
Basic and diluted net loss per share attributed to OXiGENE, Inc. common shares	$(0.19)	$(0.25)	$(0.25)	$(0.05)

	March 31,	June 30,	September 30	December 31,
	2007	2007	2007	2007

License revenue	$—	$7	$—	$5
Net loss attributed to OXiGENE, Inc.	(3,948)	(5,369)	(5,275)	(5,797)
Basic and diluted net loss per share attributed to OXiGENE, Inc. common shares	$(0.14)	$(0.19)	$(0.19)	$(0.21)
8. Retrospective Application of New Accounting Standards
     The Consolidated Financial Statements reflect the retrospective application, for all periods presented, of an accounting standard adopted by the Company effective January 1, 2009: SFAS 160.
     SFAS 160. SFAS 160 establishes accounting and reporting standards for non controlling interests, previously called minority interests. SFAS 160 requires that a non controlling interest be reported in the Company’s consolidated balance sheets within equity and separate from the parent company’s equity. Also, SFAS 160 requires consolidated net income to be reported at amounts inclusive of both the parent’s and non controlling interest’s shares and, separately, the amounts of consolidated net income attributable to the parent and non controlling interest, all on the face of the consolidated operating statement.
The effect of the adoption of SFAS 160 on the consolidated balance sheet as of December 31, 2008 and the consolidated statements of operations for the year ended December 31, 2008 are summarized as follows:

	Consolidated Balance Sheets
	As Previously	As
	Reported	Adjusted

As of December 31, 2008:
Liabilities
Non controlling interest in Symphony ViDA, Inc.	$9,432	$—

Stockholders’ equity
Non controlling interest in Symphony ViDA, Inc.	—	9,432
Total equity	$19,307	$28,739

	Consolidated Statements of Operations
	As Previously	As
	Reported	Adjusted

For the year ended December 31, 2008:
Loss before non controlling interest in Symphony ViDA, Inc.	(21,921)	—

Loss attributed to non controlling interest in Symphony ViDA, Inc.	520	—

Net Loss	$(21,401)	$—

Consolidated net loss	—	$(21,921)

Net loss attributed to non controlling interest in Symphony ViDA, Inc.	—	(520)
Net loss attributed to OXiGENE, Inc.	—	$(21,401)
9. Subsequent Events
     In April 2009, the Company executed a lease for 3,891 square feet of office space located in Waltham, Massachusetts. The lease is for a period of two years commencing on June 1, 2009. Annual rent payments under the lease will be $73,929 and $77,820 in the first and second year, respectively.
     Effective as of April 29, 2009, Patricia Ann Walicke, M.D., Ph.D., resigned from her position of Vice President and Chief Medical Officer of OXiGENE, Inc. to pursue her interests in neuroscience and immunology. The Company has initiated recruitment of a permanent replacement for Dr. Walicke, and has retained a consultant to advise the Company on an interim basis regarding its clinical trials and related matters.
On July 2, 2009, the Company, Holdings and ViDA entered into a series of related agreements pursuant to which such parties agreed to amend the terms of the Purchase Option, as set forth in an amended and restated purchase option agreement (the “Amended Purchase Option Agreement”). In connection with such amendment, OXiGENE and Holdings also entered into an amended and restated registration rights agreement (the “Amended Registration Rights Agreement” and together with the Amended Purchase Option Agreement, the “Transaction Documents”).
     Under the Amended Purchase Option Agreement, OXiGENE issued 10,000,000 newly-issued shares of OXiGENE common stock in exchange for all of the equity of ViDA, subject to further adjustment under the rights described in the paragraph below. Under the Transaction Documents, the Company re-acquired all of the rights to the ZYBRESTAT for ophthalmology and OXi4503 programs that had been licensed to ViDA. In addition, the approximately $12,400,000 in cash and marketable securities held by ViDA was transferred to OXiGENE.
     Under the Amended Purchase Option Agreement, in the event that OXiGENE issued additional securities prior to January 2, 2010 at a price lower than $2.08 per share, Symphony would have the right to receive additional securities in an amount reflecting the difference in value of the securities at the time of issuance and $2.08 per share.
     The two members of the Company’s Board of Directors appointed by Symphony, Mr. Mark Kessel and Dr. Alastair Wood, will remain on the Board, and the Company expects to maintain its advisory relationships with Symphony and RRD International LLC. The Additional Funding Agreement, dated October 1, 2008, has been terminated in connection with the execution of the Transaction Documents pursuant to the Termination Agreement dated July 2, 2009. The closing of the transaction occurred on July 20, 2009.
     On July 20, 2009, OXiGENE raised approximately $10,000,000 in gross proceeds, before deducting placement agents’ fees and other offering expenses, in a registered direct offering (the “Offering”) relating to the sale of 6,250,000 units, each unit consisting of (i) one share of common stock, (ii) a five-year warrant to purchase 0.45 shares of common stock at an exercise price of $2.10 per share of common stock and (iii) a short-term warrant to purchase 0.45 shares of common stock at an exercise price of $1.60 per share of common stock, for a purchase price of $1.60 per unit (the “Units”). The short-term warrants are exercisable during a period beginning on the date of issuance until the later of (a) nine months from the date of issuance and (b) ten trading days after the earlier of (i) the public announcement of the outcome of the planned interim analysis by the Independent Data Safety Monitoring Committee of data from the Company’s Phase II/III pivotal clinical trial regarding ZYBRESTAT as a treatment for anaplastic thyroid cancer or (ii) the public announcement of the suspension, termination or abandonment of such trial for any reason.
     The Units were offered and sold pursuant to (i) a prospectus dated December 1, 2008 and (ii) a prospectus supplement dated July 15, 2009, pursuant to and forming a part of the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-155371). The net proceeds to the Company from the sale of the Units, after deducting the fees of the placement agents and other offering expenses, were approximately $9,200,000.

OXiGENE, Inc.
Condensed Consolidated Balance Sheets
(All amounts in thousands, except per share data)
(Unaudited)

	June 30	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$8,045	$18,275
Restricted cash	140	—
Available-for-sale securities	—	643
Marketable securities held by Symphony ViDA, Inc., restricted	12,626	14,663
Prepaid expenses	550	382
Other assets	143	123

Total current assets	21,504	34,086
Furniture and fixtures, equipment and leasehold improvements	1,508	1,456
Accumulated depreciation	(1,275)	(1,255)

	233	201

License agreements, net of accumulated amortization of $967 and $919 at June 30, 2009 and December 31, 2008 respectively	532	581
Other assets	175	163

Total assets	$22,444	$35,031

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,159	$1,744
Accrued research and development	4,611	3,416
Accrued other	777	606

Total current liabilities	7,547	5,766

Derivative liability	225	466
Rent loss accrual	41	60

Total liabilities	7,813	6,292

Commitments and contingencies (Note 5)
OXiGENE, Inc. Stockholders’ equity:

Preferred Stock, $0.01 par value, 15,000 shares authorized; 0 shares issued and outstanding
Common Stock, $0.01 par value, 150,000 shares authorized; 46,202 shares at June 30, 2009 and 46,293 shares at December 31, 2008 issued and outstanding	462	463

Additional paid-in capital	178,479	178,156
Accumulated deficit	(170,025)	(159,202)
Accumulated other comprehensive (loss)	—	(110)

Total OXiGENE, Inc. stockholders’ equity	8,916	19,307

Non controlling interest	5,715	9,432

Total equity	14,631	28,739

Total liabilities and stockholders’ equity	$22,444	$35,031

     See accompanying notes.

OXiGENE, Inc.
Condensed Consolidated Statements of Operations
(All amounts in thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Operating costs and expenses:

Research and development	$5,813	$5,176	$10,481	$8,865
General and administrative	2,362	2,023	4,327	4,070

Total operating costs and expenses	8,175	7,199	14,808	12,935

Loss from operations	(8,175)	(7,199)	(14,808)	(12,935)

Investment income	18	158	70	445
Gain (loss) in change of fair value of warrants	249	—	241	—
Other income (expense), net	(58)	(7)	(44)	(2)

Consolidated net loss	$(7,966)	$(7,048)	$(14,541)	$(12,492)

Net loss attributed to non controlling interest	$(2,693)	$—	$(3,717)	$—

Net loss attributed to OXiGENE, Inc.	$(5,273)	$(7,048)	$(10,824)	$(12,492)
Basic and diluted net loss per share attributed to OXiGENE, Inc. common shares	$(0.11)	$(0.25)	$(0.24)	$(0.44)

Weighted-average number of common shares outstanding	46,014	28,258	46,011	28,164
See accompanying notes.

OXiGENE, Inc.
Condensed Consolidated Statements of Cash Flows
(All amounts in thousands)
(Unaudited)

	Six months ended June 30,
	2009	2008
Operating activities:
Consolidated net loss	$(14,541)	$(12,492)

Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrants	(241)	—
Depreciation	20	66
Disposal of assets	43	—
Other-than-temporary impairment of available -for-sale securities	—	6
Amortization of license agreement	49	49
Rent loss accrual	(19)	(201)
Stock-based compensation	322	710
Changes in operating assets and liabilities:
Restricted cash	(140)	—
Prepaid expenses and other current assets	(188)	(320)

Accounts payable, accrued expenses and other payables	1,781	1,125

Net cash used in operating activities	(12,914)	(11,057)

Investing activities:
Purchase of available-for-sale securities	—	(4,016)
Proceeds from sale of available-for-sale securities	754	20,323

Proceeds from sale of marketable securities held by Symphony ViDA, Inc.	2,037	—
Purchase of furniture, fixtures and equipment	(100)	(53)
Proceeds from sale of fixed assets	6
Decrease in other assets	(13)	129

Net cash provided by investing activities	2,684	16,383

Financing activities:
Proceeds from issuance of common stock, net of acquisition costs	—	829

Net cash provided by financing activities	—	829

Increase (decrease) in cash and cash equivalents	(10,230)	6,155

Cash and cash equivalents at beginning of period	18,275	8,527

Cash and cash equivalents at end of period	$8,045	$14,682

See accompanying notes.

OXiGENE, Inc.
Notes to Condensed Consolidated Financial Statements
June 30, 2009
(Unaudited)
     1. Summary of Significant Accounting Policies
Basis of Presentation
               The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. They have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The financial statements do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, however, all adjustments (consisting primarily of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009.
               The balance sheet at December 31, 2008 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the financial statements and footnotes thereto included in the Annual Report on Form 10-K for OXiGENE, Inc. (the “Company” or “OXiGENE”) for the year ended December 31, 2008, which can be found at www.oxigene.com. Material subsequent events have been considered for disclosure and recognition through the filing date of this Form 10-Q.
               In July 2009, OXiGENE completed the purchase of Symphony ViDA, Inc. (“ViDA”) pursuant to an Amended and Restated Purchase Option Agreement in which it acquired all of the common stock of ViDA in exchange for 10,000,000 shares of OXiGENE common stock with a Fair Market Value (“FMV”) of an estimated $15,600,000 based on the closing price of the Company’s common stock on July 20, 2009. In connection with this transaction, OXiGENE acquired approximately $12,400,000 of ViDA cash and marketable securities on its balance sheet on the date of the Agreement. In addition, in July 2009, OXiGENE completed a registered direct offering of its common stock and warrants to purchase common stock in which it received approximately $9,200,000 in net proceeds. In addition to the capital acquired in the two transactions described above, OXiGENE will need to access additional funds to support its operations to remain a going concern beyond the third quarter of 2010, and such funding may not be available to OXiGENE on acceptable terms, or at all. If the Company is unable to access additional funds when needed, it may not be able to continue the development of its product candidates or the Company could be required to delay, scale back or eliminate some or all of its development programs and other operations. OXiGENE may seek to access additional funds through public or private financing, strategic partnerships or other arrangements. Any additional equity financing may be dilutive to its current stockholders and debt financing, if available, may involve restrictive covenants. If the Company accesses funds through collaborative or licensing arrangements, it may be required to relinquish, on terms that are not favorable to the Company, rights to some of its technologies or product candidates that it would otherwise seek to develop or commercialize on its own. The Company’s failure to access capital when needed may harm its business, financial condition and results of operations.
Available-for-Sale Securities
               In accordance with the Company’s investment policy, surplus cash may be invested primarily in commercial paper, obligations issued by the U.S. Treasury/ federal agencies or guaranteed by the U.S. government, money market instruments, repurchase agreements, bankers’ acceptances, certificates of deposit, time deposits and bank notes. In accordance with Statement of Financial Accounting Standards No. 115 (“SFAS 115”), “Accounting for Certain Investments in Debt and Equity Securities”, the Company separately discloses cash and cash equivalents from investments in marketable securities. The Company designates its marketable securities as available-for-sale securities. Available-for-sale securities are carried at fair value with the unrealized gains and losses, net of tax, if any, reported as accumulated other comprehensive income (loss) in stockholders’ equity. The Company reviews the status of the unrealized gains and losses of its available-for-sale marketable securities on a regular basis. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in investment income. Interest and dividends on securities classified as available-for-sale are included in investment income. Securities in an unrealized loss position that are deemed not to be other-than-temporarily impaired, due to the Company’s positive intent and ability to hold the securities until anticipated recovery, with maturation greater than twelve months, are classified as long-term assets.
               In April 2009, the Financial Accounting Standards Board (FASB) released FASB Staff Position (FSP) FAS 115-2, FAS 124-2, and EITF 99-20-2, Recognition and Presentation of Other-Than-Temporary Impairments (FSP FAS 115-2). FSP FAS 115-2 provides new guidance on the recognition and presentation of an other-than-temporary impairments (OTTI) and provides some new disclosure requirements. The Company adopted FSP FAS 115-2 during the quarter ended June 30, 2009. The adoption did not have a material impact to the Company’s financial statements.

          The Company’s investment objectives are to preserve principal, maintain a high degree of liquidity to meet operating needs and obtain competitive returns subject to prevailing market conditions. The Company assesses the market risk of its investments on an ongoing basis so as to avert risk of loss. The Company assesses the market risk of its investments by continuously monitoring the market prices of its investments and related rates of return, and continuously looking for the safest, most risk-averse investments that will yield the highest rates of return in their category.
          The Company had no available-for-sale securities at June 30, 2009 and approximately $643,000 in short-term corporate bonds at December 31, 2008. The Company did not hold any long-term available-for-sale securities as of June 30, 2009 or December 31, 2008. ViDA holds approximately $12,626,000 of its restricted marketable securities balance in a Blackrock Liquidity Fund (“Liquidity Fund”) valued at $1 per share as of June 30, 2009. The fund is invested in U.S. Treasury and agency obligations and Repurchase Agreements. The Liquidity Fund is a type of mutual fund that is required by law to invest in low-risk securities. These funds, historically, have relatively low risks compared to other mutual funds and pay dividends that generally reflect short-term interest rates. They attempt to keep their net asset value (NAV) at a constant $1.00 per share — only the yield should vary. However, the NAV of the fund may fall below $1.00 if the investments perform poorly. While investor losses in liquidity funds have been rare, they are possible.
Fair Value
          In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements”. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. SFAS 157 replaces multiple existing definitions of fair value with a single definition, establishes a consistent framework for measuring fair value and expands financial statement disclosures regarding fair value measurements. This Statement applies only to fair value measurements that already are required or permitted by other accounting standards and does not require any new fair value measurements. In February 2008, the FASB issued FASB Staff Position (FSP) No. 157-2, which delayed the effective date of SFAS No. 157 until the first quarter of 2009 for nonfinancial assets and liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis.
          The adoption of SFAS 157 for our financial assets and liabilities in the first quarter of 2008 did not have a material impact on our financial position or results of operations. Pursuant to the provisions of SFAS 157, we are required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. SFAS 157 establishes a fair value hierarchy that prioritizes valuation inputs based on the observable nature of those inputs. The SFAS 157 fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of our investments and is not a measure of the investment credit quality. The hierarchy defines three levels of valuation inputs:

Level 1 inputs	Quoted prices in active markets;

Level 2 inputs	Generally include inputs with other observable qualities, such as quoted prices in active markets for similar assets or quoted prices for identical assets in inactive markets; and

Level 3 inputs	Valuations based on unobservable inputs.
The following table summarizes our assets that were measured at fair value as of June 30, 2009 (in thousands):

	Fair Value Measurement at Reporting Date Using:
		Significant Other	Significant
	Quoted Prices in	Observable	Unobservable
	Active Markets	Inputs	Inputs	Fair Value
	(Level 1)	(Level 2)	(Level 3)	June 30, 2009
Cash Equivalents

Money Market Fund	$12,626	$—	$—	$12,626

Total Cash Equivalents	12,626	—	—	12,626
The marketable securities of $12,626,000 are held by ViDA. OXiGENE’s cash and restricted cash of $ 8,185,000 is not included in our SFAS 157 level hierarchy disclosure.
Accrued Research and Development
          The Company charges all research and development expenses, both internal and external costs, to operations as incurred. The Company’s research and development costs represent expenses incurred from the engagement of outside professional service organizations, product manufacturers and consultants associated with the development of the Company’s potential product candidates. The Company recognizes expense associated with these arrangements based on the completion of activities as specified in the applicable contracts. Costs incurred under fixed fee contracts are expensed ratably over the contract period absent any knowledge that the services will be performed other than ratably. Costs incurred under contracts with clinical trial sites and principal investigators are generally accrued on a patient-treated basis consistent with the terms outlined in the contract. In determining costs incurred on some of these programs, the Company takes into consideration a number of factors, including estimates and input provided by internal program managers. Upon termination of such contracts, the Company is normally only liable for costs incurred and committed to date. As a result, accrued research and development expenses represent the Company’s estimated contractual liability to outside service providers at any particular point in time.
Net Loss Per Share
          Basic and diluted net loss per share were calculated in accordance with the provisions of Statement of Financial Accounting Standards No. 128, “Earnings Per Share,” by dividing the net loss per share attributed to OXiGENE’s common shares by the weighted-average number of common shares outstanding. Diluted net loss per share includes the effect of all dilutive, potentially issuable common equivalent shares as defined using the treasury stock method. All of the Company’s common stock equivalents are anti-dilutive due to the Company’s net loss position for all periods presented. Accordingly, common stock equivalents of approximately 3,300,000 and 2,867,000 at June 30, 2009 and 2008, respectively, were excluded from the calculation of diluted weighted average shares outstanding.
Stock-based Compensation
          The Company follows the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS 123R), which requires the expense recognition of the estimated fair value of all share-based payments issued to employees.
          The Company’s stock options are valued using the Black-Scholes option pricing model, and the resulting fair value is recorded as compensation cost on a straight-line basis over the performance period, which is generally the same as the option vesting period.
          During the three and six months ended June 30, 2009 options to purchase 395,000 and 1,365,000 shares, respectively, of the Company’s common stock were granted. The weighted average fair values of the options granted based on the assumptions outlined in the table below were $1.21 and $0.33 per share, respectively, for the three and six months ended June 30, 2009. During the three and six months ended June 30, 2008 options to purchase 20,000 and 44,000 shares, respectively, of the Company’s common stock were granted, with 20,000 of those options being granted to non-employees. The weighted average fair values of the options granted based on the assumptions outlined in the table below were $0.62 and $0.93 per share, respectively, for the three and six months ended June 30, 2008.
          The Company granted options to purchase 100,000 shares of its common stock on April 30, 2007 to its, then Chief Business Officer, now its Chief Executive Officer, at an exercise price of $4.69 per share. The options were valued using the Black-Scholes option pricing model with the assumptions consistent with other options granted by the Company. These options shall vest upon execution of a major outlicensing deal, approved by the Board of Directors for the rights to one of the Company’s drug candidates. Other criteria outlined in the Chief Executive Officer’s employment agreement must also be met. At this time the Company has determined that meeting the milestone is not probable and therefore no compensation expense has been recorded for these options.
          On May 28, 2009, at the annual meeting of stockholders, the stockholders of the Company approved amendments to its 2005 Stock Plan (the “Plan”) to (i) increase from 2,500,000 to 7,500,000 the number of shares of the Company’s common stock available for issuance under the Plan which number includes such number of shares of its common stock, if any, that were subject to awards under the Company’s 1996 Stock Incentive Plan as of the date of adoption of the 2005 Stock Plan but which became or will become unissued upon the cancellation, surrender or termination of such award; and (ii) increase from 250,000 to 750,000 the number of shares that may be granted under the Plan to any participant in any fiscal year.
          The fair values for the employee stock options were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the three and six months ended June 30, 2009 and 2008:

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Weighted Average Assumptions

Risk-free interest rate	2.25%	3.38%	1.82%	3.03%
Expected life	5 years	5 years	5 years	5 years
Expected volatility	63%	54%	56%	65%
Dividend yield	0.00%	0.00%	0.00%	0.00%

     Options, Warrants and Non-Vested Stock
The following is a summary of the Company’s stock option activity under its 1996 and 2005 Stock Plans for the six months ended June 30, 2009:

			Weighted Average
		Weighted Average	Remaining	Aggregate
	Shares	Exercise Price	Contractual Life	Intrinsic Value
	(In thousands)		(Years)	(In thousands)
Options outstanding at December 31, 2008	2,333	$5.01	6.15	$472
Granted	1,365	$1.08	—	1,541
Exercised	—		—	—
Forfeited	(517)	$3.09	—	(201)

Options outstanding at June 30, 2009	3,181	$3.64	6.74	$1,812

Option exercisable at June 30, 2009	1,336	$6.54	3.12	7

Options vested or expected to vest at June 30, 2009	2,748	$4.01	6.33	$1,325

          As of June 30, 2009, there was approximately $770,000 of unrecognized compensation cost related to stock option awards that is expected to be recognized as expense over a weighted average period of 2.0 years. The total fair value of stock options that vested during the six months ended June 30, 2009 and 2008 was approximately $294,000 and $522,000 respectively. The total fair value of stock options that vested during the three months ended June 30, 2009 and 2008 was $477,000 and $82,000, respectively.
Non-Vested Stock
The following table summarizes the activity for non-vested stock in connection with restricted common stock grants during the six months ended June 30, 2009:

		Weighted Average
	Shares	Fair Value
	(In thousands)
Unvested at December 31, 2008	140	$4.56

Granted	—	$—
Vested	(20)	$4.09
Forfeited	(30)	4.91

Unvested at June 30, 2009	90	$4.55
          The Company recorded expense of approximately $26,000 and $116,000 related to outstanding restricted stock awards during the three months and six months ended June 30, 2009, respectively. During the three and six months ended June 30, 2008 the Company recorded expense related to restricted stock awards of approximately $196,000 and $392,000, respectively.
     Employee Stock Purchase Plan
     In May 2009, the Company’s shareholders approved the 2009 Employee Stock Purchase Plan (the “2009 ESPP”). Under the 2009 ESPP, employees have the option to purchase shares of the Company’s common stock at 85% of the closing price on the first day of each opening period or the last day of each purchase period (as defined in the 2009 ESPP), whichever is lower, up to specified limits. Eligible employees are given the option to purchase shares of its common stock, on a tax-favored basis, through regular payroll deductions in compliance with Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). An aggregate of 2,000,000 shares of common stock may be issued under the 2009 ESPP, subject to adjustment each year pursuant to the terms of the plan. The estimated expense for the first six month period during the implementation year is $45,000, which estimate may be revised downward based on a potential decrease in stock price or employees who either decrease their monthly investment or withdraw from participation in the 2009 ESPP.
     Comprehensive Income (Loss)
          The Company’s only item of other comprehensive income (loss) relates to unrealized gains and losses on available for sale securities and is presented separately on the balance sheet, as required.

A reconciliation of comprehensive loss is as follows:

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(In thousands)

Consolidated net loss as reported	$(7,966)	$(7,048)	$(14,541)	$(12,492)

Unrealized gain (loss)	53	(4)	110	(7)

Total comprehensive loss	$(7,913)	$(7,052)	$(14,431)	$(12,499)

Less comprehensive loss attributable to noncontrolling interest	(2,693)	—	(3,717)	—

Comprehensive loss attributable to OXiGENE, Inc.	$(5,220)	$(7,052)	$(10,714)	$(12,499)

Consolidation of Variable Interest Entity (VIE)
     In October 2008, OXiGENE entered into a strategic collaboration with Symphony Capital Partners, L.P. (Symphony), a private-equity firm, under which Symphony agreed to provide up to $40,000,000 in funding to support the advancement of ZYBRESTAT for oncology, ZYBRESTAT for ophthalmology and OXi4503 (the “Programs”). Under this collaboration, the Company entered into a series of related agreements with Symphony Capital LLC, Symphony ViDA, Inc., or ViDA, and Symphony ViDA Holdings LLC, or Holdings. Pursuant to these agreements, Holdings formed and capitalized ViDA, a Delaware corporation, in order (a) to hold certain intellectual property related to two of OXiGENE’s product candidates, ZYBRESTAT for use in ophthalmologic indications and OXi4503, referred to as the “Programs,” which were exclusively licensed to ViDA under the Novated and Restated Technology License Agreement and (b) to fund commitments of up to $25,000,000. The funding supported pre-clinical and clinical development by OXiGENE, on behalf of ViDA, for ZYBRESTAT for ophthalmology and OXi4503.
     Pursuant to the agreements, OXiGENE was primarily responsible for all pre-clinical and clinical development efforts as well as maintenance of the intellectual property portfolio for ZYBRESTAT for ophthalmology and OXi4503. OXiGENE and ViDA established a development committee to oversee ZYBRESTAT for ophthalmology and OXi4503. The Company incurred expenses related to ZYBRESTAT for ophthalmology and OXi4503 that were not funded by ViDA. Under the terms of the purchase option agreement, entered into in October 2008, OXiGENE had the exclusive right, but not the obligation, to repurchase both Programs by acquiring 100% of the equity of ViDA at any time between October 2, 2009 and March 31, 2012 for an amount equal to two times the amount of capital actually invested by Symphony in ViDA, less certain amounts.
     The Company has consolidated the financial position and results of operations of ViDA in accordance with FASB Interpretation No. 46 (“FIN 46R”) “Consolidation of Variable Interest Entities”. OXiGENE believes ViDA is by design a VIE because OXIGENE had a purchase option to acquire its outstanding voting stock at prices that are fixed based upon the date the option is exercised. The fixed nature of the purchase option price limited Symphony’s returns, as the investor in ViDA. Further, due to the direct investment from Holdings in OXiGENE common stock, as a related party ViDA is a VIE of which OXiGENE is the primary beneficiary.
     Symphony absorbed the development risk for its equity investment in ViDA. Pursuant to FIN 46R’s requirements, Symphony’s equity investment in ViDA is classified as noncontrolling interest in OXiGENE’s consolidated balance sheet. The noncontrolling interest held by Symphony has been reduced by the $4,000,000 fair value of the common stock it received in consideration for the Purchase Option and the pro rata portion of the structure fees paid to Symphony of $1,750,000 upon the transaction’s closing as the total consideration provided by the Company reduces Symphony’s at-risk equity investment in ViDA. While OXiGENE performed the research and development on behalf of ViDA, its development risk was limited to the consideration it provided to Symphony (the common stock and fees).
     One hundred percent of the losses incurred by ViDA are charged to the noncontrolling interest, as OXiGENE does not have any voting rights in ViDA. For the six month period ended June 30, 2009, net losses incurred by ViDA and charged to the noncontrolling interest were $3,717,000. At June 30, 2009, the noncontrolling interest balance was $5,715,000. As of June 30, 2009, the Liquidity Fund held by ViDA was $12,626,000.
     In July 2009, OXiGENE acquired 100% of the equity of ViDA pursuant to an Amended and Restated Purchase Option Agreement in exchange for 10,000,000 shares of OXiGENE common stock with a Fair Market Value (“FMV”) of an estimated $15,600,000 based on the closing price of the Company’s common stock on July 20, 2009. Under the terms of the Amended and Restated Purchase Option Agreement, OXiGENE re-acquired all of the rights to the Programs and it acquired the approximately $12,400,000 in cash and marketable securities on ViDA’s balance sheet on the closing date. OXiGENE will continue to treat ViDA as a VIE and consolidate its financial statements up until the July 20, 2009 closing date of the acquisition. See Note 5 of the Notes to Condensed Consolidated Financial Statements, “Subsequent Events”.

Accounting and Reporting of Noncontrolling Interests
                In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 principally requires that earnings or losses attributed to the noncontrolling interests be reported as part of consolidated earnings and not as a separate component of income or expense, to be included in the consolidated statement of operations. SFAS 160 also changes the accounting for noncontrolling interests in consolidated financial statements including the requirements to classify noncontrolling interests as a component of stockholders’ equity. Accordingly, the Company has reported the consolidated earnings in the consolidated statement of operations and reclassified the noncontrolling interest from a mezzanine section of the balance sheet to stockholders’ equity.
Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in the Company’s Common Stock
          In February 2008, the Company issued five year warrants exercisable beginning in August 2008 to Kingsbridge Capital Limited in consideration for entering into a Committed Equity Financing Facility (“CEFF”). Kingsbridge may purchase from the Company up to 250,000 shares of common stock with an exercise price of $2.74 per share. As of June 30, 2009, none of these warrants had been exercised.
     In connection with the strategic collaboration with Symphony in October 2008, OXiGENE agreed that should the development committee of ViDA determine that ViDA needs additional funding and that funding is provided by Holdings, the Company would issue to Holdings shares of its common stock having a value of up to $1,000,000 (the “Additional Investment Shares”) on the date of issuance. This obligation to issue the Additional Investment Shares expires no later than the term of the strategic collaboration or March 31, 2012. The number of shares required to meet this obligation will be based on the closing price of OXiGENE common stock on the NASDAQ Global Market on the additional closing date. Because the closing price of the Company’s common stock as of the additional closing date is not yet determinable, the number of potential shares issuable to Holdings to satisfy this $1,000,000 Additional Investment Shares obligation is not yet known, and depending on the Company’s stock price, there is a possibility that the number of shares necessary to settle the Additional Investment Shares obligation may be greater than the number of shares that OXiGENE currently has authorized.
     Due to the indeterminable number of shares required to meet the $1,000,000 Additional Investment Shares obligation the Company has determined that there is a possibility it may not have sufficient authorized shares to settle its outstanding financial instruments. Pursuant to Emerging Issues Task Force No. 00-19, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock (“EITF 00-19”), the Company’s policy with regard to settling outstanding financial instruments is to settle those with the earliest maturity date first, which essentially sets the order of preference for settling the awards. In accordance with FASB Interpretation No. 133, Accounting for Derivative Instruments and Hedging Activities (“FASB 133”) and EITF 00-19, OXiGENE accounts for the Additional Investment Shares and CEFF Warrant (collectively the “Derivative Instruments”) as liabilities. The Company began the treatment of these Derivative Instruments as liabilities (collectively the “Derivative Liabilities”) as of October 17, 2008, the initial funding and effective date of the Symphony transaction. Establishing the value of these Derivative Instruments is an inherently subjective process. The value of the CEFF Warrant is determined using the Black-Scholes option model. The value of the Additional Investment Shares is determined by considering a number of factors, including among others, the probability and amount of the additional funding provided by Holdings, if any, the probability that OXiGENE may provide the additional funding amount, and the timing of meeting the potential obligation. Differences in value from one measurement date to another are recorded as other income/expense in OXiGENE’s statement of operations.
     As of June 30, 2009, the Additional Investment Shares had a zero fair value as a result of the Additional Investment obligation being terminated, thus eliminating the liability and creating a noncash gain as the Company entered into the Amended and Restated Purchase Option Agreement as agreed to on July 2, 2009. OXiGENE re-measured the fair value of the Derivative Liabilities, resulting in a gain of $249,000 and $241,000 for the three and six month periods ended June 30, 2009 and 2008, respectively.
2. License Agreements
          In August 1999, the Company entered into an exclusive license agreement for the commercial development, use and sale of products or services covered by certain patent rights owned by Arizona State University. From the inception of the agreement through June 30, 2009, the Company has paid a total of $2,500,000 in connection with this license. The Company capitalized the net present value of the total amount paid under the initial terms of the license, or $1,500,000, and is amortizing this amount over the patent life or 15.5 years. In June 2002, this agreement was amended and provides for additional payments in connection with the license arrangement upon the initiation of certain clinical trials or the completion of certain regulatory approvals, which payments could be accelerated upon the achievement of certain financial milestones, as defined in the agreement. The license agreement also provides for additional payments upon the Company’s election to develop certain additional compounds, as defined in the agreement. As of June 30, 2009, additional accelerated milestones that have previously been expensed and paid due to achievement of certain financial milestones, totaled $700,000, and future milestones under this agreement could total up to an additional $200,000. These accelerated payments were expensed to research and development as triggered by the achievements of milestones defined in the agreement. The Company is also required to pay royalties on future net sales of products associated with these patent rights.
          In October 2008, the Company announced a strategic collaboration with Symphony Capital Partners, L.P. a private-equity firm, under which Symphony agreed to provide up to $40,000,000 in funding to support the advancement of ZYBRESTAT for oncology,

ZYBRESTAT for ophthalmology and OXi4503. Under this collaboration, the Company entered into a series of related agreements. See Consolidation of Variable Interest Entity above for more details.
3. Agreements
          In February 2008, the Company entered into a Committed Equity Financing Facility, or CEFF, with Kingsbridge Capital Limited, or Kingsbridge, pursuant to which Kingsbridge committed to purchase, subject to certain conditions, up to 5,708,035 shares of the Company’s common stock or up to an aggregate of $40,000,000 during the three years from the date of the agreement. Under the CEFF, the Company is able to draw down in tranches of up to a maximum of 3.5% of its closing market value at the time of the draw down or the alternative draw down amount calculated pursuant to the Common Stock Purchase Agreement dated February 19, 2008, whichever is less, subject to certain conditions. The purchase price of these shares will be at a discount of between 5 and 12 % from the volume weighted average price of the Company’s common stock for each of the eight trading days following the election to sell shares. Kingsbridge is not obligated to purchase shares if the volume weighted average price of our stock is less than $1.25 per share or 85% of the closing share price of the Company’s stock on the trading day immediately preceding the commencement of the draw down, whichever is higher. In connection with the CEFF, the Company issued a warrant to Kingsbridge to purchase 250,000 shares of its common stock at a price of $2.74 per share exercisable beginning August 19, 2008 for a period of five years thereafter. The fair value of the warrant was determined on the date of issuance using the Black-Scholes option valuation model applying the following assumptions: (i) a risk-free interest rate of 2.75%, ( ii) an expected term of 5.5 years , which represents the contractual term , (iii) no dividend yield, and (iv) volatility of 83%. The estimated fair value of this warrant was $349,000 at the date of issue, which was recorded as contra-equity within additional paid in capital.
          As part of the CEFF, the Company entered into a Registration Rights Agreement dated February 19, 2008. Pursuant to the agreement, the Company has filed a Registration Statement on Form S-1 (File No. 333-150595) with respect to the resale of the shares of common stock issuable under the CEFF and the warrant. The Registration Rights Agreement provides for payments by the Company to Kingsbridge in the event of (1) failure to maintain effectiveness of Registration Statement in certain circumstances, and (2) deferral or suspension of registration during black-out periods, subject to certain exceptions. This Registration Statement is not currently usable by Kingsbridge pending the updating of the filing by the Company to include financial statements for the fiscal year ended December 31, 2008.
4. Recent Accounting Pronouncements
     In December 2007, the FASB issued SFAS No. 141 (revised 2007) (“SFAS 141R”), entitled “Business Combinations”. SFAS 141R will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS 141R will be effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS 141R to have a material effect on its financial position or results of operations.
     In April 2009, the Financial Accounting Standards Board (FASB) released FASB Staff Position (FSP) FAS 115-2, FAS 124-2, and EITF 99-20-2, Recognition and Presentation of Other-Than-Temporary Impairments (FSP FAS 115-2). FSP FAS 115-2 provides new guidance on the recognition and presentation of an other-than-temporary impairments (OTTI) and provides some new disclosure requirements. The Company adopted FSP FAS 115-2 during the quarter ended June 30, 2009. The adoption did not have a material impact to the Company’s financial statements.
     In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS165”). SFAS 165 modified the definition of subsequent events to refer to events or transactions that occur after the balance sheet date but before the financial statements are issued for public entities. In addition, SFAS 165 requires entities to disclose the date through which an entity has evaluated subsequent events and the basis for that date. The Company evaluates subsequent events from period end to the date the financial statements are filed with the SEC. SFAS 165 is effective on a prospective basis for interim or annual financial periods ending after June 15, 2009. Accordingly, the Company adopted SFAS 165 in the second quarter of 2009. The adoption of the provisions of SFAS 165 did not have a material impact on the Company’s financial position and results of operations.
5. Subsequent Events
          On July 2, 2009, the Company, Holdings and ViDA entered into a series of related agreements pursuant to which such parties agreed to amend the terms of the Purchase Option, as set forth in an amended and restated purchase option agreement (the “Amended Purchase Option Agreement”). In connection with such amendment, OXiGENE and Holdings also entered into an amended and restated registration rights agreement (the “Amended Registration Rights Agreement” and together with the Amended Purchase Option Agreement, the “Transaction Documents”).
     Under the Amended Purchase Option Agreement, OXiGENE issued 10,000,000 newly-issued shares of OXiGENE common stock in exchange for all of the equity of ViDA. Under the Transaction Documents, the Company re-acquired all of the rights to the ZYBRESTAT for ophthalmology and OXi4503 programs that had been licensed to ViDA. In addition, the approximately $12,400,000 in cash and marketable securities held by ViDA was transferred to OXiGENE.
     Under the Amended Purchase Option Agreement, in the event that OXiGENE issued additional securities prior to January 2, 2010 at a price lower than $2.08 per share, Symphony would have the right to receive additional securities in an amount reflecting the difference in value of the securities at the time of issuance and $2.08 per share.

     The two members of the Company’s Board of Directors appointed by Symphony, Mr. Mark Kessel and Dr. Alastair Wood, will remain on the Board, and the Company expects to maintain its advisory relationships with Symphony and RRD International LLC. The Additional Funding Agreement, dated October 1, 2008, has been terminated in connection with the execution of the Transaction Documents pursuant to the Termination Agreement dated July 2, 2009. The closing of the transaction occurred on July 20, 2009.
     On July 20, 2009, OXiGENE raised approximately $10,000,000 in gross proceeds, before deducting placement agents’ fees and other offering expenses, in a registered direct offering (the “Offering”) relating to the sale of 6,250,000 units, each unit consisting of (i) one share of common stock, (ii) a five-year warrant to purchase 0.45 shares of common stock at an exercise price of $2.10 per share of common stock and (iii) a short-term warrant to purchase 0.45 shares of common stock at an exercise price of $1.60 per share of common stock, for a purchase price of $1.60 per unit (the “Units”). The short-term warrants are exercisable during a period beginning on the date of issuance until the later of (a) nine months from the date of issuance and (b) ten trading days after the earlier of (i) the public announcement of the outcome of the planned interim analysis by the Independent Data Safety Monitoring Committee of data from the Company’s Phase II/III pivotal clinical trial regarding ZYBRESTAT as a treatment for anaplastic thyroid cancer or (ii) the public announcement of the suspension, termination or abandonment of such trial for any reason.
     The Units were offered and sold pursuant to (i) a prospectus dated December 1, 2008 and (ii) a prospectus supplement dated July 15, 2009, pursuant to and forming a part of the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-155371). The net proceeds to the Company from the sale of the Units, after deducting the fees of the placement agents and other offering expenses, were approximately $9,200,000.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
     The following table sets forth the Company’s estimates of the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

Item	Amount
SEC registration fee	$400
Legal fees and expenses	30,000
Accounting fees and expenses	10,000
Printing fees	1,000
Miscellaneous fees and expenses	600

Total	$42,000

Item 14. Indemnification of Directors and Officers
     Subsection (a) of Section 145 of the General Corporation Law of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.
     Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

     Article Ninth of our restated certificate of incorporation, as amended, provides that, to the fullest extent permitted by the DGCL, a director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
     Article IX, Section 3 of our amended and restated by-laws provides that we shall, to the fullest extent permitted by the DGCL, indemnify our directors and may, if authorized by our board of directors, indemnify our officers, employees and agents and any and all persons whom we shall have power to indemnify against any and all expenses, liabilities or other matters.
     We have entered into agreements to indemnify our directors and officers. These agreements, among other things, will indemnify and advance expenses to our directors and officers for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request.
Item 15. Recent Sales of Unregistered Securities
          Symphony Transaction
          In October 2008, we announced a strategic collaboration with Symphony Capital Partners, L.P. (Symphony), a private-equity firm, under which Symphony agreed to provide up to $40 million in funding to support the advancement of ZYBRESTAT for oncology, ZYBRESTAT for ophthalmology and OXi4503. In connection with the collaboration, we granted Symphony ViDA, Inc., a newly-created drug development company, exclusive licenses to ZYBRESTAT for use in ophthalmologic indications and OXi4503. As part of this transaction, we maintained the exclusive purchase option, but not the obligation, to purchase all of the equity of Symphony ViDA (Purchase Option) at any time between October 2, 2009 and March 31, 2012 for an amount equal to two times the amount of capital actually invested by Holdings in Symphony ViDA, less certain amounts.
          Under the collaboration, we entered into a series of related agreements with Symphony Capital LLC, Symphony ViDA, Symphony ViDA Holdings LLC (Holdings) and related entities, including a Purchase Option Agreement, a Research and Development Agreement, a Technology License Agreement and an Additional Funding Agreement. In addition, we entered into a series of related agreements with Holdings, including a Stock and Warrant Purchase Agreement and a Registration Rights Agreement.
          Pursuant to these agreements, Holdings formed and capitalized Symphony ViDA in order (a) to hold certain intellectual property related to the programs which were exclusively licensed to Symphony ViDA under the Technology License Agreement and (b) to fund commitments of up to $25 million. The funding was intended to support preclinical and clinical development by us, on behalf of Symphony ViDA, of the programs.
          We issued to Holdings, pursuant to the Stock and Warrant Purchase Agreement, an aggregate of 13,513,514 shares of our common stock and warrants at a price of $1.11 per share, which was the closing price of our common stock on The NASDAQ Global Market on September 30, 2008, the day before we entered into the Symphony transaction. In addition, pursuant to the Purchase Option Agreement, we issued to Holdings an aggregate of 3,603,604 shares of our common stock with a fair value of $4 million as consideration for the Purchase Option.
          On July 2, 2009, we, Holdings and Symphony ViDA entered into a series of related agreements pursuant to which we exercised the Purchase Option under terms set forth in an amended and restated purchase option agreement (the Amended Purchase Option Agreement), and we and Holdings also entered into an amended and restated registration rights agreement.
          Under the Amended Purchase Option Agreement, in the event that we issue additional securities prior to January 2, 2010 at a price lower than $2.08 per share, Symphony Capital LLC has the right to receive additional securities in an amount reflecting the difference in value of the securities at the time of such subsequent issuance and $2.08 per share. This right is subject to the limitation that no more than 10 million shares of common stock would be issued under the Amended Purchase Option Agreement, provided that if Symphony Capital would otherwise be entitled to receive more than such number of shares, Symphony Capital may request such combination of shares of common stock and any other securities of ours as would, in Symphony’s sole determination, provide value to Symphony Capital not in excess of the purchase price for the Purchase Option, or approximately $12,500,000.

          We closed on the amended Purchase Option on July 20, 2009 and issued 10 million shares of our common stock to Holdings at the closing in exchange for all of the equity of Symphony ViDA, subject to further adjustment under the rights described in the paragraph above. In addition, upon the closing of the Purchase Option, we re-acquired all of the rights to the programs, and the approximately $12,500,000 in cash held by Symphony ViDA at the time of the closing became available for use for our general corporate purposes. We have agreed to provide certain registration rights under the Securities Act with respect to these shares issued to Holdings. We have filed a Registration Statement on Form S-3 covering the securities issued to Holdings with the SEC. The Registration Statement was declared effective on August 13, 2009.
Item 16. Exhibits and Financial Statement Schedules
Exhibits

Exhibit
Number	Description
3.1	Restated Certificate of Incorporation of the Registrant.*
3.2	Amended and Restated By-Laws of the Registrant.%%%
3.3	Certificates of Amendment of Certificate of Incorporation, dated June 21, 1995 and November 15, 1996.**
3.4	Certificate of Amendment of Restated Certificate of Incorporation, dated July 14, 2005. !
3.5	Certificate of Amendment of Restated Certificate of Incorporation, dated June 2, 2009. €€€
4.1	Specimen Common Stock Certificate.*
4.2	Form of Warrant, dated as of June 10, 2003, issued to Roth Capital Partners, LLC.&&&
4.3	Warrant for the purchase of shares of common stock, dated February 19, 2008, issued by the Registrant to Kingsbridge Capital Limited.ˆˆˆˆ
4.4	Registration Rights Agreement, dated February 19, 2008, by and between the Registrant and Kingsbridge Capital Limited.ˆˆˆˆ
4.5	Form of Direct Investment Warrant, dated as of October 17, 2008.§
4.6	Registration Rights Agreement by and between the Company and Symphony ViDA Holdings LLC, dated as of October 1, 2008.§
4.7	Amended and Restated Registration Rights Agreement by and between the Company and Symphony ViDA Holdings LLC, dated as of July 2, 2009.€
4.8	Form of Five-year Warrant, dated as of July 15, 2009.€€
4.9	Form of Short-term Warrant, dated as of July 15, 2009.€€
10.1	OXiGENE 1996 Stock Incentive Plan, as amended.+@
10.2	Collaborative Research Agreement, dated as of August 1, 1997, between the Registrant and Boston Medical Center Corporation.***
10.3	Technology Development Agreement, dated as of May 27, 1997, between the Registrant and the Arizona Board of Regents, acting for and on behalf of Arizona State University.***
10.4	Office Lease, dated February 28, 2000, between the Registrant and Charles River Business Center Associates, L.L.C.###
10.5	Research Collaboration and License Agreement, dated as of December 15, 1999, between OXiGENE Europe AB and Bristol-Myers Squibb Company.++
10.6	Employment Agreement between the Registrant and Joel Citron dated as of January 2, 2002.+++#@
10.7	Termination Agreement by and between the Registrant and Bristol-Myers Squibb Company, dated as of February 15, 2002.+++##
10.9	Independent Contractor Agreement For Consulting Services, dated as of April 1, 2001, between Registrant and David Chaplin Consultants, Ltd.#@
10.10	Employment Agreement, dated as of April 1, 2001, between the Registrant and Dr. David Chaplin.#@
10.11	Restricted Stock Agreement for Employees, dated as of January 2, 2002, between the Registrant and Dr. David Chaplin.#@
10.12	Form of Compensation Award Stock Agreement for Non-Employee Directors, dated as of January 2, 2002.#@
10.13	Amendment and Confirmation of License Agreement No. 206-01.LIC, dated as of June 10, 2002, between the Registrant and the Arizona Board of Regents, acting for and on behalf of Arizona State University.#
10.14	License Agreement No. 206-01.LIC by and between the Arizona Board of Regents, acting on behalf of and for Arizona State University, and OXiGENE Europe AB, dated August 2, 1999.&
10.15	Research and License Agreement between the Company and Baylor University, dated June 1, 1999.&
10.16	Agreement to Amend Research and License Agreement between the Company and Baylor University, dated April 23, 2002.&

Exhibit
Number	Description
10.17	“Addendum” to Research and License Agreement between the Company and Baylor University, dated April 14, 2003.&
10.18	License Agreement by and between Active Biotech AB (“Active”) and the Company dated November 16, 2001.&
10.19	License Agreement by and between Active and the Company dated April 23, 2002.&
10.20	Funded Research Agreement by and between the Company and The Foundation Fighting Blindness, effective as of October 30, 2002.&&
10.21	Registration Rights Agreement, dated as of June 10, 2003, among the Registrant and the Purchasers signatory thereto.&&&
10.22	Employment Agreement, dated as of February 23, 2004, between the Registrant and James B. Murphy.%@
10.23	Lease by and between The Realty Associates Fund III and the Registrant, dated as of August 8, 2003.%%
10.24	Sublease by and between Schwartz Communications, Inc. and the Registrant, dated as of March 16, 2004.%%
10.25	Stockholder Rights Agreement.!!
10.26	OXiGENE 2005 Stock Plan.!!!@
10.27	Form of Incentive Stock Option Agreement under OXiGENE 2005 Stock Plan.$@
10.28	Form of Non-Qualified Stock Option Agreement under OXiGENE 2005 Stock Plan.$@
10.29	Form of Restricted Stock Agreement under OXiGENE 2005 Stock Plan.$@
10.30	Lease Modification Agreement No. 1 by and between The Realty Associates Fund III and the Registrant, dated as of May 25, 2005. !!!!
10.31	Second Amendment to Lease by and between BP Prospect Place LLC and the Registrant, dated as of March 28, 2006. $$
10.32	Amendment No. 1 to Employment Agreement, dated as of September 26, 2006, between the Registrant and Joel-Tomas Citron.$$$@
10.33	Employment Agreement, dated as of February 28, 2007, between the Registrant and John Kollins.%%%%@
10.34	Amendment No. 1 to Employment Agreement, dated as of January 1, 2007, between the Registrant and David Chaplin.%%%%@
10.35	Separation Agreement, dated as of December 4, 2006, between the Registrant and Scott Young.%%%%@
10.36	Amendment No. 2 to Employment Agreement, dated as of July 9, 2007, between the Registrant and Joel-Tomas Citron.ˆ@
10.37	Employment Agreement, dated as of July 27, 2007, between the Registrant and Patricia Walicke.ˆˆ@
10.38	Separation Agreement, dated as of September 21, 2007, between the Registrant and Peter Harris.ˆˆˆ@
10.39	Common Stock Purchase Agreement, dated February 19, 2008, by and between the registrant and Kingsbridge Capital Limited.ˆˆˆˆ
10.40	Technology License Agreement by and between the Company and Symphony ViDA Holdings LLC, dated as of October 1, 2008.§+++
10.41	Novated and Restated Technology License Agreement by and among the Company, Symphony ViDA, Inc. and Symphony ViDA Holdings LLC, dated as of October 1, 2008.§+++
10.42	Stock and Warrant Purchase Agreement by and between the Company and Symphony ViDA Holdings LLC, dated as of October 1, 2008.§+++
10.43	Purchase Option Agreement by and among the Company, Symphony ViDA, Inc. and Symphony ViDA Holdings LLC, dated as of October 1, 2008.§
10.44	Additional Funding Agreement by and among the Company, Symphony ViDA, Inc., Symphony ViDA Investors LLC and Symphony ViDA Holdings LLC, dated as of October 1, 2008.§
10.45	Amendment No. 1 to the Stockholder Rights Agreement by and between the Company and American Stock Transfer & Trust Company, dated as of October 1, 2008.§
10.46	Form of Indemnification Agreement between the Company and its Directors.§§@
10.47	OXiGENE, Inc. Amended and Restated Director Compensation Policy. §§@
10.48	Separation Agreement between the Company and Dr. Chin, dated as of October 22, 2008.§§@
10.49	Amendment No. 3 to Employment Agreement by and among the Company and Mr. Citron, dated as of October 22, 2008.§§@
10.50	Amendment No. 1 to Employment Agreement by and between the Company and Mr. Kollins, dated as of December 16, 2008.§§§@
10.51	409A Amendment to Employment Agreement by and between the Company and Dr. Chaplin, dated as of December 30, 2008. §§§§@
10.52	409A Amendment to Employment Agreement by and between the Company and Mr. Kollins, dated as of December 27, 2008. §§§§@
10.53	409A Amendment to Employment Agreement by and between the Company and Mr. Murphy, dated as of

Exhibit
Number	Description
December 30, 2008. §§§§@
10.54	409A Amendment to Employment Agreement by and between the Company and Dr. Walicke, dated as of December 31, 2008. §§§§@
10.55	Amendment No. 2 to Employment Agreement by and between the Company and Dr. Chaplin, dated as of January 20, 2009. §§§§@
10.56	Amendment No. 2 to Employment Agreement by and between the Company and Mr. Murphy, dated as of January 20, 2009. §§§§@
10.57	Research and Development Agreement by and between the Company and Symphony ViDA Holdings LLC, dated as of October 1, 2008. §§§§+++
10.58	Amended and Restated Research and Development Agreement by and among the Company, Symphony ViDA Holdings LLC and Symphony ViDA, Inc., dated as of October 1, 2008. §§§§+++
10.59	Lease between Broadway 701 Gateway Fee LLC, A Delaware Limited Liability Company, as Landlord, and the Company, as Tenant, dated October 10, 2008. §§§§
10.60	Office Lease Agreement, dated April 21, 2009, between the Registrant and King Waltham LLC. §§§§§
10 61	Separation Agreement between OXiGENE and Dr. Walicke dated as of June 10, 2009. $$$$@
10.62	Employment Agreement by and between the Company and Dr. Langecker, dated as of June 10, 2009. $$$$$@
10.63	Amended and Restated Purchase Option Agreement by and among the Company, Symphony ViDA, Inc. and Symphony ViDA Holdings LLC, dated as of July 2, 2009.€
10.64	Termination Agreement by and among the Company, Symphony ViDA Holdings LLC, Symphony ViDA Investors LLC and Symphony ViDA, Inc., dated as of July 2, 2009.€
14	Corporate Code of Conduct and Ethics.####
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1 to the Registration Statement on Form S-1 No. 333-150595).
24.1	Power of Attorney (see signature page).

*	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (file no. 33-64968) and any amendments thereto.

**	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

***	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

****	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

#	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002.

##	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002.

###	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

####	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

+	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (file no. 333-92747) and any amendments thereto.

++	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on December 28, 1999.

&	Incorporated by reference to Amendment No. 3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

&&	Incorporated by reference to Amendment No. 4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

&&&	Incorporated by reference to the Registrant’s Registration Statement on Form S-3 (file no. 333-106307) and any amendments thereto.

&&&&	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

%	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004.

%%	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004.

!	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (file no. 333-126636) and any amendments thereto.

!!	Incorporated by reference to the Registrant’s Registration Statement on Form 8-A, dated March 30, 2005 and any amendments thereto.

!!!	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on July 11, 2005.

!!!!	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005.

$	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

$$	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006.

$$$	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on September 29, 2006.

%%%	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on December 20, 2007.

%%%%	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007.

ˆ	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on July 11, 2007.

ˆˆ	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on August 1, 2007.

ˆˆˆ	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007.

ˆˆˆˆ	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on February 21, 2008.

§	Incorporated by reference to the Registrant’s Amendment No. 1 to its Current Report on Form 8-K/A, filed on October 10, 2008.

§§	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on October 24, 2008.

§§§	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on December 22, 2008.

§§§§	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

§§§§§	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009.

$$$$	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on June 12, 2009.

$$$$$	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on June 17, 2009.

€	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on July 7, 2009.

€€	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on July 15, 2009.

€€€	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009.

+++	Confidential treatment requested as to certain portions of the document, which portions have been omitted and filed separately with the Securities and Exchange Commission.

@	Management contract or compensatory plan or arrangement.
Financial Statement Schedules
     Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.
Item 17. Undertakings
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) If the registrant is relying on Rule 430B (§ 230.430B of this chapter):
     (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
     (ii) If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South San Francisco, California on the 14th day of August 2009.

OXiGENE, Inc.
By:	/s/ John A. Kollins
John A. Kollins
Chief Executive Officer

POWER OF ATTORNEY
     The registrant and each person whose signature appears below constitutes and appoints John A. Kollins and James B. Murphy, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John A. Kollins John A. Kollins	Chief Executive Officer and Director (Principal executive officer)	August 14, 2009

/s/ James B. Murphy James B. Murphy	Vice President and Chief Financial Officer (Principal financial officer and principal accounting officer)	August 14, 2009

/s/ William N. Shiebler William N. Shiebler	Chairman of the Board of Directors	August 14, 2009

/s/ Roy H. Fickling Roy H. Fickling	Director	August 14, 2009

/s/ Mark Kessel Mark Kessel	Director	August 14, 2009

/s/ Arthur B. Laffer Arthur B. Laffer, Ph.D.	Director	August 14, 2009

/s/ William D. Schwieterman William D. Schwieterman	Director	August 14, 2009

/s/ Alastair J.J. Wood Alastair J.J. Wood	Director	August 14, 2009

EXHIBIT INDEX

Exhibit
Number	Description
3.1	Restated Certificate of Incorporation of the Registrant.*

3.2	Amended and Restated By-Laws of the Registrant.%%%

3.3	Certificates of Amendment of Certificate of Incorporation, dated June 21, 1995 and November 15, 1996.**

3.4	Certificate of Amendment of Restated Certificate of Incorporation, dated July 14, 2005. !

3.5	Certificate of Amendment of Restated Certificate of Incorporation, dated June 2, 2009. €€€

4.1	Specimen Common Stock Certificate.*

4.2	Form of Warrant, dated as of June 10, 2003, issued to Roth Capital Partners, LLC.&&&

4.3	Warrant for the purchase of shares of common stock, dated February 19, 2008, issued by the Registrant to Kingsbridge Capital Limited.ˆˆˆˆ

4.4	Registration Rights Agreement, dated February 19, 2008, by and between the Registrant and Kingsbridge Capital Limited.ˆˆˆˆ

4.5	Form of Direct Investment Warrant, dated as of October 17, 2008.§

4.6	Registration Rights Agreement by and between the Company and Symphony ViDA Holdings LLC, dated as of October 1, 2008.§

4.7	Amended and Restated Registration Rights Agreement by and between the Company and Symphony ViDA Holdings LLC, dated as of July 2, 2009.€

4.8	Form of Five-year Warrant, dated as of July 15, 2009.€€

4.9	Form of Short-term Warrant, dated as of July 15, 2009.€€

10.1	OXiGENE 1996 Stock Incentive Plan, as amended.+@

10.2	Collaborative Research Agreement, dated as of August 1, 1997, between the Registrant and Boston Medical Center Corporation.***

10.3	Technology Development Agreement, dated as of May 27, 1997, between the Registrant and the Arizona Board of Regents, acting for and on behalf of Arizona State University.***

10.4	Office Lease, dated February 28, 2000, between the Registrant and Charles River Business Center Associates, L.L.C.###

10.5	Research Collaboration and License Agreement, dated as of December 15, 1999, between OXiGENE Europe AB and Bristol-Myers Squibb Company.++

10.6	Employment Agreement between the Registrant and Joel Citron dated as of January 2, 2002.+++#@

10.7	Termination Agreement by and between the Registrant and Bristol-Myers Squibb Company, dated as of February 15, 2002.+++##

10.9	Independent Contractor Agreement For Consulting Services, dated as of April 1, 2001, between Registrant and David Chaplin Consultants, Ltd.#@

10.10	Employment Agreement, dated as of April 1, 2001, between the Registrant and Dr. David Chaplin.#@

10.11	Restricted Stock Agreement for Employees, dated as of January 2, 2002, between the Registrant and Dr. David Chaplin.#@

10.12	Form of Compensation Award Stock Agreement for Non-Employee Directors, dated as of January 2, 2002.#@

10.13	Amendment and Confirmation of License Agreement No. 206-01.LIC, dated as of June 10, 2002, between the Registrant and the Arizona Board of Regents, acting for and on behalf of Arizona State University.#

10.14	License Agreement No. 206-01.LIC by and between the Arizona Board of Regents, acting on behalf of and for Arizona State University, and OXiGENE Europe AB, dated August 2, 1999.&

10.15	Research and License Agreement between the Company and Baylor University, dated June 1, 1999.&

10.16	Agreement to Amend Research and License Agreement between the Company and Baylor University, dated April 23, 2002.&

10.17	“Addendum” to Research and License Agreement between the Company and Baylor University, dated April 14, 2003.&

10.18	License Agreement by and between Active Biotech AB (“Active”) and the Company dated November 16, 2001.&

10.19	License Agreement by and between Active and the Company dated April 23, 2002.&

10.20	Funded Research Agreement by and between the Company and The Foundation Fighting Blindness, effective as of October 30, 2002.&&

10.21	Registration Rights Agreement, dated as of June 10, 2003, among the Registrant and the Purchasers signatory thereto.&&&

10.22	Employment Agreement, dated as of February 23, 2004, between the Registrant and James B. Murphy.%@

Exhibit
Number	Description
10.23	Lease by and between The Realty Associates Fund III and the Registrant, dated as of August 8, 2003.%%

10.24	Sublease by and between Schwartz Communications, Inc. and the Registrant, dated as of March 16, 2004.%%

10.25	Stockholder Rights Agreement.!!

10.26	OXiGENE 2005 Stock Plan.!!!@

10.27	Form of Incentive Stock Option Agreement under OXiGENE 2005 Stock Plan.$@

10.28	Form of Non-Qualified Stock Option Agreement under OXiGENE 2005 Stock Plan.$@

10.29	Form of Restricted Stock Agreement under OXiGENE 2005 Stock Plan.$@

10.30	Lease Modification Agreement No. 1 by and between The Realty Associates Fund III and the Registrant, dated as of May 25, 2005. !!!!

10.31	Second Amendment to Lease by and between BP Prospect Place LLC and the Registrant, dated as of March 28, 2006. $$

10.32	Amendment No. 1 to Employment Agreement, dated as of September 26, 2006, between the Registrant and Joel-Tomas Citron.$$$@

10.33	Employment Agreement, dated as of February 28, 2007, between the Registrant and John Kollins.%%%%@

10.34	Amendment No. 1 to Employment Agreement, dated as of January 1, 2007, between the Registrant and David Chaplin.%%%%@

10.35	Separation Agreement, dated as of December 4, 2006, between the Registrant and Scott Young.%%%%@

10.36	Amendment No. 2 to Employment Agreement, dated as of July 9, 2007, between the Registrant and Joel-Tomas Citron.ˆ@

10.37	Employment Agreement, dated as of July 27, 2007, between the Registrant and Patricia Walicke.ˆˆ@

10.38	Separation Agreement, dated as of September 21, 2007, between the Registrant and Peter Harris.ˆˆˆ@

10.39	Common Stock Purchase Agreement, dated February 19, 2008, by and between the registrant and Kingsbridge Capital Limited.ˆˆˆˆ

10.40	Technology License Agreement by and between the Company and Symphony ViDA Holdings LLC, dated as of October 1, 2008.§+++

10.41	Novated and Restated Technology License Agreement by and among the Company, Symphony ViDA, Inc. and Symphony ViDA Holdings LLC, dated as of October 1, 2008.§+++

10.42	Stock and Warrant Purchase Agreement by and between the Company and Symphony ViDA Holdings LLC, dated as of October 1, 2008.§+++

10.43	Purchase Option Agreement by and among the Company, Symphony ViDA, Inc. and Symphony ViDA Holdings LLC, dated as of October 1, 2008.§

10.44	Additional Funding Agreement by and among the Company, Symphony ViDA, Inc., Symphony ViDA Investors LLC and Symphony ViDA Holdings LLC, dated as of October 1, 2008.§

10.45	Amendment No. 1 to the Stockholder Rights Agreement by and between the Company and American Stock Transfer & Trust Company, dated as of October 1, 2008.§

10.46	Form of Indemnification Agreement between the Company and its Directors.§§@

10.47	OXiGENE, Inc. Amended and Restated Director Compensation Policy. §§@

10.48	Separation Agreement between the Company and Dr. Chin, dated as of October 22, 2008.§§@

10.49	Amendment No. 3 to Employment Agreement by and among the Company and Mr. Citron, dated as of October 22, 2008.§§@

10.50	Amendment No. 1 to Employment Agreement by and between the Company and Mr. Kollins, dated as of December 16, 2008.§§§@

10.51	409A Amendment to Employment Agreement by and between the Company and Dr. Chaplin, dated as of December 30, 2008. §§§§@

10.52	409A Amendment to Employment Agreement by and between the Company and Mr. Kollins, dated as of December 27, 2008. §§§§@

10.53	409A Amendment to Employment Agreement by and between the Company and Mr. Murphy, dated as of December 30, 2008. §§§§@

10.54	409A Amendment to Employment Agreement by and between the Company and Dr. Walicke, dated as of December 31, 2008. §§§§@

10.55	Amendment No. 2 to Employment Agreement by and between the Company and Dr. Chaplin, dated as of January 20, 2009. §§§§@

10.56	Amendment No. 2 to Employment Agreement by and between the Company and Mr. Murphy, dated as of January 20, 2009. §§§§@

10.57	Research and Development Agreement by and between the Company and Symphony ViDA Holdings LLC, dated as of October 1, 2008. §§§§+++

Exhibit
Number	Description
10.58	Amended and Restated Research and Development Agreement by and among the Company, Symphony ViDA Holdings LLC and Symphony ViDA, Inc., dated as of October 1, 2008. §§§§+++

10.59	Lease between Broadway 701 Gateway Fee LLC, A Delaware Limited Liability Company, as Landlord, and the Company, as Tenant, dated October 10, 2008. §§§§

10.60	Office Lease Agreement, dated April 21, 2009, between the Registrant and King Waltham LLC. §§§§§

10 61	Separation Agreement between OXiGENE and Dr. Walicke dated as of June 10, 2009. $$$$@

10.62	Employment Agreement by and between the Company and Dr. Langecker, dated as of June 10, 2009. $$$$$@

10.63	Amended and Restated Purchase Option Agreement by and among the Company, Symphony ViDA, Inc. and Symphony ViDA Holdings LLC, dated as of July 2, 2009.€

10.64	Termination Agreement by and among the Company, Symphony ViDA Holdings LLC, Symphony ViDA Investors LLC and Symphony ViDA, Inc., dated as of July 2, 2009.€

14	Corporate Code of Conduct and Ethics.####

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1 to the Registration Statement on Form S-1 No. 333-150595).

24.1	Power of Attorney (see signature page).

*	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (file no. 33-64968) and any amendments thereto.

**	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

***	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

****	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

#	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002.

##	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002.

###	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

####	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

+	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (file no. 333-92747) and any amendments thereto.

++	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on December 28, 1999.

&	Incorporated by reference to Amendment No. 3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

&&	Incorporated by reference to Amendment No. 4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

&&&	Incorporated by reference to the Registrant’s Registration Statement on Form S-3 (file no. 333-106307) and any amendments thereto.

&&&&	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

%	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004.

%%	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30,

2004.

!	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (file no. 333-126636) and any amendments thereto.

!!	Incorporated by reference to the Registrant’s Registration Statement on Form 8-A, dated March 30, 2005 and any amendments thereto.

!!!	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on July 11, 2005.

!!!!	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005.

$	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

$$	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006.

$$$	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on September 29, 2006.

%%%	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on December 20, 2007.

%%%%	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007.

ˆ	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on July 11, 2007.

ˆˆ	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on August 1, 2007.

ˆˆˆ	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007.

ˆˆˆˆ	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on February 21, 2008.

§	Incorporated by reference to the Registrant’s Amendment No. 1 to its Current Report on Form 8-K/A, filed on October 10, 2008.

§§	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on October 24, 2008.

§§§	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on December 22, 2008.

§§§§	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

§§§§§	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009.

$$$$	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on June 12, 2009.

$$$$$	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on June 17, 2009.

€	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on July 7, 2009.

€€	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on July 15, 2009.

€€€	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009.

+++	Confidential treatment requested as to certain portions of the document, which portions have been omitted and filed separately with the Securities and Exchange Commission.

@	Management contract or compensatory plan or arrangement.